As filed with the Securities and Exchange Commission on September 23, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUTONOMIX MEDICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	47-1607810
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21 Waterway Avenue, Suite 300

The Woodlands, Texas 77380

(713) 588-6150

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brad Hauser

Chief Executive Officer

21 Waterway Avenue, Suite 300

The Woodlands, Texas 77380

(713) 588-6150

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri

Johnathan Duncan

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Telephone: (202) 724-6847

Fax: (202) 778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated September 23, 2025

2,500,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 2,500,000 shares of our common stock by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as “Lincoln Park” or the “selling stockholder.”

The shares of common stock being offered by the selling stockholder consist of:

●           up to 2,238,068 shares of common stock that we may elect to issue and sell to Lincoln Park, in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a purchase agreement, dated as of August 25, 2025, that we entered into with Lincoln Park, which we refer to in this prospectus as the “Purchase Agreement”, providing for up to $15.0 million of committed equity financing; and

●           261,932 shares of our common stock that we issued to Lincoln Park on August 25, 2025 as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement (the “Commitment Shares”).

See “The Lincoln Park Transaction” for descriptions of the Purchase Agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling stockholder of shares of common stock under this prospectus. However, we may receive proceeds of up to $15.0 million from our sale of Purchase Shares, if any, to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement and described in this prospectus depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the shares of our common stock, including legal and accounting fees. See “Plan of Distribution” beginning on page 75 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus..

Our common stock is listed on Nasdaq under the symbol “AMIX.” On September 19, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.06 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________________, 2025

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” from time to time, of up to an aggregate of 2,500,000 shares of our common stock.

You should carefully read this prospectus before deciding to invest in our securities. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus. References in this prospectus to “we”, “us”, “its”, “our” or the “Company” are to Autonomix Medical, Inc., as appropriate to the context.

Overview

We are a development-stage medical device company pioneering a first-in-class technology platform designed to sense and treat disorders of the nervous system. Our lead system in development is a catheter-based solution that combines diagnostic sensing and therapeutic radiofrequency ("RF") ablation. Initially developed to target intractable pain associated with pancreatic cancer, our platform is intended to provide minimally invasive access to deep neural structures and has the potential to address a wide range of clinical indications, including chronic pain, hypertension, cardiovascular disease, and other nerve-related disorders.

A key differentiator of our technology is its ability to detect neural signals with greater sensitivity than commercially available systems. This performance advantage stems from two core innovations. First, our proprietary antenna array is engineered to capture extremely low-amplitude neural signals that may not be detected by conventional devices. Second, and equally important, our system processes these signals at the point of detection using a proprietary microchip embedded within the catheter. This local signal processing minimizes degradation and noise that typically occur during transmission to external consoles, allowing for high-fidelity, real-time signal capture and interpretation. Together, these capabilities enable more precise identification and targeting of nerve activity and represent a fundamental advancement in transvascular neuromodulation.

Our product development strategy is centered around two integrated functions: diagnostic sensing to identify pathological nerve signals, and therapeutic RF ablation to treat the identified targets. In preclinical animal models, our system has demonstrated the ability to detect signals from specific nerve bundles before ablation and confirm signal termination after ablation. We are now refining the catheter design to meet regulatory and manufacturing standards for human use.

In parallel, we have advanced our clinical strategy. In the second quarter of 2025, we completed our initial first-in-human proof-of-concept study ("PoC 1") evaluating the safety and feasibility of transvascular RF ablation in patients with pancreatic cancer pain. Based on the positive clinical outcomes, we have initiated a follow-on study ("PoC 2") that expands the protocol to include patients with pain associated with additional visceral cancers such as gallbladder, liver, and bile duct, as well as earlier-stage pancreatic cancer patients experiencing moderate to severe pain. This expansion reflects our goal of broadening the platform’s utility across oncology, gastroenterology, and other applicable sectors.

As a development-stage company, our technology remains investigational, and there is no guarantee that our clinical trials will produce favorable outcomes or that our products will ultimately receive regulatory approval. One of the most challenging aspects of our commercialization plan will be scaling from our current prototype, which is built using hand-assembled and 3D-printed components, to a fully integrated commercial-grade device. While we have not yet assembled or tested the final commercial version, ongoing development efforts are focused on improving design robustness and manufacturability to support future clinical and commercial deployment.

Company Information

Our principal executive offices are located at 21 Waterway Avenue, Suite 300, The Woodlands, Texas 77380 and our telephone number is (713) 588-6150. Our website address is www.autonomix.com. The information on or accessible through our website is not part of this prospectus.

Risk Factors Summary

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in our common stock. Among these important risks are the following:

Risks Related to this Offering

●	It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement, or the actual gross proceeds resulting from those sales.
●	The terms of the Purchase Agreement limit the amount of shares of common stock we may issue to Lincoln Park, which may limit our ability to utilize the arrangement to enhance our cash resources.
●	Investors who buy shares at different times will likely pay different prices.
●

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our common stock to decrease.

●

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Risks Related to Our Overall Business

•	Factors raise substantial doubt about our ability to continue as a going concern;
•	We have no approved products, and we cannot assure you that we will generate revenue or become profitable in the future;
•	We will need additional financing over the longer term to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all;
•

We intend to utilize a single manufacturer for the manufacture of our lead product candidate and expect to continue to do so for commercial products. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results;

•	We are a developmental stage Company and have not yet had a history of generating revenue;
•	Our business may be adversely affected by the state of the global economy, uncertainties in global financial markets, and possible trade tariffs and trade restrictions;
•

We have limited experience in assembling and testing our products and may encounter problems or delays in the assembly of our products or fail to meet certain regulatory requirements which could result in an adverse effect on our business and financial results;

•	Rapidly changing technology in life sciences could make the products we are developing obsolete;
•

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations;

•	We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights;
•	Catastrophic events and disaster recovery may disrupt business continuity;
•	We may fail to meet the Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of public companies;
•

While our Company’s management is working to improve our internal controls and procedures, at present management has determined that our internal controls were deemed to contain material weaknesses, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public;

•

Because of the specialized nature of our business, the termination of relationships with our key employees, consultants and advisors may prevent us from successfully operating our business, including developing our products, conducting clinical studies, commercializing our products and obtaining any necessary financing; and

•

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for indemnification of officers and directors at the expense of the Company and limit their liability that may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Risks Related to Government Regulation and Product Approvals

•	Changes to United States federal and state regulatory agencies may cause disruptions and delays in approval of the government approval processes and regulation relating to our products;
•

There is no guarantee that the FDA will grant 510(k) or de novo clearance or a premarket approval application (“PMA”) of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business;

•

Our product development for our sensing and ablation technologies may not meet the necessary validation requirements to achieve regulatory approvals, or our internal specifications for commercial viability;

•	Modifications to our future products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained;
•	The results of our future clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects;
•

We are conducting our initial Proof of Concept trial outside the United States using commercially available RF ablation equipment in a new anatomical region to assess clinical response. We plan to present the relevant data from this trial to the FDA to support the clinical requirements for clearance in the United States. However, there is no assurance that the FDA will accept this data;

•	Our clinical studies could be delayed or otherwise adversely affected by many factors, including difficulties in enrolling patients;
•	We may have limitations in generating statistically significant long-term clinical data and gaining extended-duration indications from clinical studies involving terminal patients;

•

Even if our products are cleared or approved by the FDA, if we or our suppliers fail to comply with ongoing FDA requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market;

•	Our products may in the future be subject to product recalls that could harm our reputation, business, and financial results;
•

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions;

•

Certain parts used in the manufacturing of our equipment may experience shortages in global supply which could impact our ability to manufacture our device for customers or maintain research and development timelines;

•

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained;

•	Failure to secure and maintain adequate coverage and reimbursement from third-party payers could adversely affect acceptance of our products, if approved, and reduce our revenues;
•	We may not be successful in securing and maintaining reimbursement codes necessary to facilitate accurate and timely billing for our products or physician services attendant to our products;
•	If we are unable to establish good relationships with physicians, our business could be negatively affected; and
•	There is no assurance that Medicare or the Medicare Administrative Contractors will provide coverage or adequate payment rates for our products.

Risks Related to Intellectual Property

•

If third parties claim that our products infringe their intellectual property rights, we may be forced to expend significant financial resources and management time defending against such actions and our financial condition and our results of operations could suffer;

•	If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets;
•	We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers;
•	If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected; and
•	We may not be able to protect our intellectual property rights throughout the world.

Risks Related to Information Technology

•	Our business and operations would suffer in the event of third-party computer system failures, cyberattacks on third-party systems or deficiency in our cybersecurity;
•	Artificial intelligence presents risks and challenges that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data; and
•	Cybersecurity risks and cyber incidents could adversely affect our business and disrupt operations.

Risks Related to our Common Stock

•	Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions;
•	We do not intend to pay cash dividends on our common stock in the foreseeable future;
•	If our stock price fluctuates, you could lose a significant part of your investment;
•	Techniques employed by short sellers may in the future drive down the market price of our common stock;
•

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline;

•	The market price of our stock may be highly volatile, and you could lose all or part of your investment;
•	Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions;
•

We may be required to issue up to 271,846 shares of common stock in connection with the reverse stock split we completed on October 24, 2024, and we may be subject to potential liability if it is determined that we are required to issue such shares and fail to issue such shares on a timely basis; and

•

If we are unable to maintain compliance with the listing requirements of The Nasdaq Capital Market, our common stock may be delisted from The Nasdaq Capital Market which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

•	Provisions of the Series B Warrants we issued could discourage an acquisition of us by a third party.

The Offering

Shares of common stock offered by the selling shareholders:	Up to 2,500,000 shares of our common stock consisting of:

● up to 2,238,068 shares of common stock that we may elect to issue and sell to Lincoln Park as Purchase Shares, in our sole discretion from time to time after the date of this prospectus, pursuant to the Purchase Agreement; and

● 261,932 Commitment Shares we issued to Lincoln Park on August 25, 2025 as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, for which we will not receive any cash consideration.

Common stock outstanding immediately before this offering:	6,194,147 shares, which includes the Commitment Shares

Common stock outstanding immediately after this offering:

8,704,061 shares of common stock, assuming the sale of 2,238,068 Purchase Shares to Lincoln Park under the Purchase Agreement and the issuance of 271,846 shares potentially issuable in connection with the rounding of fractional shares in connection with the reverse stock split completed October 24, 2024 to the holders of our shares held in "street name". The actual number of shares of common stock that we may issue and sell to Lincoln Park will vary depending on the actual prices for the shares of common stock that we may elect to issue and sell to Lincoln Park after the date of this prospectus, but under applicable Nasdaq rules, will not be greater than, 1,075,767 shares in the aggregate (including the Commitment Shares that were issued on August 25, 2025), representing 19.99% of the shares of our common stock outstanding on the date of the Purchase Agreement, unless (i) we first obtain stockholder approval to issue shares in excess of such aggregate share issuance limitation under the Purchase Agreement, or (ii) the average price of all applicable sales of the common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.3351 per share (the "Base Price"), so that such aggregate share issuance limitation would not apply under applicable Nasdaq rules to issuances and sales of our common stock to Lincoln Park under the Purchase Agreement.

At the 2025 annual meeting of our stockholders, to be held on October 30, 2025, among other things, we are seeking the requisite stockholder authorization in accordance with applicable Nasdaq listing rules to issue and sell more than the 1,075,767 aggregate share issuance limitation referred to above, if we so choose, to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules.

Use of proceeds:

We will receive no proceeds from the sale of shares of our common stock by Lincoln Park pursuant to this prospectus. We may receive up to $15.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus, assuming that we sell the full amount of our common stock available to us that we have the right, but not the obligation to sell to Lincoln Park under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes, including investing further in research and development efforts. See “Use of Proceeds.”

Risk Factors:

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq listing symbol:	Our common stock is listed on The Nasdaq Capital Market under the symbol “AMIX.”

The number of shares of common stock to be outstanding after this offering is based on 8,704,061 shares outstanding, which consists of (i) 6,194,147 shares outstanding as of September 19, 2025; (ii) 2,238,068 shares of common stock issuable in this offering; and (iii) 271,846 shares potentially issuable after the date of this prospectus in connection with the rounding of fractional shares in connection with the reverse stock split completed October 24, 2024 to the holders of our shares held in "street name", and excludes:

●	58,134 shares of common stock underlying outstanding warrants at a weighted average exercise price of $15.975 per share;

●	13,500 shares of common stock underlying outstanding options with a weighted average exercise price of $4.754 per share;

●	370,968 shares available for future issuance under the Autonomix Medical, Inc. 2023 Stock Plan; and

●	55,500 shares of common stock underlying outstanding Series A warrants in connection with the November 2024 public offering at a weighted average exercise price of $6.540 per share;

●	1,477,596 shares of common stock underlying outstanding Series B warrants in connection with the July 2025 Warrant Inducement offering at a weighted average exercise price of $1.723 per share;

●

91,985 shares of common stock underlying the Representative Warrants issuable to the underwriters in connection with the November 2024 public offering at a weighted average exercise price of $10.137; and

●

88,656 shares of common stock underlying the Representative Warrants issuable to the underwriters in connection with the July 2025 Warrant Inducement offering at a weighted average exercise price of $2.671.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed hereunder “Risk Factors”. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement.

The terms of the Purchase Agreement limit the amount of shares of common stock we may issue to Lincoln Park, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell shares of common stock to Lincoln Park, including, subject to specified limitations, if a sale would cause Lincoln Park and its affiliates to beneficially own shares of our common stock in an amount exceeding 4.99% of the outstanding shares of common stock. In addition, under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of 1,075,767 shares in the aggregate, representing 19.99% of the shares of our common stock outstanding on the date of the Purchase Agreement, unless (i) we first obtain stockholder approval to issue shares in excess of such aggregate share issuance limitation under the Purchase Agreement, or (ii) the average price of all applicable sales of the shares of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.3351 per share Base Price, so that such aggregate share issuance limitation would not apply under applicable Nasdaq rules to issuances and sales of our common stock to Lincoln Park under the Purchase Agreement.

At the 2025 annual meeting of our stockholders to be held on October 30, 2025, among other things, we are seeking the requisite stockholder authorization in accordance with applicable Nasdaq listing rules to issue and sell more than the 1,075,767 aggregate share issuance limitation referred to above, if we so choose, to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules.

However, we cannot guarantee that we will obtain such requisite stockholder approval at the 2025 annual meeting of our stockholders to be held on October 30, 2025, and therefore, there can be no assurance that we will be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus. If we cannot sell to Lincoln Park the full amount of the Purchase Shares that Lincoln Park has committed to purchase under the Purchase Agreement because of the beneficial ownership limitation or the applicability of the Nasdaq aggregate share issuance limitation to issuances and sales of our common stock under the Purchase Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our  liquidity and cash position. If we choose to sell more shares of common stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of common stock.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our common stock to decrease.

Pursuant to the Purchase Agreement, Lincoln Park has committed to purchase up to $15.0 million of our common stock. Upon the execution of the Purchase Agreement, we issued 261,932 Commitment Shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement, for which we will not receive any cash consideration. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our sole discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the trading price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Overall Business

Factors raise substantial doubt about our ability to continue as a going concern.

As of June 30, 2025, we had an accumulated deficit of $53.7 million and working capital of $7.0 million, which raises substantial doubt about our ability to continue as a going concern. Further, we have incurred, and expect to continue to incur, significant costs in pursuit of our business plans. We cannot assure you that our plans to raise sufficient capital to fund our business will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to raise additional capital or our inability to continue as a going concern.

We have no approved products, and we cannot assure you that we will generate revenue or become profitable in the future.

Our products may never be cleared by the United States Food & Drug Administration (“FDA”) or become commercially viable or accepted for use. We have incurred significant losses since our inception and expect to continue to experience operating losses and negative cash flow for the foreseeable future. We expect to expend significant resources on hiring of personnel, continued scientific and product research and development, product testing and preclinical and clinical investigation, intellectual property development and prosecution, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with our capital raising efforts. We expect to incur costs and expenses related to consulting costs, hiring of scientists, engineers, science and other operational personnel, and the continued development of relationships with strategic partners.

We will need additional financing over the longer term to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We believe our existing capital resources, will be sufficient to fund our operations into the first calendar quarter of 2026 without additional capital infusion.

We will require significant capital to complete clinical trials, seek approval of our products, mount a major sales and marketing effort and execute our business plan. We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. We may pursue additional funding through various financing sources, including additional equity offerings, the issuance of debt securities, fees associated with licensing some or all of our technology, joint ventures with capital partners and project type financing. There can be no assurance that funds will be available on commercially reasonable terms, if at all. If financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose some or all of your investment. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operation plans.

Alternatively, we may consider changes in our business plan that might enable us to achieve aspects of our business objectives and lead to some commercial success with a smaller amount of capital, but we cannot assure that changes in our business plan will result in revenues or maintain any value in your investment.

We intend to utilize a single manufacturer for the manufacture of our lead product candidate and expect to continue to do so for commercial products. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results.

We do not have any manufacturing facilities or direct manufacturing personnel. We currently rely, and expect to continue to rely, on a single manufacturer for the manufacture of our lead product candidate for commercial manufacture. As such, we are subject to numerous risks relating to our reliance on a single manufacturer. If they encounter problems in manufacturing our product candidate, then our business could be significantly impacted. These problems include:

•	inability to secure product components in a timely manner, insufficient quantities or on commercially reasonable terms;
•	failure to increase production to meet demand;
•	inability to modify production lines to enable us to efficiently produce future products or implement changes in current products in response to regulatory requirements;

•	difficulty identifying and qualifying alternative manufacturers in a timely manner;
•	inability to establish agreements with future third-party manufacturers or to do so on acceptable terms; or
•	potential damage to or destruction of our manufacturers' equipment or facilities.

If demand for our future products increases, our manufacturer will need to invest additional resources to purchase components, hire and train employees, and enhance their manufacturing processes. If they fail to increase production capacity efficiently, our sales may not increase in line with our expectations and our operating margins could fluctuate or decline. We do not have a long-term agreement with our manufacturer and there is no assurance that they will continue to provide us with manufacturing services in the future.

We are a developmental stage company and have not yet had a history of generating revenue.

As a development-stage entity, we have not generated any revenues. Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of investment. We have not emerged from the development stage and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern.

Our business may be adversely affected by the state of the global economy, uncertainties in global financial markets, and possible trade tariffs and trade restrictions.

Our operations and performance will depend significantly on worldwide economic and geopolitical conditions. Uncertainty about global economic conditions could result in potential customers postponing purchases of our future products in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our future products and, accordingly, on our business, results of operations or financial condition. For example, current global financial markets continue to reflect uncertainty, which has been heightened by the COVID-19 pandemic and the ongoing military conflict between Russia and Ukraine and the ongoing conflict in Israel. Given these uncertainties, there could be further disruptions to the global economy, financial markets and consumer confidence. If economic conditions deteriorate unexpectedly, our business and results of operations could be materially and adversely affected. For example, our future customers, including our distributors and their customers, may have trouble obtaining the working capital and other financing necessary to support historical or projected purchasing patterns, which could negatively affect our results of operations.

Recent global economic slowdowns could continue and potentially result in certain economies dipping into economic recessions, including in the United States. A weak or declining economy may in the future strain our manufacturers or suppliers, possibly result in supply disruptions. General trade tensions between the United States and the world have recently been escalated by the current U.S. administration, which has recently proposed or enacted significant tariffs and substantial changes to trade policies, which could adversely affect our business. For example, the U.S. administration has imposed significant tariff increases on foreign products, including most recently from Canada, Mexico and China, that in the past have resulted in, and may result in, future retaliatory tariffs on U.S. goods and products or potential currency devaluations. We cannot predict whether these policies will continue, or if new policies will be enacted, or the impact, if any, that any policy changes could have on our business. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the economic climate and financial market conditions could adversely affect our business. Additionally, increased inflation around the world, including in the United States, applies pressure to our costs. Continued economic slowdowns or recessions and inflationary pressures could have a negative impact on our business, including decreased demand, increased costs, and other challenges. Government actions to address economic slowdowns and increased inflation, including increased interest rates, also could result in negative impacts to our growth.

Additionally, Russia’s invasion of Ukraine in early 2022 triggered significant sanctions from U.S. and European countries. Resulting changes in U.S. trade policy could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a potential trade war. Furthermore, if the conflict between Russia and Ukraine continues for a prolonged period of time, or if other countries, including the U.S., become involved in the conflict, we could face significant adverse effects to our business and financial condition. For example, if our supply or customer arrangements are disrupted due to expanded sanctions or involvement of countries where we have operations or relationships in the future, our business could be materially disrupted. Further, the use of cyberattacks could expand as part of the conflict, which could adversely affect our ability to maintain or enhance our cybersecurity and data protection measures.

The current U.S. administration took several executive actions, including the issuance of a number of executive orders, that imposed significant burdens on, or otherwise materially delayed, the FDA’s ability to engage in routine oversight activities, such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict whether or how these orders will be rescinded and replaced under the current or future administrations.

The inability to obtain adequate financing from debt or capital sources in the future could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We have limited experience in assembling and testing our products and may encounter problems or delays in the assembly of our products or fail to meet certain regulatory requirements which could result in an adverse effect on our business and financial results.

We have limited experience in assembling and testing our planned device and no experience in doing so on a commercial scale. To become profitable, we must assemble and test our planned device in commercial quantities in compliance with regulatory requirements and at an acceptable cost. Increasing our capacity to assemble and test our products on a commercial scale will require us to improve internal efficiencies. We may encounter a number of difficulties in increasing our assembly and testing capacity, including:

•	managing production yields;

•	maintaining quality control and assurance;

•	providing component and service availability;

•	maintaining adequate control policies and procedures;

•	hiring and retaining qualified personnel; and

•	complying with state, federal and foreign regulations.

If we are unable to satisfy commercial demand for our planned device due to our inability to assemble and test our planned device, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected and customers may instead purchase or use, our competitors’ products.

Rapidly changing technology in life sciences could make the products we are developing obsolete.

The medical device and life-science industry in general is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to continually develop and then improve the products that we design and to develop and introduce new products that address the evolving needs of our customers on a timely and cost-effective basis.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) (now a division of First Citizens Bank), was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver, which has been followed by the collapse of Signature Bank Corp. (“Signature”), Silvergate Capital Corp. and First Republic Bank. Although we were not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•	inability to enter into credit facilities or other working capital resources;

•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

•	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may from time to time seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If we choose to enforce our patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of our patents and the patents we have licensed may be challenged if a petition for post grant proceedings such as inter-parties review and post grant review is filed within the statutorily applicable time with the U.S. Patent and Trademark Office (“USPTO”). These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities do not infringe our intellectual property rights. In addition, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license.

Catastrophic events and disaster recovery may disrupt business continuity.

A disruption or failure of our systems or operations in the event of a natural disaster or severe weather event, including, but not limited to, earthquakes, wildfires, droughts, flooding, tornadoes, hurricanes or tsunamis, health pandemic, such as an influenza outbreak within our workforce, or man-made catastrophic event could cause delays in completing sales, continuing production or performing other critical functions of our business, particularly if a catastrophic event were to occur at our premises. Global climate change could result in certain natural disasters occurring more frequently or with greater intensity. Any of these events could severely affect our ability to conduct normal business operations and, as a result, our operating results could be adversely affected. There may also be secondary impacts that are unforeseeable as well, such as impacts on our customers, which could cause delays in new orders, delays in completing sales or even order cancellations.

We may fail to meet the Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of public companies.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our management has concluded that our internal controls over financial reporting are ineffective and has identified material weaknesses in our internal controls in areas such as the lack of segregation of duties; general technology controls; and financial statement reporting. While management is working to remediate the material weaknesses, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business. We may discover additional material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

We are required to comply with Section 404 of the Sarbanes-Oxley Act. We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

While our Company’s management is working to improve our internal controls and procedures, at present management has determined that our internal controls were deemed to be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We are required to include a report of management on the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

Presently, we do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Because of the specialized nature of our business, the termination of relationships with our key employees, consultants and advisors may prevent us from successfully operating our business, including developing our products, conducting clinical studies, commercializing our products and obtaining any necessary financing.

We are highly dependent on the members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment or consulting agreements with each of our key executives, any of them could leave our employment at any time. We do not have “key person” insurance on any of our employees. The loss of the services of one or more of our current employees might impede the achievement of our business objectives.

The competition for qualified personnel in the medical device fields is intense and we rely heavily on our ability to attract and retain qualified scientific, technical, and managerial personnel. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our products successfully, we will be required to expand our workforce, particularly in the areas of research and development and clinical studies, finance, accounting and reporting, sales and marketing and supply chain management. These activities will require the addition of new personnel and the development of additional expertise by existing management personnel. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms or at all. Failure to do so could materially harm our business.

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for indemnification of officers and directors at the expense of the Company and limit their liability that may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for the indemnification of our officers and directors. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Risks Related to Government Regulation and Product Approvals

Changes to United States federal and state regulatory agencies may cause disruptions and delays in approval of the government approval processes and regulation relating to our products.

It is possible that the current administration could institute significant changes to certain regulatory agencies, including the Department of Government Efficiency ("DOGE"), which is tasked with making changes to eliminate regulations, cut expenditures and restructure federal agencies, some of which could impact public companies. For example, the current administration has discussed several changes to the reach and oversight of the Food and Drug Administration, which could affect its relationship with the pharmaceutical industry, transparency in decision making and ultimately the cost and availability of prescription drugs, as well as oversight over clinical trials and pharmaceutical development, all of which could pose risks (or opportunities) for companies in related industries. Similarly, there have been discussions of "reigning in" regulatory agencies such as the Federal Trade Commission, the Federal Communications Commission and the Federal Energy Regulatory Commission, all of which could impact how companies do business and could pose risks related to our business operations and financial outlook.

There is no guarantee that the FDA will grant 510(k) or de novo clearance or a premarket approval application (“PMA”) of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Our lead product candidate will require FDA clearance of a 510(k) or de novo application or may require FDA approval of a PMA. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for premarket clearance or premarket approval of new products, new intended uses or modifications to existing products. Failure to receive clearance or approval for our products would have an adverse effect on our ability to continue or expand our business.

If we fail to obtain and maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our device, our future products or product enhancements, our ability to commercially distribute and market these products could suffer.

Our products will be subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products or through a de novo process if substantial equivalence is not available. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) or de novo clearance processes. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use. We believe our current product candidate will require clearance through the 510(k) or de novo process.

Our product development for our sensing and ablation technologies may not meet the necessary validation requirements to achieve regulatory approvals, or our internal specifications for commercial viability.

We are developing proprietary sensing and ablation technologies that represent novel applications within the medical device space. As such, these technologies are subject to stringent validation and verification processes, both internally and by regulatory bodies such as the FDA. There is no assurance that our products will meet the safety, efficacy, and performance criteria required to obtain regulatory approvals. Additionally, even if our technologies are shown to be safe and effective in preclinical or early-stage clinical studies, they may not meet the technical, usability, cost, or performance benchmarks necessary for commercial viability. Any delays or failures in validation, or changes in FDA requirements or guidance, could significantly impact our development timelines, increase our costs, and delay or prevent our ability to bring our products to market.

Modifications to our future products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.

Modifications to our future products may require new regulatory approvals or clearances, including 510(k) clearances or premarket approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. Once we have a commercialized product, we may make modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for these modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

Where we determine that modifications to our products require a new 510(k) clearance or premarket approval application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time-consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

The results of our future clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

We have not completed any clinical trials and we cannot be certain that their results will support our product candidate claims or that the FDA will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

We are conducting our initial Proof of Concept trial outside the United States using commercially available RF ablation equipment in a new anatomical region to assess clinical response. We plan to present the relevant data from this trial to the FDA to support the clinical requirements for clearance in the United States. However, there is no assurance that the FDA will accept this data.

Human trials are often designed to begin with a Proof of Concept (“PoC”) trial and then progress to a “Pivotal” or approval, trial. We have started a PoC trial outside the United States using commercially available RF ablation devices, and upon completion, we intend to present the data to the FDA in a pre-submission meeting and use key learnings to inform the protocol for our US-based clinical trials. The first trial is not designed to replace the pivotal trial that will be required by the FDA to support clearance in the United States, but rather to potentially impact the size of that trial. There is no guarantee that our devices will perform the same as commercially available RF ablation equipment or that the results from this PoC trial will be replicated with our own devices. Additionally, there is no assurance that the FDA will accept the data from our international trial or that they will not require us to conduct additional Early Feasibility Studies (“EFS”) to supplement a pivotal trial. Any additional trials required by the FDA could be costly, time-consuming, and may necessitate raising additional financing, for which we have no commitments.

Our clinical studies could be delayed or otherwise adversely affected by many factors, including difficulties in enrolling patients.

Clinical testing can be costly and take many years and the outcome is uncertain and susceptible to varying interpretations. Moreover, success in pre-clinical and early clinical studies does not ensure that large-scale studies will be successful or predict final results. Acceptable results in early studies may not be replicable in later studies. A number of companies have suffered significant setbacks in advanced clinical studies, even after promising results in earlier studies. Negative or inconclusive results or adverse events or incidents during a clinical study could cause the clinical study to be redone or terminated. In addition, failure to appropriately construct clinical studies could result in high rates of adverse events or incidents, which could cause a clinical study to be suspended, redone or terminated. Our failure or the failure of third-party participants in our studies to comply with their obligations to follow protocols and/or legal requirements may also result in our inability to use the affected data in our submissions to regulatory authorities.

The timely completion of clinical studies depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may experience difficulties in patient enrollment in our clinical studies for a variety of reasons, including:

•	the severity of the disease under investigation;
•	the limited size and nature of the patient population;
•	the patient eligibility criteria defined in our protocol and other clinical study protocols;
•	the nature of the study protocol, including the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects;
•	difficulties and delays in clinical studies that may occur as a result of the COVID-19 pandemic;
•	the ability to obtain institutional review board (“IRB”) approval at clinical study locations;
•

clinicians’ and patients’ perceptions as to the potential advantages, disadvantages and side effects of our products in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are pursuing;

•	the possibility or perception that enrolling in a product’s clinical study may limit the patient’s ability to enroll in future clinical studies for other therapies due to protocol restrictions;
•	the possibility or perception that our software is not secure enough to maintain patient privacy;
•	the ability to monitor patients adequately during and after treatment;
•	the availability of appropriate clinical study investigators, support staff, drugs and other therapeutic supplies and proximity of patients to clinical sites;
•	physicians’ or our ability to obtain and maintain patient consents; and
•	the risk that patients enrolled in clinical studies will choose to withdraw from or otherwise not be able to complete a clinical study.

If we have difficulty enrolling and retaining a sufficient number or diversity of patients to conduct our clinical studies as planned, or encounter other difficulties, we may need to delay, terminate or modify ongoing or planned clinical studies, any of which would have an adverse effect on our business.

We may have limitations in generating statistically significant long-term clinical data and gaining extended-duration indications from clinical studies involving terminal patients.

Our clinical studies, particularly those involving terminal patients with pancreatic cancer, may face significant challenges in generating long-term data and developing extended indications. Given the nature of pancreatic cancer, many patients enrolled in our studies may have a limited life expectancy, which could hinder our ability to gather statistically significant long-term clinical data that may be crucial for establishing broader longer-term indications for our products. The inability to collect sufficient data from these patients may limit the scope of our clinical findings and the potential for additional indications beyond the initial use cases. As a result, the progress of our clinical trials, and the expansion of indications could be delayed and our ability to secure regulatory approvals for longer-term uses may be impacted.

Even if our products are cleared or approved by the FDA, if we or our suppliers fail to comply with ongoing FDA requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we, and our suppliers, will be required to comply with FDA’s Quality System Regulations, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. FDA enforces the QSR and other regulations through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions;
•	customer notifications for repair, replacement, refunds;
•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for premarket clearance or premarket approval of new products or modified products;
•	operating restrictions;
•	withdrawing premarket clearances on PMA approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not be in compliance with all applicable regulatory requirements which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Certain parts used in the manufacturing of our equipment may experience shortages in global supply, which could impact our ability to manufacture our device for customers or maintain research and development timelines.

There are a number of component parts used in the manufacture of our device that are used by many manufacturers in a variety of products. We will compete with other manufacturers for the supply of these components. Additionally, certain parts that are currently in our design may be discontinued by our supplier requiring us to find alternative parts. This issue may require us to change the design of our device or purchase significant inventories of these parts in order to protect against manufacturing delays. We may not be able to procure alternative components or adequate raw material inventories which would result in an inability to produce our device.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

Failure to secure and maintain adequate coverage and reimbursement from third-party payers could adversely affect acceptance of our products, if approved, and reduce our revenues.

Assuming we receive approval of our products, we expect that the vast majority of our revenues will come from third-party payers, either directly to us in markets where we plan to provide our device candidates to patients, or indirectly via payments made to hospitals or other entities, which may in the future provide our device candidates to patients.

In the U.S., private payers cover the largest segment of the population, with the remainder either uninsured or covered by governmental payers. The majority of the third-party payers outside the U.S. are government agencies, government sponsored entities or other payers operating under significant regulatory requirements from national or regional governments.

Third-party payers may decline to cover and reimburse certain procedures, supplies or services. Additionally, some third-party payers may decline to cover and reimburse our products for a particular patient even if the payer has a favorable coverage policy addressing our products or previously approved reimbursement for our products. Additionally, private and government payers may consider the cost of a treatment in approving coverage or in setting reimbursement for the treatment.

Private and government payers around the world are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of governments around the world. Adoption of additional price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our revenues and operating results. If third-party payers do not consider our products or the combination of our products with additional treatments to be cost-justified under a required cost-testing model, they may not cover our products for their populations or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

Reimbursement for the treatment of patients with medical devices around the world is governed by complex mechanisms established on a national or sub-national level in each country. These mechanisms vary widely among countries, can be informal, somewhat unpredictable, and evolve constantly, reflecting the efforts of these countries to reduce public spending on healthcare. As a result, obtaining and maintaining reimbursement for the treatment of patients with medical devices has become more challenging globally. We cannot guarantee that the use of our products will receive reimbursement approvals and cannot guarantee that our existing reimbursement approvals will be maintained in any country.

Because our technology introduces a novel approach to nerve sensing and ablation, including applications for conditions that are not well served by current therapies, third-party payers may require more extensive clinical and economic evidence than is typically needed for coverage of established technologies. In particular, demonstrating long-term safety, effectiveness, and cost-efficiency in real-world use may be necessary to obtain or maintain reimbursement. The absence of established coding, clinical guidelines, or historical reimbursement precedents for our system may further complicate this process. As a result, lack of adequate reimbursement could delay or limit commercial adoption of our products, even if we obtain regulatory clearance or approval.

Our failure to secure or maintain adequate coverage or reimbursement for our products by third-party payers in the U.S., or in the other jurisdictions in which we market our products, could have a material adverse effect on our business, revenues and results of operations.

We may not be successful in securing and maintaining reimbursement codes necessary to facilitate accurate and timely billing for our products or physician services attendant to our products.

Third-party payers, healthcare systems, government agencies or other groups often issue reimbursement codes to facilitate billing for products and physician services used in the delivery of healthcare. Within the U.S., the billing codes most directly related to our products are contained in the Healthcare Common Procedure Coding System (“HCPCS code set”). The HCPCS code set contains Level I codes that describe physician services, also known as Common Procedural Terminology codes (“CPT codes”) and Level II codes that primarily describe products. Centers for Medicare & Medicaid Services (“CMS”) is responsible for issuing the HCPCS Level II codes. The American Medical Association issues HCPCS Level I codes.

No HCPCS codes or CPT codes currently exist to describe physician services related to the delivery of therapy using our products. We may not be able to secure HCPCS codes and CPT codes for physician services related to our products. Our future revenues and results may be affected by the absence of CPT codes, as physicians may be less likely to prescribe the therapy when there is no certainty that adequate reimbursement will be available for the time, effort, skill, practice expense and malpractice costs required to provide the therapy to patients.

Outside the U.S., we have not secured codes to describe our products or to document physician services related to the delivery of therapy using our products. The failure to obtain and maintain these codes could affect the future growth of our business.

If we are unable to establish good relationships with physicians, our business could be negatively affected.

Our business model will require us to build and maintain good relationships with physicians who will have a significant source of patients that will generate treatment revenues for both the physician and the Company. If we are unable to establish good relationships with physicians and maintain them, it will jeopardize our ability to generate future revenues.

There is no assurance that Medicare or the Medicare Administrative Contractors will provide coverage or adequate payment rates for our products.

We anticipate that a significant portion of patients using our products will be beneficiaries under the Medicare fee-for-service program. Failure to secure or maintain coverage or maintain adequate reimbursement from Medicare would reduce our revenues and may also affect the coverage and reimbursement decisions of other third-party payers in the U.S. and elsewhere.

Medicare may classify our medical device as durable medical equipment (“DME”). Medicare has the authority to issue national coverage determinations or to defer coverage decisions to its regional Medicare Administrative Contractors (“MACs”). The fact that only two MACs administer the entire DME program may negatively affect our ability to petition individual medical policy decision-makers at the MACs for coverage. The absence of a positive coverage determination or a future restriction to existing coverage from Medicare or the DME MACs would materially affect our future revenues.

Additionally, Medicare has the authority to publish the reimbursement amounts for DME products. Medicare may in the future publish reimbursement amounts for our products that do not reflect then-current prices for our products. Medicare fee schedules are frequently referenced by private payers in the U.S. and around the world. Medicare’s publication of reimbursement amounts for our products that are below our products’ established prices could materially reduce our revenues and operating results with respect to non-Medicare payers in the U.S. and our other active markets.

Even if our products were authorized by Medicare, CMS requires prior authorization for certain DME items. Claims for such items that did not receive prior authorization before they were furnished to a beneficiary will be automatically denied. In the event Medicare adds one of our products to the list of items requiring prior authorization, our ability to bill and secure reimbursement for patients who would otherwise be covered to use our product under the Medicare fee-for-service program may be reduced.

We cannot provide any assurance that we can access transitional, expedited, or expanded Medicare coverage for our products. CMS is expected to issue rules regarding coverage of emerging technologies; however, no specific information is available about the content of the expected rules and we cannot provide any assurance that any new rules regarding emerging technologies would be applicable to our future products.

Risks Related to Intellectual Property

If third parties claim that our products infringe their intellectual property rights, we may be forced to expend significant financial resources and management time defending against such actions and our financial condition and our results of operations could suffer.

Third parties may claim that our products infringe their patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult because, in general, patent applications can be maintained in secrecy for a prolonged period after their earliest priority date. Historically, there has been substantial litigation regarding patents and other intellectual property rights in the medical device and related industries. If a competitor were to challenge our patents or other intellectual property rights, or assert that our products infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive changes to our product design, pay royalties or other fees to license rights in order to continue manufacturing and selling our products, or pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume our financial resources but also divert our management’s time and effort.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. These patent applications may be challenged or fail to result in issued patents, or if issued, these patents and our existing patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event, we may lose competitive advantage, which could result in harm to our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.

We may not be able to protect our intellectual property rights throughout the world.

We are dependent on patents. Filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These infringing products may compete with the product candidates we may develop, without any available recourse.

The laws of some other countries do not protect intellectual property rights to the same extent as the laws of the United States. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries. In addition, the legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection. As a result, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Because the legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, it could be difficult for us to stop the infringement, misappropriation or violation of our patents or our licensors’ patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our intellectual property and other proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents or the patents of our licensors at risk of being invalidated or interpreted narrowly, could put our patent applications or the patent applications of our licensors at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Information Technology

Our business and operations would suffer in the event of third-party computer system failures, cyberattacks on third-party systems or deficiency in our cybersecurity.

We rely on information technology (“IT”) systems, including third-party “cloud based” service providers, to keep financial records, maintain laboratory data, clinical data, and corporate records, to communicate with staff and external parties and to operate other critical functions. This includes critical systems such as email, other communication tools, electronic document repositories and archives. If any of these third-party information technology providers are compromised due to computer viruses, unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication failures, electrical failures, cyberattacks or cyber-intrusions over the internet, then sensitive emails or documents could be exposed or deleted. Similarly, we could incur business disruption if our access to the internet is compromised, and we are unable to connect with third-party IT providers. The risk of a security breach or disruption, particularly through cyberattacks or cyber-intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, we rely on those third parties to safeguard important confidential personal data regarding our employees and subjects enrolled in our clinical trials. If a disruption event were to occur and cause interruptions in a third-party IT provider’s operation, it could result in a disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and development of our product candidates could be delayed or could fail.

Artificial intelligence presents risks and challenges that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data.

Issues in the development and use of artificial intelligence, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations. As with many technological innovations, artificial intelligence presents risks and challenges that could impact our business. We may adopt and integrate generative artificial intelligence tools into our systems for specific use cases reviewed by legal and information security. Our vendors may incorporate generative artificial intelligence tools into their offerings without disclosing this use to us, and the providers of these generative artificial intelligence tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. If we, our vendors, or our third-party partners experience an actual or perceived breach or privacy or security incident because of the use of generative artificial intelligence, we may lose valuable intellectual property and confidential information and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of artificial intelligence, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.

Cybersecurity risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. We are in the process of implementing systems and processes to focus on identification, prevention, mitigation and resolution. However, these measures cannot provide absolute security, and our systems may be vulnerable to cybersecurity breaches such as viruses, hacking, and similar disruptions from unauthorized intrusions. In addition, we rely on third party service providers to perform certain services, such as payroll and tax services. Any failure of our systems or third-party systems may compromise our sensitive information and/or personally identifiable information of our employees or patient health information subject to HIPAA confidentiality requirements. While we are in the process of securing cyber insurance to potentially cover certain risks associated with cyber incidents, there can be no assurance the insurance will be sufficient to cover any such liability.

Risks Related to our Common Stock

Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

Our executive officers and directors, and their affiliates, who are our principal stockholders, in the aggregate, beneficially own approximately 5.8% of our outstanding common stock as of the date hereof. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. The minority stockholders have no way of overriding decisions made by our principal stockholders. This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses and may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. Subject to any series of preferred stock we may issue in the future, we intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, shareholders may have to sell some or all of their shares of our common stock in order to generate cash flow from an investment in our common stock.

If our stock price fluctuates, you could lose a significant part of your investment.

The market price of our common stock may be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Techniques employed by short sellers may in the future drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third-party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. These short attacks have led to selling of shares in the market. Issuers that have common stock with limited trading volumes and/or have been susceptible to relatively high volatility levels, can be particularly vulnerable to such short seller attacks. The publication of any such articles regarding us in the future may bring about a temporary, or possibly long-term, decline in the market price of our common stock. If we continue to be the subject of unfavorable allegations, we may have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by applicable state law or issues of commercial confidentiality. Such a situation could be costly, and time-consuming, and could be distracting for our management team.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

The market price of our stock may be highly volatile, and you could lose all or part of your investment.

The market for our common stock may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our stock price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general, and the market for stocks of technology companies in particular, has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

We may be required to issue up to 271,846 shares of common stock in connection with the reverse stock split we completed on October 24, 2024, and we may be subject to potential liability if it is determined that we are required to issue such shares and we fail to issue such shares on a timely basis.

On October 24, 2024, we completed a one-for-twenty reverse stock split of our common stock. In connection with the approval of the reverse stock split, we agreed that no fractional shares will be issued in connection with the reverse stock split and that we would issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. On November 1, 2024, we received notice from DTCC on behalf of the brokerage firms that hold the shares of our common stock held in “street name” that in connection with the foregoing rounding of shares we would need to issue 271,846 shares of common stock.

We do not believe the number of shares being requested is correct based on the historical number of shareholders of our common stock and have begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, we do not expect to issue any shares in connection with the fractional shares being requested. We may face potential liability for our failure to issue the shares of common stock if it is determined that we are required to issue such shares. In addition, our shareholders will be diluted to the extent of any issuances of shares of common stock in connection with the foregoing.

If we are unable to maintain compliance with the listing requirements of The Nasdaq Capital Market, our common stock may be delisted from The Nasdaq Capital Market which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our common stock is listed on The Nasdaq Capital Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from The Nasdaq Capital Market.

We have in the past, and we may again in the future, fail to comply with the continued listing requirements of the Nasdaq Capital Market, which would subject our common stock to being delisted. Delisting from The Nasdaq Capital Market would adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.

Provisions of the Series A and Series B Warrants we issued in prior offerings could discourage an acquisition of us by a third party.

The Series A and B Warrants we have issued in prior offerings provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

General Risks

Shareholder activism could cause material disruption to our business.

Publicly traded companies have increasingly become subject to campaigns by activist investors advocating corporate actions such as actions related to environment, social and governance (ESG) matters, among other issues. Responding to proxy contests and other actions by such activist investors or others in the future could be costly and time-consuming, disrupt our operations and divert the attention of our Board of Directors and senior management from the pursuit of our business strategies, which could adversely affect our results of operations and financial condition.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion or more;
•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity pursuant to an effective registration statement under the Securities Act of 1933;
•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or
•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•

include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions.

•

Certain of these reduced reporting requirements and exemptions will already be available to us due to the fact that we also qualify as a “smaller reporting company” under Commission rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds in any future offering.

Our Certificate of Incorporation includes a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against us.

Our Certificate of Incorporation includes a forum selection provision that requires any claims against us by stockholders not arising under the federal securities laws to be brought in the Court of Chancery State in the state of Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. In addition, this forum selection provision may impose additional litigation costs on stockholders in pursuing the claims identified above, particularly if the stockholders do not reside in or near the State of Delaware.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we incur accounting, legal and other expenses that we did not incur as a private company. We incur costs associated with our public company reporting requirements. We also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations implemented by the United States Security and Exchange Commission (“SEC”) and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Furthermore, these rules and regulations could make it more difficult or costlier for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to continue as a going concern in the near term is dependent upon us successfully raising additional equity or debt financing to fund our operations;
•	the success of our future clinical trials;
•	we currently have no source of product sales revenue;
•	competition from existing products or new products that may emerge;
•

if we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business;

•	we may be unable to obtain U.S. or foreign regulatory approval and, as a result, unable to commercialize our product candidates;
•	the implementation of our business model and strategic plans for our business, technologies and product candidates;
•	potential product liability claims;
•	our dependency on third-party supply and manufacturing partners to supply the materials and components for, and manufacture, our research and development, preclinical and clinical trial devices;
•	our ability to establish or maintain collaborations, licensing or other arrangements and retain commercial rights for our product candidates subject to collaborations;
•	our ability and third parties’ abilities to protect intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
•	our ability to adequately support future growth;
•	our estimates of our expenses, ongoing losses, future revenue and capital requirements;
•	our ability to attract and retain key management personnel and technical personnel to manage our business effectively;
•	risks associated with our identification of material weaknesses in our control over financial reporting;
•	our use of net proceeds received by us from any subsequent private placement or public financing;
•	natural disasters affecting us, our primary manufacturer or our suppliers;
•	our ability to establish relationships with health care professionals and organizations;
•	general economic uncertainty that adversely affects spending on medical procedures;
•	volatility in the market price of our stock; and
•	potential dilution to current stockholders from the issuance of equity awards.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

THE LINCOLN PARK TRANSACTION

This prospectus covers the resale by the selling stockholder of up to 2,500,000 shares of our common stock, comprised of: (i) up to 2,238,068 shares of our common stock that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell additional shares of our common stock to Lincoln Park under the Purchase Agreement and (ii) 261,932 Commitment Shares that we have already issued to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement.

General

On August 25, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $15.0 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Pursuant to the Purchase Agreement we issued 261,932 Commitment Shares to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (for which Commitment Shares we have not and will not receive any cash consideration).

On August 25, 2025, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement, for which we have not and will not receive any cash consideration.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus and the final form of this prospectus has been filed with the SEC, which we refer to in this prospectus as the "commencement", and the date on which the commencement occurs we refer to as the "Commencement Date". From and after the commencement, we may, from time to time and at our sole discretion for a period of 24-months, on any business day on which the closing sale price of our common stock is not below $0.25, direct Lincoln Park to purchase up to 30,000 shares of our common stock, which maximum share limitation may be increased in certain incremental amounts depending on the last closing sale price of our common stock at the time of sale, subject to a maximum commitment of $500,000 per purchase, which we refer to in this prospectus as “Regular Purchases". In addition to Regular Purchases, if we direct Lincoln Park to purchase the maximum number of shares of our common stock that we may sell in a Regular Purchase on the applicable business day we initiate such Regular Purchase, then, in addition to such Regular Purchase, we may also direct Lincoln Park to purchase certain additional amounts of our common stock as “accelerated purchases” and as “additional accelerated purchases.”

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park in Regular Purchases, accelerated purchases, and additional accelerated purchases under the Purchase Agreement will be based on the market price of our common stock at or prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of our common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our operations.

As of September 19, 2025, there were 6,194,147 shares of our common stock outstanding, which includes the Commitment Shares. Although the Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of our common stock to Lincoln Park, 2,500,000 shares of our common stock are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, which represents the 261,932 Commitment Shares that we issued to Lincoln Park on August 25, 2025 as a fee for making its irrevocable commitment to purchase our common stock at our direction under the Purchase Agreement and an additional 2,238,068 shares of our common stock that we may issue and sell to Lincoln Park as Purchase Shares from and after the commencement under the Purchase Agreement, if and when we elect to sell shares of our common stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register under the Securities Act for resale by Lincoln Park additional shares of our common stock in order to receive aggregate gross proceeds equal to the $15.0 million total commitment available to us under the Purchase Agreement. If, in addition to the 261,932 Commitment Shares that we have already issued to Lincoln Park, all of the 2,238,068 shares of our common stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus were issued and outstanding (without taking into account the Exchange Cap or the Beneficial Ownership Cap limitations described below), such shares of our common stock, together with the 261,932 Commitment Shares would represent approximately 29.6% of the total number of shares of our common stock outstanding and approximately 30.9% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of September 19, 2025. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 2,238,068 shares of our common stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first register under the Securities Act for resale by Lincoln Park any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of 1,075,767 shares (including the Commitment Shares), which represented 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.3351 per share Base Price, representing the lower of (A) the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and (B) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of the Commitment Shares to Lincoln Park for non-cash consideration as payment of the commitment fee described below, so that the Exchange Cap would not apply under applicable Nasdaq rules to issuances and sales of our common stock to Lincoln Park under the Purchase Agreement.

At the 2025 annual meeting of our stockholders to be held on October 30, 2025, among other things, we are seeking the requisite stockholder authorization in accordance with applicable Nasdaq listing rules to issue and sell shares of our common stock in excess of the 1,075,767 share Exchange Cap referred to above, if we so choose, to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, provided the last closing sale price of our common stock on the applicable “regular purchase date” (as defined in the Purchase Agreement) is not below $0.25 (and provided all shares of common stock subject to all prior Regular Purchases have been properly delivered to Lincoln Park in accordance with the Purchase Agreement) (the “Regular Purchase Date”), we may, by written notice delivered by us to Lincoln Park within the time periods on such Regular Purchase Date, direct Lincoln Park to purchase up to 30,000 shares of our common stock in a Regular Purchase; provided that this amount shall be increased to (i) 40,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $1.00, (ii) to 50,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $1.50, and (iii) to 75,000 shares of our common stock, if the closing sale price of our common stock on the applicable Regular Purchase Date is not below $2.00 (all of which share and dollar amounts shall be appropriately proportionately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) (such share amount limitation, the “Regular Purchase Share Limit”).

The purchase price per share for each Regular Purchase will be 97.0% of the lower of:

●           the lowest sale price for our common stock on the applicable Regular Purchase Date for such shares of our common stock; and

●          the average of the three lowest closing sale prices of our common stock during the 10-business day period immediately preceding the applicable Regular Purchase Date for such shares of our common stock.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any Regular Purchase Date on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Regular Purchase Date have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an “Accelerated Purchase”, on the business day immediately following the applicable Regular Purchase Date for such corresponding Regular Purchase, which we refer to as the “Accelerated Purchase Date,” not to exceed the lesser of:

●           30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●           300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the shares subject to an Accelerated Purchase will be equal to 97% of the lower of:

●          the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

●           the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park, not later than 1:00 p.m., eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●         30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

●         300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 97% of the lower of:

●          the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and

●          the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., eastern time, on a single Accelerated Purchase Date, again provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Suspension Events

Suspension events under the Purchase Agreement include the following:

●        the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●          suspension by our principal market of our common stock from trading for a period of one business day;

●         the delisting of our common stock from The Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or The OTCQX Best Market or The OTCQB Venture Market operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

●         the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

●         any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●         any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●         if at any time we are not eligible to transfer our common stock electronically;

●         if at any time the Exchange Cap (to the extent applicable under the terms of the Purchase Agreement) is reached and our stockholders have not approved the issuance of common stock in excess of the Exchange Cap in accordance with the applicable Nasdaq rules; or

●         if at any time Lincoln Park’s broker is unable to accept shares of our common stock for deposit for reasons not within Lincoln Park’s control.

Following the Commencement Date, Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. So long as a suspension event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a suspension event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action by us or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Certain Substantially Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except we are prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar offering whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of each such purchase.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our common stock being registered for resale hereunder which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24-months commencing on the date that the registration statement of which this prospectus forms a part becomes effective. The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of our common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after commencement, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase up to $15.0 million of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $15.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares of our common stock we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares of our Common Stock to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Lincoln Park (2)	Gross Proceeds from the Sale of Shares of our Common Stock to Lincoln Park Under the Purchase Agreement (1)
$0.25		2,500,000	29.6%	$559,517.00
$0.50		2,500,000	29.6%	$1,119,034.00
$1.06	(3)	2,500,000	29.6%	$2,372,352.08
$2.00		2,500,000	29.6%	$4,476,136.00
$3.00		2,500,000	29.6%	$6,714,204.00

(1)

Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, we are only registering 2,500,000 shares of our common stock for resale under this prospectus, including 261,932 Commitment Shares that we have already issued to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (for which we have not and will not receive any cash consideration), which may or may not cover all the shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. Accordingly, the gross proceeds reflected in the fourth column from the left are calculated by multiplying only the 2,238,068 shares of common stock may be issued and sold by us to Lincoln Park in the future as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, by the assumed average price per share set forth in the first column on the left, because we have not and will not receive any cash consideration for the 261,932 shares of common stock that we issued to Lincoln Park as Commitment Shares on August 25, 2025. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock (including the Commitment Shares) in excess of the Exchange Cap (or 1,075,767 shares of common stock representing 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.3351 per share Base Price, so that the Exchange Cap would not apply under applicable Nasdaq rules to issuances and sales of our common stock to Lincoln Park under the Purchase Agreement. At the 2025 annual meeting of our stockholders to be held on October 30, 2025, among other things, we are seeking the requisite stockholder authorization in accordance with applicable Nasdaq listing rules to issue and sell shares of our common stock in excess of the 1,075,767 share Exchange Cap referred to above, if we so choose, to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules. The number of registered shares of common stock to be issued reflected in the second column from the left does not give effect to the limitations on the amount of shares we may be permitted to issue to Lincoln Park from time to time under the Purchase Agreement as a result of the Beneficial Ownership Cap or the Exchange Cap.

(2)

The denominator is based on 6,194,147 shares of our common stock outstanding as of September 19, 2025 (including the 261,932 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement on August 25, 2025), adjusted to include the 2,238,068 shares of our common stock (which are included in the 2,500,000 shares of common stock set forth in the adjacent column to the left) that we would have sold to Lincoln Park as Purchase Shares pursuant to the Purchase Agreement, assuming such Purchase Shares are sold to Lincoln Park at the assumed average purchase price per share set forth in the first column on the left. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed average purchase price per share set forth in the first column on the left, without giving effect to the Exchange Cap or the Beneficial Ownership Cap.

(3)	The closing sale price per share of our common stock on September 19, 2025

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $15.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement could be up to approximately $14.9 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected to be used for working capital and general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our clinical trials and any regulatory approvals. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. Pending use of the net proceeds as described above, we expect to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. It is possible that no additional shares will be issued under the Purchase Agreement.

DIVIDEND POLICY

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of our common stock is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that Lincoln Park will pay for our common stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of common stock.

As of June 30, 2025, we had a net tangible book value of $7.0 million, or $1.75 per share of common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2025.

Our pro forma net tangible book value as of June 30, 2025 was $10.1 million, or $1.56 per share of common stock. Pro forma net tangible book value gives effect to (i) 1,909,590 shares of common stock issued since June 30, 2025; (ii) 261,932 Commitment Shares issued to Lincoln Park pursuant to the Purchase Agreement, and (iii) 271,846 shares potentially issuable after the date of this prospectus in connection with the rounding of fractional shares in connection with the reverse stock split completed October 24, 2024 to the holders of our shares held in "street name".

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma as adjusted net tangible book value per share of common stock after the offering. After giving effect to the 2,238,068 shares of common stock issuable to Lincoln Park pursuant to the Purchase Agreement at an assumed price of $1.06 per share, the closing price of our common stock on Nasdaq on September 19, 2025, and after deducting commissions and estimated aggregate offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been $12.4 million, or $1.42 per share. This represents an immediate decrease in net tangible book value of $0.14 per share to existing stockholders on a pro forma as adjusted basis and immediate increase in net tangible book value of $0.36 per share to new investors purchasing our common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$1.06
Historical net tangible book value per share of common stock as of June 30, 2025	$1.75

Pro forma net tangible book value per share at June 30, 2025	$1.56
Decrease in pro forma net tangible book value per share to existing stockholders attributable to this offering on a pro forma basis	$(0.14)
Pro forma as adjusted net tangible book value per share after this offering		$1.42
Increase in net tangible book value per share to new investors purchasing shares in this offering		$0.36

The table and discussion above are based on 4,022,625 shares of our common stock outstanding as June 30, 2025 (6,465,993 shares of common stock outstanding on a pro forma basis after March 31, 2025 but prior to this offering), and excludes, as of such date, the following:

●         112,534 shares of common stock underlying outstanding warrants at a weighted average exercise price of $8.262 per share;

●         248,483 shares of common stock underlying outstanding options with a weighted average exercise price of $32.098 per share;

●         200,485 shares available for future issuance under the Autonomix Medical, Inc. 2023 Stock Plan; and

●        1,533,096 shares of common stock underlying outstanding Series A warrants in connection with the November 2025 public offering at a weighted average exercise price of $6.540 per share;

●         91,985 shares of common stock underlying the Representative Warrants issuable to the underwriters in connection with the November 2024 public offering at a weighted average exercise price of $10.137.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties, including those set forth under "Cautionary Statement About Forward-Looking Statements." Actual results and the timing of events could differ materially from those discussed and other expectations expressed in our forward-looking statements as a result of many factors, including but not limited to those discussed herein and in the "Risk Factors” section above.

Overview

We are a development-stage medical device company pioneering a first-in-class technology platform designed to sense and treat disorders of the nervous system. Our lead system in development is a catheter-based solution that combines diagnostic sensing and therapeutic radiofrequency ("RF") ablation. Initially developed to target intractable pain associated with pancreatic cancer, our platform is intended to provide minimally invasive access to deep neural structures and has the potential to address a wide range of clinical indications, including chronic pain, hypertension, cardiovascular disease, and other nerve-related disorders.

A key differentiator of our technology is its ability to detect neural signals with greater sensitivity than commercially available systems. This performance advantage stems from two core innovations. First, our proprietary antenna array is engineered to capture extremely low-amplitude neural signals that may not be detected by conventional devices. Second, and equally important, our system processes these signals at the point of detection using a proprietary microchip embedded within the catheter. This local signal processing minimizes degradation and noise that typically occur during transmission to external consoles, allowing for high-fidelity, real-time signal capture and interpretation. Together, these capabilities enable more precise identification and targeting of nerve activity and represent a fundamental advancement in transvascular neuromodulation.

Our product development strategy is centered around two integrated functions: diagnostic sensing to identify pathological nerve signals, and therapeutic RF ablation to treat the identified targets. In preclinical animal models, our system has demonstrated the ability to detect signals from specific nerve bundles before ablation and confirm signal termination after ablation. We are now refining the catheter design to meet regulatory and manufacturing standards for human use.

In parallel, we have advanced our clinical strategy. In the second quarter of 2025, we completed our initial first-in-human proof-of-concept study ("PoC 1") evaluating the safety and feasibility of transvascular RF ablation in patients with pancreatic cancer pain. Based on the positive clinical outcomes, we have initiated a follow-on study ("PoC 2") that expands the protocol to include patients with pain associated with additional visceral cancers such as gallbladder, liver, and bile duct, as well as earlier-stage pancreatic cancer patients experiencing moderate to severe pain. This expansion reflects our goal of broadening the platform’s utility across oncology, gastroenterology, and other applicable sectors.

As a development-stage company, our technology remains investigational, and there is no guarantee that our clinical trials will produce favorable outcomes or that our products will ultimately receive regulatory approval. One of the most challenging aspects of our commercialization plan will be scaling from our current prototype, which is built using hand-assembled and 3D-printed components, to a fully integrated commercial-grade device. While we have not yet assembled or tested the final commercial version, ongoing development efforts are focused on improving design robustness and manufacturability to support future clinical and commercial deployment.

Recent Developments

In April 2025, we announced the completion of enrollment in our PoC 1, which evaluated the safety and feasibility of the Autonomix Elpis System in patients with late-stage pancreatic cancer experiencing severe pain. Preliminary results demonstrated statistically significant reductions in pain, with responding patients reporting improvement within 24 hours of the procedure and sustained responses observed at 4 to 6 weeks. Among responders, the mean pain reduction reached 59.2%, and 73% of the responders remained opioid-free during follow-up. No device-related serious adverse events were reported. These data supported the clinical potential of our platform and informed the next phase of development.

In May 2025, we received Ethics Committee approval to expand our proof-of-concept study into PoC 2, broadening the clinical focus to include patients with earlier-stage pancreatic cancer as well as those with other visceral cancers, such as gallbladder, bile duct, and liver cancers. This expansion is expected to double the potential addressable market for the platform.

We treated the first patient in the PoC 2 study in June 2025, marking the initiation of this market expansion phase. The study is designed to further evaluate the safety and feasibility of our system across a broader population and generate data to support both regulatory submissions and future commercial adoption.

In parallel, we held a formal pre-submission meeting with the U.S. Food and Drug Administration ("FDA") in May 2025 under the Q-Submission Program to discuss the regulatory requirements for initiating a U.S. clinical study under an Investigational Device Exemption ("IDE"). Based on FDA guidance, we have finalized the design of our Good Laboratory Practices ("GLP") preclinical study, including 90-day and 180-day safety endpoints. The FDA indicated that favorable 90-day data may support the initiation of an Early Feasibility Study ("EFS") in the United States, with the 180-day cohort supporting a future marketing application. Feedback was also provided on pivotal trial design, including recommendations regarding appropriate control arms, concurrent therapy tracking, and anatomical safety assessment. We have incorporated this guidance into our development plan and are targeting potential De Novo approval in 2028, following completion of the EFS and subsequent pivotal study. We anticipate submitting our 90-day GLP data by the end of 2025 and initiating the EFS in the first half of 2026.

We also made continued progress on product development. Engineering refinements to the ablation catheter during the quarter focused on improving steerability, vessel wall contact, and energy delivery precision, particularly in the complex anatomy of the celiac region. In parallel, development continued on our sensing catheter, with design modifications underway to support future activation of its sensing capabilities for targeted nerve localization. These enhancements are being guided by physician feedback and preclinical learnings and will be incorporated into our clinical-stage configurations.

Additionally, we strengthened our intellectual property portfolio with the issuance of two new U.S. patents during the quarter. U.S. Patent No. 12,257,071 relates to controlled sympathectomy and micro-ablation systems and methods, while U.S. Patent No. 12,279,889 B2 covers technologies for mapping, evaluating, and modifying neurological activity. These patents support our long-term strategy to protect our innovations and expand into adjacent indications within interventional neuromodulation.

On July 21, 2025, the Company entered into a warrant exercise inducement offer letter (the "Inducement Letter") with the holders ("Holders") of certain existing warrants issued in the Offering from November 2024 to purchase up to 1,477,596 shares of the Company's common stock (the "Existing Warrants"). Pursuant to the Inducement Letter, the Company agreed to reduce the exercise price of the Existing Warrants to $1.723 per share, and the Holders agreed: (i) to exercise Existing Warrants to purchase 855,000 shares of Company common stock; and (ii) to prepay $1.722 per share of the reduced exercise price for Existing Warrants to purchase 622,596 shares of Company common stock in consideration of the Company further reducing the exercise price of such Existing Warrants to purchase 622,596 shares of Company common stock to $0.001 per share with an exercise term of 5.5 years. In consideration of the foregoing, the Company agreed to issue the Holders new warrants to purchase up to a number of shares of Company common stock equal to 100% of the number of shares of Company common stock underlying the Existing Warrants, comprised of new Series B warrants to purchase up to 1,477,596 shares of Company common stock (the “Inducement Warrants” and the shares of Company common stock underlying the Inducement Warrants, the “Inducement Warrant Shares”) at $1.723 per share with an exercise term of 5.5 years from the initial exercise date. In addition, the Company issued 88,656 Representative's Warrants at $2.6707 per share with an exercise term of 5 years. The Company received total gross proceeds of approximately $2.6 million, less expenses paid to the Placement Agent of approximately $0.3 million.

In July 2025, the Company entered into stock option cancellation agreements with certain employees to cancel an aggregate of 57,331 stock options. Employees that elected to cancel their stock options were granted severance agreements for three, six or nine months of their base salary (under certain conditions). On August 11, 2025, the Company entered into stock option cancellation agreements with Board members and certain officers of the Company to cancel an aggregate of 177,652 stock options. The Company's Board members included Mr. Walter Klemp, Chairman of the Board; Ms. Lori Bisson, Executive Vice Chairman of the Board; and Mr. Chris Capelli, Director, respectively, and included amounts of 8,773; 65,542; and 3,750, respectively. The Company's officers included Mr. Brad Hauser, Chief Executive Officer and President; Mr. Landy Toth, Chief Technology Officer; Mr. Robert Schwartz, Chief Medical Officer; and Mr. Trent Smith, Chief Financial Officer, respectively, and included amounts of 45,000; 8,773; 13,159; and 32,655, respectively. Mr. Hauser was granted three months of his base salary, in addition to the twelve months of his base salary per his July 17, 2024 employment agreement. Mr. Toth and Mr. Schwartz were granted severance agreements that amounted to nine months of their base salary. Mr. Smith was granted three months of his base salary, in addition to the nine months of his base salary per his July 24, 2023 employment agreement.

Results of Operations for the Three Months Ended June 30, 2025 Compared to the Three Months Ended June 30, 2024

Below is a summary of the results of operations (in thousands) (unaudited):

	Three Months Ended June 30,
		2024	Change	Change
	2025	(as revised)	( $ )	( % )
Operating expenses:
Research and development	$1,593	$954	$639	67%
General and administrative	1,828	1,799	29	2%
Total operating expenses	$3,421	$2,753	$668	24%

Research and Development Expense

Research and development expense was $1.6 million for the three months ended June 30, 2025 compared to $1.0 million for the same period in 2024. The increase in research and development expenses during the current year was mainly attributed to our clinical trial and product development costs. We expect to incur increased research and development costs in the future as we continue with our clinical trial and product development costs.

General and Administrative Expense

General and administrative expense was $1.8 million for the three months ended June 30, 2025 compared to $1.8 million for the same period in 2024. This was driven primarily by an increase in legal and professional fees of $0.1 million, offset by a decrease in officer and employee compensation and benefits of $0.1 million.

Interest expense

For the three months ended June 30, 2025 and 2024, we had interest expense of $0.0 and less than $0.1 million, respectively, related to the amortization of debt discount.

Interest income

For the three months ended June 30, 2025 and 2024, we had interest income of less than $0.1 million, respectively.

Results of Operations for the Year Ended March 31, 2025 Compared to the Year Ended March 31, 2024

Below is a summary of the results of operations (in thousands):

	Year Ended March 31,
			Change	Change
	2025	2024	( $ )	( % )
Operating expenses:
General and administrative	$6,863	$5,249	$1,614	31%
Research and development	4,725	2,225	2,500	112%
Warrant expense - termination agreement	—	4,556	(4,556)	(100)%
Total operating expenses	$11,588	$12,030	$(442)	-4%

General and Administrative ("G&A"). G&A expenses increased by $1.6 million compared to the same period in 2024, primarily due to increases in officer and employee compensation and benefits of $1.5 million, stock-based compensation of $0.9 million, legal and professional fees of $0.4 million, insurance expense of $0.3 million, franchise tax of $0.3 million, board of directors compensation of $0.1 million offset by a decrease in advertising expense of $1.8 million related to our IPO in 2024 and travel and entertainment expense of $0.1 million.

Research and Development ("R&D"). R&D expenses increased by $2.5 million compared to the same period in 2024, primarily due to clinical trial execution and product development cost. We expect to incur increased research and development costs in the future as we continue our clinical trial and product development efforts.

Warrant expense – termination agreement

Warrant Expense – termination agreement was $0 in 2025. Warrant Expense – termination agreement was $4.6 million in 2024. related to a license termination agreement. See Note 2 - Warrant Liability and Fair Value of Financial Instruments to the financial statements for additional information.

Other Income/Expense

Warrant liability mark-to-market

Warrant Liability - mark-to market adjustment was $0 in 2025. Warrant Liability - mark-to market adjustment was $3.4 million in 2024.

Interest expense

Interest expense was $0.2 million in 2025 and $0.1 million in 2024 related to the amortization of debt discounts.

Interest income

Interest income was $0.4 million in 2025 and $0.1 million in 2024 due to relatively higher cash balances throughout the year in 2025 as compared to 2024.

Liquidity and Capital Resources

On June 30, 2025, we had cash of $8.6 million, and working capital of $7.0 million. We have historically funded our operations from proceeds from debt and equity sales. We estimate our current cash resources are sufficient to fund our operations into but not beyond the second calendar quarter of 2026.

We will need to raise additional capital to meet our obligations and execute our business plan. We estimate that we will require additional financing of approximately $32 to $40 million to fund our operations to commercialization of our first indication. The timing and costs of clinical trials are difficult to predict and trial plans may change in response to evolving circumstances and as such the foregoing estimates may prove to be inaccurate. If we are unable to raise sufficient funds, we will be required to develop and implement an alternative plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. We recognize the need to raise additional capital to continue to execute our business plan, including obtaining regulatory clearance for our products currently under development and commercializing and generating revenues from products under development. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us. A failure to raise sufficient capital, generate sufficient product revenues, control expenditures and regulatory matters, among other factors, will adversely impact our ability to meet our financial obligations as they become due and payable and to achieve our intended business objectives. If we are unable to raise sufficient additional funds, we will have to scale back our operations.

Summary of Cash Flows

Cash used in operating activities

Net cash used in operating activities was $2.6 million during the three months ended June 30, 2025, consisting of a net loss of $3.3 million, a decrease in operating assets of $0.1 million and an increase in operating liabilities of $0.2 million. The change in operating assets and liabilities included sources of cash from a decrease in other current assets of $0.1 million and a net increase in accounts payable and accrued expenses of $0.2 million. The increase in accounts payable and accrued expenses was driven primarily by increases in research and development expenses. Non-cash items primarily consisted of stock-based compensation of $0.4 million.

Cash used in investing activities

Net cash used in investing activities was $0 for the three months ended June 30, 2025.

Net cash used in investing activities was $5 thousand for the three months ended June 30, 2024 related to the purchase of computer hardware and software.

Cash provided by financing activities

Net cash provided by financing activities was $2.1 million for the three months ended June 30, 2025. On February 28, 2025, we entered into an At Market Issuances Sales Agreement (the “Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Agent”). Pursuant to the terms of the Agreement, we were able to sell $2.1 million of our common stock, before deducting Agent commissions and other estimated expenses payable by the Company. During the three months ended June 30, 2025, we also paid less than $0.1 million in issuance costs related to the Agreement.

Net cash provided by financing activities was $0.0 for the three months ended June 30, 2024.

Contractual Obligations and Commitments

None.

Employment Arrangements

We have agreements with key employees to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In addition, the Company has adopted a severance policy for certain key members of executive management to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In total, these benefits would amount to a range of $1.2 million to $1.7 million using the rate of compensation in effect at June 30, 2025.

Off-balance Sheet Arrangements

As of June 30, 2025 and March 31, 2025, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Judgments and Estimates

The financial statements in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. We consider critical accounting policies to be those that require more significant judgments and estimates in the preparation of our financial statements, including the following: research and development expenses, warrants, and stock-based compensation. Management relies on historical experience and other assumptions believed to be reasonable in making its judgments and estimates. Actual results could differ materially from those estimates.

Management believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change.

Our accounting policies are more fully described under the heading “Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies” in Note 1 to our Financial Statements included in this prospectus.

We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Components of our Results of Operations and Financial Condition

Operating expenses

We classify our operating expenses into three categories: (i) research and development, (ii) general and administrative and (iii) warrant expense – termination agreement.

Research and development. Research and development expenses consist primarily of:

•	costs incurred to conduct research, such as animal research;
•	costs related to the design and development of our technology, including fees paid to contract engineering firms and contract manufacturers;
•	salaries and expenses, including stock-based compensation, related to our employees primarily engaged in research and development activities;
•	fees paid to clinical consultants, clinical trial sites and vendors, including clinical research organizations, in preparation for clinical trials and our applications with the FDA;
•	costs to develop our intellectual property; and
•	costs related to compliance with regulatory requirements.

We expect our research and development expenses to increase in the future as we advance our product into and through clinical trials, pursue additional regulatory approvals of our product in the United States, and continue commercial development of our device(s). The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming. The probability of success for our technology may be affected by a variety of factors including: the quality of our product, early clinical data, investment in our clinical program, competition, manufacturing capability and commercial viability. We may not succeed in achieving all necessary regulatory approvals for our product candidates. As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development process or when and to what extent, if any, we will generate revenue from the commercialization and sale of our device.

General and administrative

General and administrative expenses consist of personnel related costs, which include salaries, as well as the costs of professional services, such as accounting and legal, facilities, information technology, stock-based compensation for general and administrative personnel, insurance, travel costs and other administrative expenses and costs to defend our patents. We expect our general and administrative expenses to increase due to the anticipated growth of our business and related infrastructure, as well as accounting, insurance, investor relations and other costs associated with being a public company.

Advertising

It is our policy to expense advertising costs as incurred. Advertising expenses are included within general and administrative expenses within the statement of operations. For the years ended March 31, 2025 and 2024, the Company recorded less than $0.1 million and $1.8 million, respectively.

Stock-based compensation

Stock-based compensation transactions are recognized as compensation expense in the statements of operations based on their fair values on the date of the grant. The expense for equity awards expected to vest is recognized over the applicable vesting period of the stock award using either the straight-line method or the accelerated method, depending on the vesting structure, and is included in general and administrative. We estimate the fair value of options granted using the Black-Scholes option pricing model. This estimate uses assumptions regarding a number of inputs that require us to make significant estimates and judgments. The expected volatility assumption was based on industry peer information.

Accounting for Warrants

We issued warrants to purchase shares of common stock (i) in connection with the Bridge Offering, (ii) in connection with the Exclusive License Termination Agreement (the “Termination Agreement”), (iii) in connection with our November 2024 and July 2025 offerings, and (iv) as part of selling agent compensation in our IPO, the November 2024 offering and the July 2025 warrant inducement offering. We accounted for such warrants in accordance with Accounting Standards Codification (“ASC”) Topic 480-10, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity. Based on this guidance, we determined that warrants issued in connection with the Termination Agreement should be accounted for as a liability and the remaining warrants issued meet the requirements for equity classification. Liability classified warrants are subject to remeasurement at each balance sheet date, while equity classified warrants are valued at inception only.

Bridge Financing Warrants

The fair value of the Bridge Financing Warrants is estimated using a Monte Carlo simulation model with probability-weighted expected return method ("PWERM") based on the probabilities of different potential outcomes for the Notes issued with the Bridge Financing Warrants. The outcomes considered included (i) qualified financing as part of our planned IPO at various points in time and (ii) repayment in cash at maturity. Any increase in the amount of time expected until a qualified financing event and/or a reduction in the likelihood of a qualified financing event occurring during the term of the Notes would likely increase the fair value of the warrant, while the inverse of each scenario would have the opposite effect. The significant judgments and assumptions to the Monte Carlo simulation include the Company’s stock price, volatility based on a selection of publicly held peer companies, discount rate, and a discount for lack of marketability.

Common Stock Fair Value – The fair value of our common stock price was determined through a back solve, solving for the stock price that results in the average total value of the Notes and the warrants being equal to the cash proceeds received in the transaction it was issued at across one million iterations of the simulation.

Historical Volatility – We determine the expected volatility by weighing the historical average volatilities of publicly traded industry peers. Our intention is to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our common stock becomes available. We will monitor our peer group for circumstances that may require a change to the composition or make-up of the entities and will identify if/when more suitable companies whose stock prices are publicly available would be utilized in the calculation.

Discount Rate - The rate is chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity securities Issued as Compensation, choosing the rate at the lower end of the range.

Credit Rating – Our credit rating impacts the identification and calculation of the discount rate.

Discount for lack of marketability – Subsequent to the IPO, any shares issued pursuant to an exercise of the Bridge Financing Warrants, would be subject to a six-month lock-up. Consistent with AICPA’s Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Finnerty model was used to estimate the discount for lack of marketability.

The fair value of the Notes and Bridge Financing Warrants is calculated such that they will combine to equal the cash purchase price of the Bridge Offering. Any changes in these assumptions will impact how the transaction price from the Bridge Offering is distributed between the Notes and the Bridge Financing Warrants.

Termination Agreement Warrants

The fair value of the Termination Agreement Warrants is estimated using a discounted cash flow model under various scenarios and used the probability-weighted expected return method (“PWERM”) comparing the probabilities of different outcomes. The outcomes considered included (i) qualified financing as part of our planned IPO at various points in time and (ii) possibility of default whereby the investor receives nothing. Any increase in the amount of time expected until a qualified financing event and/or a reduction in the likelihood of a qualified financing event occurring during the term of the warrant would decrease the fair value of the warrant, while the inverse of each scenario would have the opposite effect.

Additional significant assumptions and judgments used in preparing the discounted cash flow model include:

Discount Rate - The rate is chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation, choosing the rate at the lower end of the range.

Credit Rating – Our credit rating impacts the identification and calculation of the discount rate.

Any ongoing improvements in our credit rating would have the effect of driving down the discount rate used in the periodic re-measurement of the Termination Agreement warrants. Reductions in the Company’s discount rate would increase the fair value of the Termination Agreement warrants, while an increase in this factor will have an opposite effect.

Other Warrants

The fair value of equity-based warrants issued is estimated using the Black-Scholes option pricing model. The significant judgments and assumptions used in applying the Black-Scholes option pricing model include the underlying common stock at the measurement dates, the expected term, expected dividend yield and historical volatility of comparable companies’ stock.

Common Stock Fair Value – Prior to our IPO, we periodically sold shares of our common stock for cash in an arms-length transaction. We consider these transactions as indicative of the fair value of our common stock when applying the Black-Scholes option pricing model. Subsequent to our IPO, we base the value of our shares on observable share data.

Expected Term – The estimate of the expected term of awards was determined in accordance with the contractual term of the arrangement.

Expected Dividend Yield – We have not declared or paid any cash dividends and do not presently intend to pay any in the foreseeable future. We have no plans or expectations that this assumption will change in the foreseeable future.

Historical Volatility – We determine the expected volatility by weighing the historical average volatilities of publicly traded industry peers. Our intention is to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our common stock becomes available. We will monitor our peer group for circumstances that may require a change to the composition or make-up of the entities and will identify if/when more suitable companies whose stock prices are publicly available would be utilized in the calculation.

A decrease in volatility and expected term will decrease the estimated fair value of the warrant, while an increase in these factors will have an opposite effect.

BUSINESS

Overview

Autonomix Medical, Inc. is a development-stage medical device company pioneering a first-in-class technology platform designed to sense and treat disorders of the nervous system. Our lead system in development is a catheter-based solution that combines diagnostic sensing and therapeutic radiofrequency ("RF") ablation. Initially developed to target intractable pain associated with pancreatic cancer, our platform is intended to provide minimally invasive access to deep neural structures and has the potential to address a wide range of clinical indications, including chronic pain, hypertension, cardiovascular disease, and other nerve-related disorders.

A key differentiator of our technology is its ability to detect neural signals with greater sensitivity than commercially available systems. This performance advantage stems from two core innovations. First, our proprietary antenna array is engineered to capture extremely low-amplitude neural signals that may not be detected by conventional devices. Second, and equally important, our system processes these signals at the point of detection using a proprietary microchip embedded within the catheter. This local signal processing minimizes degradation and noise that typically occur during transmission to external consoles, allowing for high-fidelity, real-time signal capture and interpretation. Together, these capabilities enable more precise identification and targeting of nerve activity and represent a fundamental advancement in transvascular neuromodulation.

Our product development strategy is centered around two integrated functions: diagnostic sensing to identify pathological nerve signals, and therapeutic RF ablation to treat the identified targets. In preclinical animal models, our system has demonstrated the ability to detect signals from specific nerve bundles before ablation and confirm signal termination after ablation. We are now refining the catheter design to meet regulatory and manufacturing standards for human use.

In parallel, we have advanced our clinical strategy. In the second quarter of 2025, we completed our initial first-in-human proof-of-concept study ("PoC 1") evaluating the safety and feasibility of transvascular RF ablation in patients with pancreatic cancer pain. Based on the positive clinical outcomes, we have initiated a follow-on study ("PoC 2") that expands the protocol to include patients with pain associated with additional visceral cancers such as gallbladder, liver, and bile duct, as well as earlier-stage pancreatic cancer patients experiencing moderate to severe pain. This expansion reflects our goal of broadening the platform’s utility across oncology, gastroenterology, and other applicable sectors.

As a development-stage company, our technology remains investigational, and there is no guarantee that our clinical trials will produce favorable outcomes or that our products will ultimately receive regulatory approval. One of the most challenging aspects of our commercialization plan will be scaling from our current prototype, which is built using hand-assembled and 3D-printed components, to a fully integrated commercial-grade device. While we have not yet assembled or tested the final commercial version, ongoing development efforts are focused on improving design robustness and manufacturability to support future clinical and commercial deployment.

Recent Developments

In April 2025, we announced the completion of enrollment in our PoC 1, which evaluated the safety and feasibility of the Autonomix Elpis System in patients with late-stage pancreatic cancer experiencing severe pain. Preliminary results demonstrated statistically significant reductions in pain, with responding patients reporting improvement within 24 hours of the procedure and sustained responses observed at 4 to 6 weeks. Among responders, the mean pain reduction reached 59.2%, and 73% and the responders remained opioid-free during follow-up. No device-related serious adverse events were reported. These data supported the clinical potential of our platform and informed the next phase of development.

In May 2025, we received Ethics Committee approval to expand our proof-of-concept study into PoC 2, broadening the clinical focus to include patients with earlier-stage pancreatic cancer as well as those with other visceral cancers, such as gallbladder, bile duct, and liver cancers. This expansion is expected to double the potential addressable market for the platform.

We treated the first patient in the PoC 2 study in June 2025, marking the initiation of this market expansion phase. The study is designed to further evaluate the safety and feasibility of our system across a broader population and generate data to support both regulatory submissions and future commercial adoption.

In parallel, we held a formal pre-submission meeting with the U.S. Food and Drug Administration ("FDA") in May 2025 under the Q-Submission Program to discuss the regulatory requirements for initiating a U.S. clinical study under an Investigational Device Exemption ("IDE"). Based on FDA guidance, we have finalized our Good Laboratory Practices ("GLP") preclinical study, including 90-day and 180-day safety endpoints. The FDA indicated that favorable 90-day data may support the initiation of an Early Feasibility Study ("EFS") in the United States, with the 180-day cohort supporting a future marketing application. Feedback was also provided on pivotal trial design, including recommendations regarding appropriate control arms, concurrent therapy tracking, and anatomical safety assessment. We have incorporated this guidance into our development plan and are targeting potential De Novo approval in 2028, following completion of the EFS and subsequent pivotal study. We anticipate submitting our 90-day GLP data by the end of 2025 and initiating the EFS in the first half of 2026.

We also made continued progress on product development. Engineering refinements to the ablation catheter during the quarter focused on improving steerability, vessel wall contact, and energy delivery precision, particularly in the complex anatomy of the celiac region. In parallel, development continued on our sensing catheter, with design modifications underway to support future activation of its sensing capabilities for targeted nerve localization. These enhancements are being guided by physician feedback and preclinical learnings and will be incorporated into our clinical-stage configurations.

Additionally, we strengthened our intellectual property portfolio with the issuance of two new U.S. patents during the quarter. U.S. Patent No. 12,257,071 relates to controlled sympathectomy and micro-ablation systems and methods, while U.S. Patent No. 12,279,889 B2 covers technologies for mapping, evaluating, and modifying neurological activity. These patents support our long-term strategy to protect our innovations and expand into adjacent indications within interventional neuromodulation.

As of June 30, 2025, we had an accumulated deficit of $53.7 million, negative cash flows from operating activities of $2.6 million and working capital of $7.0 million, which raises substantial doubt about our ability to continue as a going concern. Further, we have incurred and expect to continue to incur significant costs in pursuit of our business plans. We cannot assure you that we will be successful in raising additional funds. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Our Technology

Targeting the Peripheral Nervous System

The peripheral nervous system comprises a vast network of nerve fibers extending throughout the human body and interacting with every organ. Peripheral nerves can be further classified as autonomic (supplying sympathetic and parasympathetic nerve signals from the brain to tissue and organs, i.e., fear inducing production of adrenaline) and somatosensory (supplying signals to the brain from tissue and organs, i.e., the sensation of pain). Whether as a root cause or a manifestation of resulting symptoms, these nerves play a role in virtually all diseases.

Unfortunately, we believe that very few tools currently exist for the sensing and targeting of nerve fibers within the peripheral nervous system. At Autonomix, our primary goal is to provide a breakthrough in sensing technology that will become an indispensable tool for diagnosing, targeting, and treating disorders relating to the peripheral nervous system. And, although our Company’s name hails from the autonomic subgroup of the peripheral nervous system, our technology is intended for both the autonomic and somatosensory systems and could eventually find uses within the central nervous system.

Exploiting the Vascular Superhighway

The Autonomix system we are developing is primarily catheter based, meaning that our sensing equipment will be delivered to its targeted location via a lumen within the body. While this could include oral, urethral, and other natural openings of the body, our primary focus is using the vasculature, most often arteries, to reach our target. Fortunately, nature has endowed us with “superhighway” access in the form of our arterial structure, as most of the peripheral nerves travel along our arteries. As can be seen in this cross-sectional view of the kidney and renal artery, the web of peripheral nerve fibers (shown in yellow) parallels the renal artery, and this form of nerve pathway development is typical throughout the body.

Our sensing catheter has been designed to be introduced by a small incision into an artery (such as the femoral artery) and with a conventional guide wire or sheath be directed to any organ in the body where it will be close enough to the nerve fibers servicing that organ to sense, target and treat the nerves associated with that targeted disorder, and to confirm that the intended treatment was successful.

The Sensing Problem

Although this vascular superhighway has long been utilized for certain catheter-based evaluation and intervention, we believe its use throughout the body has been limited by the lack of adequate sophistication of catheter systems. According to a Markets and Markets report, titled “Electrophysiology Market Global Forecast to 2027” published in February 2023, the global electrophysiology market in terms of revenue was estimated to be $6.8 billion in 2021 and is expected to reach $11.6 billion by 2027. The report cites as a driver for such market the increased incidence of cardiovascular disease and the use of catheters to deliver corrective ablation in the field of cardiology. Most commonly, radio frequency (RF) energy is emitted from inside the walls of the heart or arteries sufficient to ablate (destroy) a cardiomyocyte or nerve within its path. This “transvascular” use of ablation forms the basis for treating atrial fibrillation, for example.

More recently, companies like Medtronic have successfully used transvascular ablation of the nerves surrounding the renal artery to treat refractory hypertension (high blood pressure that has been resistant to standard drug therapy). One of the challenges they face however is that the nerves they are targeting operate at much lower voltage levels than, say, the level emitted by a cardiomyocyte. In cardiology, there are sensing systems capable of sensing down to a level of about 10 to 15 microvolts. That’s more than enough sensitivity to detect (and target) a cardiomyocyte that is emitting 100 microvolts per pulse, but the nerves around the renal artery (and around most peripheral nerve targets throughout the body) are operating at around 1 to 2 microvolts; much too low to be detected by existing sensing technology.

What this means is that the ablation of nerves from within the renal artery is essentially conducted “blind.” Without a sensing system capable of detecting and targeting signals from nerves within the nervous system, clinicians cannot see the nerves causing hypertension in the patient. As a result, they are forced to hypothesize and treat one small area at a time, hoping they hit the desired target without hitting an unintended target. Over-treating the area could relegate the patient to life in a wheelchair by destroying their ability to regulate blood pressure.

The Autonomix Solution

We believe the reason no one has commercialized a sensing system capable of solving this problem is that the physics involved demanded a major technological breakthrough. By their very nature, electrical signals from the body are analog and even though a 10-milivolt signal can be detected and transmitted down the roughly 2 meters of wire required to travel along the catheter, outside the patient, and into the necessary processing equipment shown in this picture below of a typical catheter lab, this isn’t feasible with the 10 to 500 microvolt signal from a typical peripheral nerve. Given the cacophony of other signals emitted throughout the body and by other equipment in the lab as well as degradation of the signal due to the distance traveled along the catheter, these faint signals become lost or are rendered meaningless.

We are seeking to solve this problem through our design, which is still in development, of a proprietary sensor comprised of multiple key components, such as an electrode antenna and a microchip that processes data acquired through the antenna. Each antenna spline is comprised of 2 small differential electrodes and 1 reference electrode that can detect the presence of voltage down to as little as 2 microvolts, giving us sufficient sensitivity to register the impulse of a nearby nerve bundle that might typically be generating 10 to 500 microvolts, depending on the type of nerve fiber (i.e., parasympathetic, sympathetic, somatic, etc.). Our current design connects 8 splines to our proprietary chipset, which is designed to handle up to 16 differential electrodes, where an onboard amplifier and analog to digital converter convert each signal into a digital form. The chipset also includes a digital domain intended to enable the transmission of data from each of the antennae simultaneously down the catheter body to the catheter handle. The Wi-Fi handpiece then transmits this data to a nearby laptop for viewing and analysis by the clinician.

In a typical catheter lab, these signal conversion functions are often carried out by “briefcase” sized devices processing the raw analog signals that must travel the full length of the catheter, outside the patient’s body and then from the patient to the equipment. While this is feasible for higher voltage signals from the heart, the signals from peripheral nerve bundles are often too faint to travel all this distance without loss or corruption and yet the typical catheter lab equipment is far too big to fit inside a catheter. The patented Autonomix solution shrinks these processes down to a microchip small enough to place immediately adjacent to the antennae detecting the signals, greatly reducing the distance the signals must travel. The picture of the “proprietary chipset” below is our actual chipset and is not a rendering.

As shown in the diagram below, this basket antenna array is built from a micro-thin, laser-cut flexible circuit board. We believe the special arrangement of the antennae will make it possible to effectively geolocate the nerve in 3-dimensional space for targeting treatment.

Sense, Ablate, Confirm

This sensing system is currently being developed to be deployed alongside a separate radio frequency ablation catheter system for a combined diagnostic and therapeutic solution which will require the use of two separate catheters that will be used during the procedure. However, our longer-term design is intended to combine the two catheters into one device so that the combined system could be capable of sensing, treating (ablating) and confirming successful treatment all with one relatively simple and minimally invasive procedure.

Focus on Pancreatic Cancer Patients

We believe the Autonomix sensing technology has the potential to provide a level of detail and resolution in navigating the peripheral nervous system that until now has simply not been possible. As such, we believe this platform, if shown to be effective, could be applied to a wide range of disorders throughout the body. With that said, our experience tells us that the best way to develop a new technology like this is to narrowly focus on a proof of concept that we think will reflect the capabilities of our system while providing the most expeditious pathway to regulatory clearance, commercialization and revenue generation.

For this reason, we are initially focusing on the treatment of pain associated with pancreatic cancer and we have designed our commercialization efforts around this as our first proposed indication for use.

We believe this is a good choice for several reasons:

Significant Unmet Need

According to a report by The Oncologist, titled “Pancreas Cancer-Associated Pain Management” first published April 22, 2021, “[p]ain is highly prevalent in patients with pancreas cancer,” “90% of these patients reported discussing pain with their health care provider,” and “50% of the respondents reported visits to the emergency room for symptoms related to pain.” One of the tragedies of this condition is that most pancreatic cancer patients have a short time to live and the debilitating pain resulting from the tumor can significantly reduce the quality of that remaining time. Moreover, we believe that prolonged pain can diminish a patient’s will to live, making that remaining time even shorter.

The standard of care for managing chronic abdominal pain due to pancreatic cancer typically begins with medical management, including non-opioid medications such as acetaminophen and NSAIDs. When this approach fails to provide adequate relief, second-line therapy often involves opioid pharmacotherapy. However, long-term opioid use is associated with tolerance, dependency, and adverse side effects that can ultimately outweigh the benefits.

The most common alternative method of treatment is a neurolytic celiac plexus blockade (“NCPB”), which is a percutaneous (via needle through the skin) ethanol injection guided by imaging, such as ultrasound or CT scan, to attempt to direct the ethanol (which will destroy neural tissue on contact) to the area of the pancreatic tumor and related peripheral nerves. Regardless of this initial targeting, the varied structure of the abdominal cavity leads to the potential for ethanol to either miss the intended target or migrate to unintended areas creating unwanted side effects.

Furthermore, according to a study titled “Neurolytic Celiac Plexus Block for Pain Control in Unresectable Pancreatic Cancer” published by the American Journal of Gastroenterology, 2007, Vol.102 (2), p.430-438, Article 430, meta-analysis from multiple randomized controlled trials suggests that patient benefits from NCPB are only marginally better than opioids and may not be outweighed by the potential risks. The most common side effects are diarrhea, transient hypotension, constipation, nausea and vomiting, and lethargy while rare major adverse events reported in the literature include infectious complications, bowel perforation, intraabdominal hemorrhage, fistula formation, stomach paralysis, partial paralysis of the lower limbs or loss of other motor function, chronic diarrhea, arterial damage, water on the lung, and death.

In contrast, we believe the Autonomix procedure could represent a much safer and more reliable treatment. This has the potential to significantly increase remaining quality of life for pancreatic cancer patients, and in so doing, even potentially extend overall survival.

To begin with, our entire approach is via arterial catheter, inserted in most cases via the femoral or brachial artery. We believe this method of access should significantly reduce the potential for complications as compared with NCPB. We believe our sensing technology has the potential to identify and target the nerves that are responsible for the pain signal and with the ability to focus the ablative energy on that target, we should have a much greater degree of accuracy, control and reliability as compared with NCPB.

When comparing to the use of opioids, we believe the potential benefits are even more obvious. The Autonomix procedure we are developing is, by design, targeted directly to the nerves responsible for the pain being treated and offers the potential for “one and done” durability, whereas opioids are systemic treatments subjecting the entire body to unnecessary exposure, requiring constant dosing, and inducing debilitating chronic systemic side effects as a consequence.

Beneficial Clinical Trial Dynamics/Expedited Regulatory Process

Despite the significant unmet need, there are very few clinical trials worldwide focused on improving pain management for pancreatic cancer patients and currently none that we are aware of in the proposed location of our planned first-in-human proof of concept study. We believe this means there is limited competition for such patients, making it theoretically easier to recruit for our trial.

At the same time, because we are focusing on palliative care for patients whose lives are being limited by a rare cancer, we believe regulatory authorities are willing to consider lower preclinical hurdles and smaller and simpler trial designs to help encourage trial sponsors to seek improved treatment options. However, these decisions are under the exclusive control of regulatory authorities and there is no guarantee that our trial designs will be approved. If regulatory authorities are willing to consider lower preclinical hurdles and smaller and simpler trial designs, this would translate into lower preclinical and clinical trial cost, as well as shorter completion times. Furthermore, study duration is also shortened by the very nature of the indication and primary efficacy endpoint: reduction of pain associated with pancreatic cancer.

Specifically, we intend for each patient to need only one treatment and we expect we will be able to immediately determine if there is any reduction of pain from our procedure such that an initial indication of pain reduction will likely be provided by patients upon conclusion of that treatment. Although follow-up visits will be required to assess continuing safety and durability of efficacy over a span of several months, an initial indication of efficacy will be available almost as quickly as patients are treated. For this reason, we are hopeful that the overall duration of this first trial will be measured in months rather than years, as is often the case for clinical trials with longer treatment durations or where a clinically significant response takes more time to be produced.

Meaningful Commercial Market

Although pancreatic cancer is considered a rare disease, according to the American Cancer Society “Key Statistics for Pancreatic Cancer” (https://www.cancer.org/cancer/types/pancreatic-cancer/about/key-statistics.html), the American Cancer Society estimates in 2023 that approximately 64,000 will be diagnosed with pancreatic cancer in the U.S. on an annual basis and an article in the International Journal of Cancer (Int. J. Cancer. 2021;149:993–1001) indicates that annual new cases in the European Union reached 109,000 in 2019 and are expected to grow. A market analysis published by Precedence Research (https://www.precedenceresearch.com/ pancreatic-cancer-market) reported that the global market for treatment of pancreatic cancer in 2022 was estimated to be $2.2 billion. Published research by The Oncologist, titled “Pancreas Cancer-Associated Pain Management” stated that “90% of patients [with pancreatic cancer] reported discussing pain with their health care provider”. As a point of reference, a one-month course of Abraxane (a commonly prescribed drug for the treatment of pancreatic cancer) has a retail price of more than $10,000. While this should not be considered an indicator of how an Autonomix procedure will ultimately be priced, we believe it reflects the magnitude of potential market size and helps form the basis for expecting a significant revenue opportunity from this indication.

The incidence of pancreatitis, a non-cancerous condition that can also result in chronic pain, is estimated to be as much as three times that of pancreatic cancer. We believe that, if our procedure is cleared for use in treating pancreatic cancer pain, we should be able to eventually expand that clearance to include pain resulting from pancreatitis.

The Potential to Impact Cancer

Recent independent research has indicated that neural pathways may play an insidious role in cancer progression. An article published in Metastatic Cancer: Clinical and Biological Perspectives, titled “Sympathetic Nervous System Regulation of Metastasis” demonstrates that as pancreatic tumors progress to invade the liver (a common occurrence in patients with pancreatic cancer and a significant driver of morbidity) they do so by traveling along local neural pathways. Our development team speculated that disruption of these pathways might have the potential to slow or stop the progression of the primary tumor.

In collaboration with a specialist in pancreatic cancer, we conducted a study in mice to see if ablation (in this study, ethanol ablation was used, similar to its use with NCPB in humans) of the nerve fibers around the pancreas might have an effect on tumor progression. As can be seen in this study summary, there was a reduction in tumor progression in this model. This was a small study, and we can’t be certain that these results are indicative of the potential for impacting tumor progression in humans, but we do see this as encouraging further study and may represent a future opportunity beyond pain management.

Indicative of Additional Market Potential

We believe pancreatic cancer pain management is a “proof of concept,” and we believe success here will be indicative of the potential of our system in a wide range of disorders where the peripheral nervous system is involved.

Examples of future potential additional uses include expanding to other visceral cancers that transmit pain through the celiac plexus, like pancreatic, gall bladder, liver, and bile duct, renal denervation for treating hypertension, addressing other sources of pain including lower back and other joint locations, Complex Regional Pain Syndrome (“CRPS”), and pelvic pain, pulmonary disorders such as chronic obstructive pulmonary disease, and urinary tract and digestive disorders, and enabling more targeted treatments in cardiology, just to name a few.

A Markets and Markets report, titled “Electrophysiology Market Global Forecast to 2027” published in February 2023 describes the global electrophysiology (EP) market as representing approximately $6.8 billion in 2021 in annual global revenue, and is expected to reach $11.6 billion by 2027. The vast majority of this market today is represented by cardiology related diagnosis and intervention. Our vision for the Autonomix technology is to help expand electrophysiology well beyond cardiology to include nearly all reaches of the peripheral nervous system and we believe doing so will ultimately result in a market opportunity much greater than the current projections for the EP.

We believe enabling targeted transvascular treatment of pain will enable us to access the $75 billion pain management market, as cited in the Mordor Intelligence Pain Management Market Industry Report (https://www.mordorintelligence.com/industry-reports/pain-management-market). Additionally, facilitating a safer, more targeted method for renal denervation should enable us to access the $23 billion hypertension market, as indicated by Polaris Market Research (https://www.polarismarketresearch.com/industry-analysis/global-hypertension-drug-market). When additional indications such as COPD, irritable bowel syndrome, and overactive bladder are included, we believe the Autonomix platform has the potential to address more than $100 billion in market opportunities.

Commercialization Plan

Regulatory Pathway

The most likely regulatory pathway for our technology is the De Novo classification request. This pathway is distinct from the more common 510(k) clearance process, which is only applicable when a legally marketed “predicate” device exists that performs the same function in a substantially equivalent manner. It is also different from the more rigorous Premarket Approval ("PMA") pathway, which is typically reserved for high-risk devices with no prior precedent or those requiring extensive clinical validation.

In our case, while sensing and ablation technologies are well-established, there is no existing device that combines our level of signal sensitivity or targets the specific indications we are pursuing. As such, we anticipate that the De Novo pathway—designed for novel, moderate-risk devices without a direct predicate—will be the most likely route to market.

Whether in the United States or EU, we must demonstrate that our technology is safe and effective. The safety standard is ultimately met through a combination of animal studies, independent laboratory testing, a design history file documenting compliance with established standards and, ultimately, human clinical trials. Many of these requirements are staged such that not all must be met on the front end of development. In addition, efficacy must be based on a sound scientific rationale and ultimately demonstrated in a human clinical trial.

Human trials are often designed to begin with a Proof of Concept (“PoC”); the US Food and Drug Administration (“FDA”) sometimes refers to these as Early Feasibility Studies (“EFS”) and then progress to a Pivotal, or approval, Trial ("Pivotal Trial"). The design and endpoints of Pivotal Clinical Trials are often negotiated with the relevant regulatory authority (i.e., FDA in the United States, EMA or country-specific Competent Authority (“CA”) in Europe). Our regulatory package for authorization to conduct our initial phase of our first-in-human proof of concept trial ("PoC 1") was approved by the Ethics Committee (“EC”) at our intended clinical site hospital outside the United States. This approval allowed the initial PoC trial to begin. The regulatory package submitted included not only a detailed clinical protocol for conducting the study, but also an extensive Investigator’s Brochure (“IB”) setting forth details about the equipment to be used, historical safety of human procedures conducted with this equipment and details of our animal studies using this equipment for the first time in the area of the pancreas. With the success of our PoC 1, we will initiate a follow-on PoC 2 phase in a market expansion opportunity that has the potential to double the addressable market beyond pancreatic cancer pain by evaluating additional visceral cancers that signal pain through the celiac plexus and earlier stage pancreatic cancers with moderate to severe pain. The PoC 1 trial protocol will be amended to include the gathering of additional interventional pain management information that will continue to advance key learnings and used to inform future clinical studies.

We are actively engaging with the FDA through the pre-submission process as we work toward initiating our U.S.-based IDE clinical trials. We intend to start with a small, single-site EFS study leading into a larger, multi-centered pivotal trial. The first PoC trial is not designed to replace the pivotal trial that will be required by the FDA to support our submissions for clearance in the United States, but rather to provide key learnings and procedural knowledge going into our FDA clinical trials.

According to an article by Applied Clinical Trials, titled “Medical Device Development: U.S. and EU Differences” published August 1, 2006 “[t]he way in which devices are regulated in the EU is very different from the way they are regulated in the United States,… [which] has introduced significant differences in time-to-market approval for the United States versus the EU, particularly in the case of high-risk Class III and Class IIb implantable devices.” While this is changing based on the advent of a new EU regulation called Medical Device Regulation (“MDR”) that is expected to make the EU process more like the FDA process, MDR is being rolled out country by country. We believe the approval process in some EU countries for utilizing CE marked devices off label is less demanding than in the US. As a result, we have decided to conduct the PoC in Europe instead of the US.

Once the PoC is established, however, there are compelling reasons to focus the approval process first and foremost in the US. One reason is that therapeutic procedures in the US will usually command higher prices and once those prices are set, EU pricing authorities will often index off of the US price. Another is that product launches are usually easier in the US where a single sales force can serve the entire region (as opposed to country-specific distribution teams in the EU) and where one regulatory standard applies across the board.

Upon completion of the Pivotal Trial, we expect to be in a position to submit our de novo application to the FDA, the review of which is expected to require approximately 170 days. We believe this entire timeline supports an ultimate FDA clearance (applications like this are not technically “approved” but rather “allowed” or “cleared”) in 2027. The foregoing timeline is not guaranteed and is subject to many of the risks and uncertainties disclosed in this prospectus and is subject to change.

Technology Development

Commercialization of our technology can be thought of in three distinct phases: (1) sensing, (2) ablation, and (3) the combination of these two technologies into an integrated device. We believe that commercial success can be achieved with either of the two technologies and is not dependent upon successful integration (meaning two distinct systems, one for sensing and one for ablation could also be viable, even if not optimal).

Similarly, our clinical development plan reflects the fact that the sensing and ablation systems are at different stages of development. Extensive testing in pigs (whose abdominal structure is considered similar to humans) has demonstrated that our sensing technology is capable of locating and targeting individual nerves around the renal artery. Considering the similarity in anatomy, both between pigs and humans and between the renal artery (supplying the kidneys) and the celiac and related arteries supplying the pancreas, we believe our sensing system may also be effective in humans and that the primary remaining risk relating to the sensing system is commercial execution.

Specifically, we believe one of the most demanding aspects of our commercialization plan will be scaling up from our existing sensing prototype to a robust commercial version. Today, our sensing device is hand built and includes a combination of hand-crafted and 3D printed parts, but we are actively engaged in the development of a more robust version which will meet requirements to be used in human clinical trials. We will divide this device into two subsets: (a) an electronics package (subassembly) that relies on semi-automated production of printed flexible circuit boards and electrical leads that is supplied to (b) a qualified catheter production process that will be contracted to a catheter production facility already experienced and certified in the “art” of catheter assembly. We expect the human clinical version to be completed in 2026 and the commercial scale up process to be completed by mid-2027, although there is no assurance that we will be able to meet such timeline.

Regarding the ablation system, safe and reliable off-the-shelf RF systems are currently available for use in cardiology and other electrophysiology indications. We are currently using one of these existing systems “off label” (in an area of the body for which the system is not yet approved by the relevant regulatory agency) in our proof-of-concept study to ablate the nerves near the pancreas of pancreatic cancer patients to demonstrate, for the first time ever, that transvascular ablation of those nerves may reduce pain in this patient population. The regulatory package submitted includes not only a detailed clinical protocol for conducting the study, but also an extensive Investigator’s Brochure (IB) setting forth details about the equipment to be used, historical safety of human procedures conducted with this equipment and details of our animal studies using this equipment for the first time in the area of the pancreas. To be clear, this first PoC trial is being conducted without the benefit of our sensing system because it has not yet been cleared by the FDA for use in humans.

The fact that this first PoC is essentially being performed “blind” (as all denervation procedures are currently done) simply means that it will not be as accurate as it could be. However, we believe if we successfully demonstrate that transvascular ablation is capable of mitigating pancreatic cancer pain, this would be a medical “first” and would represent an important breakthrough for the electrophysiology community. Likewise, we believe it could help support a request to the FDA to be granted “Breakthrough” status, which could accelerate our future commercialization efforts.

Also, what we are learning in the trial, about how to optimize ablation catheters for use outside the cardiology space, is being incorporated into the design of a customized RF catheter design for use in our own therapeutic device.

It is possible to receive clearance from the FDA (and EMA) based on a prototype system that is not optimized for manufacturing and for the necessary design for manufacturability process to be running in the background with the goal of having the commercial version ready for launch shortly after the prototype platform is FDA cleared. We would then use our existing de novo cleared device as our own predicate for 510(k) clearance of the commercial version.

Our plan is then to launch the commercial version of our system, most likely to a controlled region or list of KOLs (Key Opinion Leaders) to debug and optimize the commercial strategy before committing to a national/global launch.

Accordingly, our planning considers both the possibility of a stand-alone commercial launch or a licensing arrangement with a larger player. As we get closer to an actual FDA device clearance, our strategy approach will be reviewed and adjusted for practicality. The Autonomix management team, however, has experience with both approaches.

The following graphic sets forth our planned development timeline, however, these timeframes are not guarantees and this timeline is subject to many of the risks and uncertainties disclosed in this prospectus and is subject to change:

Revenue Model

We envision our device revenue model on several levels: (a) purely as a targeted therapy for disorders associated with pancreatic tumors (and pancreatitis), (b) as a standalone sensing technology for broad based diagnostics use and/or use in conjunction with other ablation systems or (c) as a combined sensing and ablation system targeting a wide array of disorders throughout the body.

There are four key elements of our device that will be provided to the user (hospital) to facilitate our technology: (1) a disposable sensing catheter with a handpiece (that connects to the catheter and could be partially or entirely disposable), (2) an RF catheter designed to reach the target nerves in the peripheral nervous system, (3) an RF energy source to power our custom RF ablation catheter, and (4) a user interface comprised primarily of software (translating data received from the catheter microchip and activating ablative energy in integrated systems) that could reside on existing hospital personal computer, or PC, systems or a dedicated PC system.

In general, we believe that hospitals place a high premium on disposability (maximizes patient safety, avoids complications of on-site sterilization) and that, if we can avoid the need for a significant outlay in “capital equipment” we should, since high-dollar capital equipment authorizations often involve additional bureaucracies within the hospital and complicate the sell-in process.

An important benefit of the Autonomix platform will be that it will rely on catheter systems and techniques that are familiar to interventional radiologists (our expected primary users) and should require a minimum of training for successful use.

Our selection of radio frequency as an energy source was made based upon what we believe is the well-understood status of the technology within the industry and the FDA. Additionally, we have found in pre-clinical testing that this energy source appears to provide a very effective method of ablating neural tissue. The software required in our device’s user interface will likely be provided at no or a nominal charge.

For the reasons described above, we believe the primary revenue model for Autonomix will be the sale of single-use disposable catheters to existing hospital catheter labs and that revenue volume will likely be a direct function of the number of procedures performed.

Intellectual Property

Patents and Pending Patent Applications

The Company has 18 patent families (representing various inventions relating to different aspects of its technology) comprising 82 issued patents (44 in the US thus far) and 39 pending patent applications. All patents and patent applications were originated by our co-founders, Mr. Toth and/or Dr. Schwartz, with filing dates ranging from 2012 through 2025.

The following table shows our material patents and the expiration dates (assuming maintenance/annuity fees are paid as required) as of September 19, 2025:

Issued Patents

Patent No.	Jurisdiction	Title	Patent Expiration Date
2013211951	Australia	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
2,862,862	Canada	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
3,151,885	Canada	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
ZL201380016637.3	China	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
ZL201710440397.X	China	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
2,804,527	European Patent Ratified in France, Germany, Ireland, Netherlands, UK	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
497881	India	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
347625	Mexico	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
372926	Mexico	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
11201406006X	Singapore	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
10,470,684	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	11/10/2034
12,376,757	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	2/7/2035
9,649,064	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	4/28/2033
10,022,085	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
11,013,459	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	6/30/2033
12,257,071	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	11/12/2033
2,874,620	Canada	Endoscopic Sympathectomy Systems and Methods	5/28/2033

2,852,339	European Patent Ratified in France; Germany; Ireland; UK	Endoscopic Sympathectomy Systems and Methods	5/28/2033
11201407873R	Singapore	Endoscopic Sympathectomy Systems and Methods	5/28/2033
9,968,790	United States of America	Endoscopic Sympathectomy Systems and Methods	7/14/2033
10,226,633	United States of America	Endoscopic Sympathectomy Systems and Methods	5/28/2033
11,344,731	United States of America	Endoscopic Sympathectomy Systems and Methods	5/28/2033
12,053,634	United States of America	Endoscopic Sympathectomy Systems and Methods	5/28/2033
2,876,080	Canada	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
2,861,145	European Patent Ratified in France; Germany; Ireland; Netherlands; UK	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
6,335,888	Japan	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
6,672,370	Japan	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
11201408219T	Singapore	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
10,206,616	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	9/10/2034
11,564,616	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	8/18/2033
2,889,674	Canada	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
2,914,334	European Patent Ratified in France; Germany; UK	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
9,956,034	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/18/2034
10,905,495	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	11/6/2033
12,011,214	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	5/13/2034
2013354932	Australia	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
2,892,449	Canada	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
388850	India	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
11201504119V	Singapore	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033

10,674,963	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	6/1/2036
12,369,859	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/8/2035
10,363,359	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	2/25/2036
11,478,582	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	8/2/2034
2,907,625	Canada	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	3/27/2034
2,978,372	European Patent Ratified in France; Germany; Ireland; Italy; UK	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	3/27/2034
11201507936U	Singapore	Neurological Traffic and Receptor Functional Evaluation and Modification	3/27/2034
10,004,458	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	1/16/2035
10,765,370	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	4/10/2034
11,589,820	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	12/4/2034
12,279,889	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	3/27/2034
2,926,088	Canada	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	10/14/2034
10,143,419	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	2/6/2035
11,272,877	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	2/6/2035
12,064,256	United Sates of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	3/6/2035
10,136,944	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	5/24/2035
11,382,687	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	4/3/2035
2015302050	Australia	ANS Assessment Systems, Kits, and Methods	8/7/2035
2,957,766	Canada	ANS Assessment Systems, Kits, and Methods	8/7/2035
3,177,201	European Patent Ratified as Unitary Patent	ANS Assessment Systems, Kits, and Methods	8/7/2035
11201701018P	Singapore	ANS Assessment Systems, Kits, and Methods	8/7/2035

10,791,924	United States of America	ANS Assessment Systems, Kits, and Methods	9/2/2037
11,883,103	United States of America	ANS Assessment Systems, Kits, and Methods	10/13/2036
3,226,792	European Patent Ratified as Unitary Patent and in Ireland and UK	Systems And Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/4/2035
3,364,869	European Patent Ratified as Unitary Patent	Controlled and Precise Treatment of Cardiac Tissues	10/20/2036
4,230,133	European Patent to be Ratified as Unitary Patent and in Ireland and UK	Controlled and Precise Treatment of Cardiac Tissues	10/20/2036
11,154,239	United States of America	Controlled and Precise Treatment of Cardiac Tissues	5/28/2038
12,369,852	United States of America	Controlled and Precise Treatment of Cardiac Tissues	6/6/2039
3,697,298	European Patent to be Ratified as Unitary Patent and in Ireland and UK	Medical Devices with Circuitry for Capturing and Processing Physiological Signals	10/17/2038
11,521,738	United States of America	Medical Devices with Circuitry for Capturing and Processing Physiological Signals	4/14/2039
11,848,078	United States of America	Medical Devices with Circuitry for Capturing and Processing Physiological Signals	10/17/2038
12,217,863	United States of America	Medical Devices with Circuitry for Capturing and Processing Physiological Signals	10/17/2038
3,304,565	European Patent Ratified as Unitary Patent and in Ireland and UK	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
9,730,639	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,092,241	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,238,340	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,485,484	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,869,635	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
11,445,979	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
12,070,334	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,874,830	United States of America	Smart Torquer and Methods of Using the Same	6/14/2037
12,295,646	United States of America	Smart Torquer and Methods of Using the Same	6/14/2037
3,359,026	European Patent to be Ratified as Unitary Patent and in Ireland and UK	Smart Torquer and Methods of Using the Same	9/21/2036

The following table shows our material pending patent applications as of September 19, 2025, (note that no expiration dates are specified for the pending patent applications since, in certain jurisdictions, e.g., United States of America, the patent expiration date is calculated at the time of issue/grant):

Pending Patent Applications

Application No.	Filing Date	Jurisdiction	Title
3239581	5/24/2024	Canada	Controlled Sympathectomy and Micro-Ablation Systems and Methods
21168169.7	5/13/2021	European Patent Office	Controlled Sympathectomy and Micro-Ablation Systems and Methods
19/258,286	7/2/2025	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods
19/054,104	2/14/2025	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods
3158197	5/4/2022	Canada	Endoscopic Sympathectomy Systems and Methods
18/771,099	7/12/2024	United States of America	Endoscopic Sympathectomy Systems and Methods
3184524	12/15/2022	Canada	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
202448028613	4/8/2024	India	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
18/079,361	12/12/2022	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
3183802	12/9/2022	Canada	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall
18/656,031	5/6/2024	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall
3151434	3/9/2022	Canada	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
24170108.5	4/12/2024	European Patent Office	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
19/258,543	7/2/2025	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
17/971,202	10/21/2022	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
3,205,904	7/10/2023	Canada	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
202348081808	12/1/2023	India	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
19/169,668	4/3/2025	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
3182302	11/28/2022	Canada	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
22175617.4	5/26/2022	European Patent Office	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
18/772,819	7/15/2024	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
17/833,964	6/7/2022	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
19/323,501	9/9/2025	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
23182480.6	6/29/2023	European Patent Office	ANS Assessment Systems, Kits, and Methods
3,210,898	9/1/2023	Canada	ANS Assessment Systems, Kits, and Methods
10202300654X	3/10/2023	Singapore	ANS Assessment Systems, Kits, and Methods
18/543,538	12/18/2023	United States of America	ANS Assessment Systems, Kits, and Methods
23171646.5	5/4/2023	European Patent Office	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
25151120.0	1/10/2025	European Patent Office	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
19/258,484	7/2/2025	United States of America	Controlled and Precise Treatment of Cardiac Tissues
19/004,748	12/30/2024	United States of America	Medical Devices with Circuitry for Capturing and Processing Physiological Signals
3,264,031	2/3/2025	Canada	Medical Devices Configured for Therapeutic Electroporation of Biologic Tissues
23853213.9	2/28/2025	European Patent Office	Medical Devices Configured for Therapeutic Electroporation of Biologic Tissues
19/099,897	1/30/2025	United States of America	Medical Devices Configured for Therapeutic Electroporation of Biologic Tissues
18/779,387	7/22/2024	United States of America	Elongated Conductors and Methods of Making and Using the Same
19/180,938	4/16/2025	United States of America	Smart Torquer and Methods of Using the Same
PCT/US2025/025299	4/18/2025	Patent Cooperation Treaty (PCT) / United States of America, Receiving Office	Medical Devices Configured for Temperature-Controlled Therapeutic Electroporation
PCT/US2025/025305	4/18/2025	Patent Cooperation Treaty (PCT)/ United States of America, Receiving Office	Medical Devices Configured for Therapeutic Electroporation with Adjustable Sections of an Elongate Member
PCT/US2025/025307	4/18/2025	Patent Cooperation Treaty (PCT)/ United States of America, Receiving Office	Medical Device Guide Sheaths with Return Electrodes for Bipolar Therapeutic Electroporation

Trademarks

The Company has one trademark for the mark “AUTONOMIX” in the United States, Australia, China, the European Union, India, Japan, Mexico, and Singapore. The registrations of these trademarks are effective for varying periods of time and may be renewed periodically provided we comply with all applicable renewal requirements, including, where necessary, the continued use of the trademarks in the applicable jurisdictions in connection with certain goods and services.

Competition

The electrophysiology market is served by a number of very large players including, for example, Medtronic and Boston Scientific, all of whom have substantially greater resources than Autonomix.

While the current standards of care for treating pancreatic cancer pain are comprised largely of generic drugs and injections, we are not aware of any person or company working on a transvascular sensing and ablation method for treating this indication. Although competitors like Medtronic are expanding the use of transvascular ablation techniques, we are not aware of anyone developing a sensing technology similar in capability to our technology.

Recent tests using Endoscopic Ultrasound-Guided Ablation to treat pancreatic cancer pain have claimed outcomes that may be better than NCPB, however this is still a percutaneous technique that we believe involves similar inherent risks of infection and internal damage as does NCPB. Conversely, we believe these risks are significantly reduced using a transvascular approach such as the Autonomix technology.

Description of Property

The Company leases office space as its headquarters in Texas and has access to a research and development facility in Pennsylvania.

Employees

As of June 30, 2025, we have 12 employees providing services to the Company, nine on a full-time basis and three on a part-time basis. Accordingly, a high percentage of the work performed for our development projects is conducted by qualified part-time staff and independent contractors.

Legal Proceedings

From time to time, we may become involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, our management does not believe that there are claims or actions, pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Regulation of Our Business

Our product candidate and operations are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration (“FDA”), under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and it’s implementing regulations, guidance documentation, and standards. Our sensing device and catheters are regulated by the FDA as medical devices. The FDA regulates the design, development, research, testing, manufacturing, safety, labeling, storage, record keeping, promotion, distribution, sale and advertising of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. The FDA also regulates the export of medical devices manufactured in the United States to international markets. Any violations of these laws and regulations could result in a material adverse effect on our business, financial condition and results of operations. In addition, if there is a change in law, regulation or judicial interpretation, we may be required to change our business practices, which could have a material adverse effect on our business, financial condition and results of operations.

Unless an exemption applies, before we can commercially distribute medical devices in the United States, we must obtain, depending on the type of device, either prior premarket clearance or premarket approval (PMA), from the FDA. The FDA classifies medical devices into one of three classes:

•

Class I devices, which are subject to only general controls (e.g., labeling, medical devices reporting, and prohibitions against adulteration and misbranding) and, in some cases, to the premarket clearance requirements;

•	Class II devices, generally requiring premarket clearance before they may be commercially marketed in the United States; and
•

Class III devices, consisting of devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device, generally requiring submission of a PMA supported by clinical trial data.

Our current product candidates are all class II devices and will require submission of a premarket notification.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a premarket notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer's decision.

PMA Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device for its intended use. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel's recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSRs.

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device's indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.

de novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The FDA Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the FDA Safety and Innovation Act of 2012, or the FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.

Clinical Trials

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) or de novo clearance. Such trials generally require an investigational device exemption application, or IDE, approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, record keeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patients' informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S. Similarly, in Europe the clinical study must be approved by a local ethics committee (EC) and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	Product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;
•

Quality System Regulation, or QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;
•	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;
•	approval of product modifications that affect the safety or effectiveness of one of our approved devices;
•

medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

•	post-approval restrictions or conditions, including post-approval study commitments;
•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device;
•	the FDA's recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;
•	regulations pertaining to voluntary recalls; and
•	notices of corrections or removals.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions.

Furthermore, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death.

The FDA has broad post-market and regulatory enforcement powers. Once we have a marketed product, we will be subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of some of our subcontractors. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions
•	customer notifications for repair, replacement, refunds;
•	recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for premarket clearance or premarket approval of new products or modified products;
•	operating restrictions;
•	withdrawing premarket clearances or PMA approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

Glossary

Unless we otherwise indicate, or unless the context requires otherwise, any references in this prospectus to the following medical terms have the respective meanings set forth below:

ablation: the removal or destruction of a body part or tissue or its function. This is often conducted with energy-based devices utilizing radio frequency or pulsed electrical field energy.

cardiomyocyte: the cell responsible for the contraction of the heart.

catheter: a thin tube made from medical grade materials serving a broad range of functions; catheters are medical devices that can be inserted in the body to treat diseases or perform a surgical procedure.

celiac plexus: also known as the solar plexus because of its radiating nerve fibers, is a complex network of nerves located in the abdomen, near where the celiac trunk, and other arteries branch from the abdominal aorta.

electrophysiology: the branch of physiology that deals with the electrical phenomena associated with nervous and other bodily activity.

hypertension: high blood pressure.

microvolt: one millionth of a volt.

palliative care: specialized medical care for people living with a serious illness focused on providing relief from the symptoms and stress of serious illness.

renal artery: the main blood vessel that supplies blood to a kidney.

transvascular: across the wall of a blood vessel (or similar vessel).

unresectable: unable to be removed with surgery.

Available Information

Our Internet address is www.autonomix.com. On this website, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”): our Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; our proxy statements related to our annual stockholders’ meetings; and any amendments to those reports or statements. All such filings are available on our Web site free of charge. The charters of our audit, nominating and governance and compensation committees and our Code of Business Conduct and Ethics Policy are also available on our Web site and in print to any stockholder who requests them. The content on our Web site is not incorporated by reference into this prospectus.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of September 19, 2025. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Brad Hauser	48	Chief Executive Officer
Lori Bisson	55	Executive Vice Chairman
Dr. Robert Schwartz	74	Chief Medical Officer
Landy Toth	48	Chief Technology Officer
Trent Smith	56	Chief Financial Officer
Walter V. Klemp	66	Executive Chairman
Jonathan P. Foster	61	Director
David Robins	56	Director
Christopher Capelli	65	Director

Set forth below is biographical information about each of the individuals named in the table above:

Bradley Hauser, Chief Executive Officer. Mr. Hauser became our President and Chief Executive Officer effective June 17, 2024. Prior to his appointment as President and Chief Executive Officer, Mr. Hauser served as the Chief Operating Officer at Beauty Health from January 2023 to June 2024. Mr. Hauser previously served as the President and Chief Executive Officer of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics, from November 2020 to December 2021. Soliton was purchased by AbbVie in 2021 and he continued to provide transition support post-acquisition as the President and Chief Executive Officer of Soliton with Allergan Aesthetics, an AbbVie company, until July 2022. Mr. Hauser previously served as Vice President, Research and Development and General Manager for CoolSculpting at Allergan Pharmaceuticals since ZELTIQ Aesthetics, Inc. was acquired by Allergan in April 2017. Previously, he served as the Senior Vice President of Research and Development at ZELTIQ Aesthetics, Inc. from January 2017 to April 2017 and as its Vice President of Research and Development from July 2015 to January 2017. Mr. Hauser joined ZELTIQ in December 2013 as Vice President of Product and Clinical Strategy. Prior to joining ZELTIQ, he held multiple roles in the aesthetic industry, including Executive Vice President of Commercial Operations for Cutera, Director of Research and Development at Medicis and Managing Director of Product and Clinical Marketing at Solta Medical. Mr. Hauser received his B.A. degree in Human Biology from Stanford University.

Lori Bisson, Executive Vice Chairman. Ms. Bisson joined us in July 2023 as a director and served as our Chief Executive Officer from July 2023 until June 2024 and as Executive Vice Chairman since June 2024. From January 2015 until June 2022, Ms. Bisson served as Chief Financial Officer of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics. Soliton was purchased by AbbVie in 2021 and she continued to provide transition support post-acquisition. Prior to joining Soliton, Ms. Bisson worked as a financial and business development consultant as a shareholder in Condon & Company, PC, from 2009 through December 2014, where she advised a number of life science companies. From 2005 to 2009, Ms. Bisson served as the Chief Financial Officer and Vice President of Operations for Zeno Corporation, a medical device company focused on new technology in the aesthetics area. Ms. Bisson previously served as the Chief Financial Officer of Gulfstream Trading, Ltd., an international oil trading organization from 2001 to 2005. From 1995 to 2001, Ms. Bisson held various positions with Drypers Corporation, a publicly traded multinational consumer products company, where she ultimately held the title of Vice President of Integrated Solutions and oversaw accounting, information technology, and logistics for the U.S. operation. Ms. Bisson began her career at Arthur Andersen, LLP as an auditor focused on consumer products companies. Ms. Bisson also serves as an advisor to Moleculin Biotech, Inc., a clinical stage pharmaceutical company focused on the development of oncology drug candidates. Ms. Bisson is a Certified Public Accountant and holds a B.A. degree in Accounting from Baylor University. We believe that Ms. Bisson’s extensive experience in the medical device field provides her with the qualifications to serve as a director.

Dr. Robert Schwartz, Chief Medical Officer. Dr. Schwartz was a co-founder of our company, has served as our Chief Medical Officer since June 2023, and served as our Chief Executive Officer from February 2022 until June 2023. Dr. Schwartz is President of the Jon DeHaan Center for Medical Innovation. He was previously Director at the Center for Applied Vascular Biology and Interventions, Mayo Foundation. Dr. Schwartz has also served as Professor and Associate Professor at the Mayo Medical School. He holds Board Certifications on the National Board of Medical Examiners, American Board of Internal Medicine, and the American Board of Internal Medicine, Cardiovascular Diseases. He has published numerous articles in peer review journals dealing with various topics in interventional cardiology. Dr. Schwartz is the recipient of various awards including the Andreas Gruentzig Award for Basic Research in Coronary Restenosis from the Thoraxcenter/European Society of Cardiology. He holds professional memberships as Fellow of the American College of Cardiology, American Heart Association, and The Society for Cardiac Angiography and Interventions. Dr. Schwartz is also a member of the Society of Atherosclerosis Imaging. Dr. Schwartz received a Master’s Degree in Electrical Engineering, and his doctorate from the University of Colorado-Denver and continued his internship, residency, and Fellowship at the Mayo Graduate School of Medicine. Dr. Schwartz has agreed to provide services to us on a part-time basis of 25% of his working time.

Landy Toth, Chief Technology Officer. Mr. Toth is a key inventor and is responsible for Autonomix’s development efforts to date. Mr. Toth founded Tricord Holdings, LLC in 2012 and Autonomix in August 2014 and has been the Chief Technology Officer since that time. In addition to these efforts, he founded and has filled the role of Chief Technology Officer of LifeLens Technologies, Inc. since September 2016. Over the past 20 years, Mr. Toth has successfully commercialized medical device technologies within startup environments. His focus has been the development and commercialization of wearable and interventional diagnostic medical technologies. He presently has 647 publications across 56 patent families. His portfolio has a grant rate greater than 70% after 2 years. Mr. Toth holds a MASc from the University of Toronto and a BASc from the University of Waterloo. Mr. Toth has also been an employee of Davos Chemical Corporation since January 2011. Mr. Toth has agreed to provide services to us on a part-time basis of 25% of his working time.

Trent Smith, Chief Financial Officer. Mr. Smith joined us in July 2023 as our Chief Financial Officer. Mr. Smith has extensive management, accounting, financial and international experience. From June 2018 to September 2022, Mr. Smith served as the Corporate Controller and Vice-President of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics that was acquired by AbbVie, Inc. in December 2021 and he continued to provide transition support post acquisition. From 2011 to 2018, Mr. Smith held various positions with InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry, where he served as Corporate Controller and Vice-President before a promotion to Chief Accounting Officer and Executive Vice President. From 2010 to 2011, Mr. Smith served as the Director of External Reporting of Syncreon Holdings, Inc., an international leader in global supply chain management, where he was responsible for creating the external reporting department to be compliant with SEC type reporting. From 2006 to 2010, Mr. Smith served as the Director of Accounting and Financial Reporting of Champion Homes, Inc., a leader in the manufactured housing industry and one of the largest modular homebuilders in North America. From 2005 to 2006, Mr. Smith served as the Director of External Financial Reporting for Dura Automotive Systems, a Tier 1 international designer and manufacturer of automotive components headquartered in Auburn Hills, MI. From 1999 to 2006, Mr. Smith served in various roles and divisions for Valeo, Inc., an international Tier 1 automotive supplier, including as Financial Controller and Treasurer of Valeo Distribution North America and Director of Accounting and Internal Controls for Valeo Wiper Systems, Valoe’s largest division in North America. Mr. Smith began his professional career as an auditor with Deloitte & Touche, LLP in 1995. Mr. Smith served on active duty in the United States Navy from 1987 through 1991 and the reserves until 1993. Mr. Smith is a Certified Public Accountant and a graduate of the University of Illinois where he earned a Bachelor of Science in Accounting.

Walter V. Klemp, Executive Chairman. Mr. Klemp joined us in January 2022 as our Executive Chairman. Mr. Klemp is a co-founder of Moleculin Biotech, Inc., a clinical-stage pharmaceutical company, and has served as its Chairman of the Board and Chief Executive Officer since July 2015 and as president since August 2017. From July 2018 until December 2021, Mr. Klemp served as Executive Chairman on the Board of Directors of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics. In December 2021 Soliton, Inc. was acquired by AbbVie, Inc. From November 2011 to July 2018, Mr. Klemp served as Chief Executive Officer of Soliton. Mr. Klemp served as President and Chief Executive Officer of Zeno Corporation from 2004 to April 2011, where he developed and marketed dermatology devices and drugs from concept through FDA approval and market launch. From 1987 to 2000, Mr. Klemp served as Chief Executive Officer and Chairman of Drypers Corporation, a publicly traded multinational consumer products company that was listed as #1 on the INC 500 List of America’s Fastest Growing Companies. We believe that Mr. Klemp’s extensive experience in the medical device field provide him with the qualifications to serve as a Chairman of the Board.

Jonathan P. Foster, Director. Mr. Foster joined us in January 2022 as a director. Mr. Foster has served as the Chief Financial Officer and Executive Vice President of Moleculin Biotech, Inc., a clinical-stage pharmaceutical company, since August 2016. Mr. Foster brings more than 30 years in financial experience holding a variety of executive and senior financial positions with public, private, start-up to large corporate and international companies. From February 2012 to August 2016, Mr. Foster served as Chief Financial Officer and Executive Vice President of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry. From May 2011 to January 2012, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG. Prior to that Mr. Foster served in various C-suite capacities with public and private companies with his start beginning as Manager at Deloitte & Touche, LLP. Mr. Foster served on the Board of Financial Institutions for the State of South Carolina from 2006 to 2012 and from June 2018 until December 2021 served on the Board of Directors of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics, where he was the Chairman of the Audit and Compensation Committees and the past Chairman of the Nominating & Governance Committee. In December 2021 Soliton, Inc. was acquired by AbbVie, Inc. Since June 2021, Mr. Foster has served on the Board of Directors of Volcon, Inc. where he is the past Chairman and current member of the Audit Committee, a member of the Nominating & Governance Committee and is the Chairman of the Compensation Committee. Mr. Foster is a Certified Public Accountant (South Carolina) and holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. He received his BS in Accounting from Clemson University in 1985. We believe that Mr. Foster’s extensive experience in the medical field provide him with the qualifications to serve as a director.

David Robins, Director. Mr. Robins was a co-founder of our company and has served as a director since February 2022. Mr. Robins is also a founder and board member of LifeLens that is currently developing on the body sensing devices. Since 2013, Mr. Robins has served as co-CEO of DavosPharma, a privately held corporation that focuses on supporting biotechnology and medical device companies with manufacturing their products for clinical trials and commercialization. He received his BS in Engineering Chemistry from Queen’s University in Kingston, Ontario and a MS in Chemical Engineering from Syracuse University. Mr. Robins has a significant background in taking medical devices and drugs from clinical trials to commercialization and FDA approvals. We believe that Mr. Robins’ extensive experience in medical device development provide him with the qualifications to serve as a director.

Christopher Capelli, Director. Dr. Capelli currently works at AbbVie as the Scientific Officer & Medical Device Advisor/Soliton for Allergan Aesthetics R&D Surgical Devices. Prior to being acquired by AbbVie in December 2021, he was the Vice Chairman of the Board, Chief Science Officer and Co-founder for Soliton, Inc., a medical device company that was commercializing RESONIC™ for the dermatologic esthetics marketplace based on its Rapid Acoustic Pulse (“RAP”) technology. Dr. Capelli is the lead inventor in Soliton’s RAP technology. A graduate of Massachusetts Institute of Technology (“MIT”) with a Bachelor of Science degree in Mechanical Engineering, Dr. Capelli earned his MD from the University of Wisconsin Medical School and maintains a medical license in the State of Wisconsin. As a result of his scientific work since graduating from MIT, Dr. Capelli holds over 100 issued patents and patent applications worldwide. These patents served as the basis for the creation of five companies having a total market capitalization greater than $36 billion. As a businessman, Dr. Capelli has been directly involved in the start-up of numerous venture-capital backed biomedical company ventures. We believe that Dr. Capelli’s extensive experience in medical device development provide him with the qualifications to serve as a director.

No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

EXECUTIVE AND DIRECTOR COMPENSATION

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with our company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Ms. Bisson and Mr. Klemp, are independent as defined under the Nasdaq Rules.

Executive Officer Compensation

Summary Compensation Table – Fiscal 2025 and 2024

Name and Principal Position		Year	Salary ( $ )	Non-Equity Incentive Plan Compensation ( $ )	Option Awards ( $ ) (1)	All Other Compensation ( $ ) (2)	Total ( $ )

Brad Hauser - Chief Executive Officer	(3)	2025	356,250	202,350	1,103,961	-	1,662,561

Lori Bisson - Former Chief Executive Officer	(4)	2025	210,000	93,813	355,285	-	659,098
and current Executive Vice Chairman		2024	225,000	150,000	1,468,725	17,505	1,861,230

Dr. Robert Schwartz, Former Chief Executive Officer		2025	100,000	33,250	247,861	-	381,111
and current Chief Medical Officer		2024	100,000	35,000	-	-	135,000

Landy Toth - Chief Technology Officer	(5)	2025	147,917	-	165,241		313,158
		2024	187,500	-	-	-	187,500

Trent Smith - Chief Financial Officer		2025	295,000	108,300	214,831	-	618,131
	(6)	2024	159,375	74,250	673,783	18,114	925,522

Walter Klemp - Executive Chairman	(7)	2025	160,417	-	165,241	-	325,658
		2024	200,000	-	-	-	200,000

(1)

Represents the full grant date fair value of the option award our board approved and granted to each non-employee director, calculated in accordance with FASB ASC Topic 718. These option awards have been updated from the prior year 10-K/A filed on July 26, 2024 to reflect the option awards broken down for fiscal years 2025 and 2024. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer or director. For a summary of the assumptions made in the valuation of the awards, please see Note 4 to our financial statements as of and for the period ended March 31, 2025 included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on May 29, 2025.

(2)

Other compensation amount represents healthcare insurance costs the Company currently pays for all employees, including $12,634 each for Ms. Bisson and Mr. Smith in fiscal year 2024. In addition, during fiscal year 2024, the Company reimbursed Ms. Bisson $4,871 and Mr. Smith $5,480 each for COBRA reimbursements.

(3)	Mr. Hauser joined the Company on June 17, 2024. Mr. Hauser's annual base salary was $450,000.

(4)	Ms. Bisson joined the Company on July 1, 2023. Ms. Bisson's annual base salary was $300,000. Ms. Bisson's annual base salary was increased to $375,000 on February 1, 2024. Ms. Bisson's annual base salary was decreased to $150,000 on June 17, 2024 upon transitioning to Executive Vice Chairman.

(5)

Mr. Toth took voluntary pay reductions in 2024-25 as follows: $50,000 in June 2024 and an additional $87,500 effective April 2025, which resulted in Mr. Toth’s annual salary being $50,000 on a go-forward basis.

(6)	Mr. Smith joined the Company on July 24, 2023. Mr. Smith's annual base salary was $225,000. Mr. Smith's base salary was increased to $285,000 on February 1, 2024.

(7)

Mr. Klemp took voluntary pay reductions in 2024-25 as follows: $50,000 in June 2024 and an additional $100,000 effective April 2025, which resulted in Mr. Klemp’s annual salary being $50,000 on a go-forward basis.

Employment Agreements

Brad Hauser Employment Agreement

On June 17, 2024, we entered into an employment agreement with Brad Hauser pursuant to which Mr. Hauser agreed to serve as our chief executive officer and president for an initial three-year period, which may be extended on a year-to-year basis. Mr. Hauser’s agreement provides for an initial annual base salary of $450,000 (subject to an annual review and increase at the discretion of our Compensation Committee) and a target annual bonus of 60% of his base salary. Pursuant to the agreement, Mr. Hauser was granted a ten-year option (the “Inducement Options”) to purchase 45,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment agreement. The option vests in four equal annual installments (or 11,250 shares each installment) on each of the succeeding four anniversary dates of the execution of the employment agreement, provided Mr. Hauser is employed by us on each vesting date. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Mr. Hauser for “good reason,” all of the unvested options shall immediately vest. The Inducement Options were granted outside of our 2023 Stock Plan as an inducement material to Mr. Hauser’s entering into employment with us in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). Commencing with the year ending March 31, 2025, Mr. Hauser will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The number of shares underlying the target annual option grant will be equal to $1,000,000 divided by the Black-Scholes value per share of our common stock on the date of grant.

If Mr. Hauser’s employment is terminated at our election without “cause,” or by Mr. Hauser for “good reason,” Mr. Hauser shall be entitled to receive severance payments equal to twelve months of Mr. Hauser’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts shall be increased by 50% if Mr. Hauser’s agreement is terminated without “cause” or by Mr. Hauser for “good reason” within three months prior to or twelve months after a “change of control.” In the event that any payments or benefits provided to Mr. Hauser would trigger the excise tax under Section 4999 of the Internal Revenue Code or any similar provision, the Company agreed to provide Mr. Hauser with a gross-up payment to ensure that, after payment of all taxes (including the excise tax, federal, state, and local income taxes, and employment taxes) imposed on the gross-up payment, Mr. Hauser receives a net amount equal to the payments or benefits Mr. Hauser would have received if the excise tax didn't apply.

Lori Bisson – Executive Vice Chairman (former Chief Executive Officer)

On June 17, 2024, we entered into an employment agreement with Lori Bisson pursuant to which Ms. Bisson agreed to serve as our Executive Vice Chairman and Strategic Adviser to the Chief Executive Officer for a two-year period. Ms. Bisson’s agreement provides for an initial annual base salary of $150,000 (subject to an annual review and increase at the discretion of our Compensation Committee) and a target annual bonus of 50% of her base salary. Pursuant to the agreement, Ms. Bisson continued to vest in the option grants issued to Ms. Bisson in her role as chief executive officer and president in accordance with the vesting schedule set out in her initial employment agreement. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Ms. Bisson for “good reason,” all of the unvested options shall immediately vest. Ms. Bisson is entitled to receive any compensation, including incentive compensation, for the fiscal year ended March 31, 2024 that has not been paid as of the date of the agreement. Commencing with the year ending March 31, 2025, Ms. Bisson will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Ms. Bisson agreed to waive any severance payments due to her in connection with the termination of the prior employment agreement that we entered into with her on June 30, 2023.

On June 30, 2023, we entered into an employment agreement (the “prior agreement”) with Lori Bisson pursuant to which Ms. Bisson agreed to serve as our Chief Executive Officer commencing July 1, 2023 for an initial term of three years, which would have been automatically renewed for additional one-year terms unless either party chose not to renew the prior agreement. The prior agreement provided for an initial annual base salary of $300,000. Ms. Bisson was eligible to receive an annual bonus of up to 50% of her base salary, provided that the final determination on the amount of the annual bonus, if any, would be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the prior agreement, Ms. Bisson was granted a ten-year option to purchase 46,680 shares of our common stock at an exercise price of $40.00 per share. The option vests in 48 equal installments (or approximately 973 shares each installment) on each of the succeeding forty-eight monthly anniversary dates of the execution of the prior agreement, provided Ms. Bisson is either CEO or a member of the Board of Directors on such vesting date. In the event of a “change of control” or the termination of the prior agreement by us without “cause” or by Ms. Bisson for “good reason,” all of the unvested options shall immediately vest. Commencing with the first full compensation year subsequent to the completion of this offering, Ms. Bisson was eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The number of shares underlying the target annual option grant for the initial grant after the completion of the IPO was to be equal to $300,000 divided by the Black-Scholes value per share of our common stock on the date of grant. In the event Ms. Bisson’s prior agreement was terminated without “cause” or by Ms. Bisson for “good reason” within three months prior to or twelve months after of a “change of control”, all of the unvested options shall immediately vest.

If Ms. Bisson’s employment was terminated at our election without “cause”, which required 90 days advance notice, or by Ms. Bisson for “good reason,” Ms. Bisson was entitled to receive severance payments equal to twelve months of Ms. Bisson’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts would have been increased by 50% if Ms. Bisson’s agreement was terminated without “cause” or by Ms. Bisson for “good reason” within three months prior to or twelve months after of a “change of control.” Ms. Bisson agreed not to compete with us until twelve months after the termination of her employment.

Trent Smith – Chief Financial Officer

On July 24, 2023, we entered into an employment agreement with Trent Smith pursuant to which Mr. Smith agreed to serve as our Chief Financial Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party provides 90 days written notice to the other party of its decision not to renew the agreement. The agreement provided for an initial annual base salary of $225,000. Mr. Smith is eligible to receive an annual bonus of up to 33% of his base salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the agreement, Mr. Smith was granted a ten-year option to purchase 21,250 shares of our common stock at an exercise price of $40.00 per share. The option vests vest in four equal annual installments (or approximately 5,313 shares each installment) on each of the succeeding four anniversary dates of the execution of the employment agreement, provided Mr. Smith is CFO on such vesting date. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Mr. Smith for “good reason,” all of the unvested options shall immediately vest. Commencing with the fiscal year ended March 31, 2025, Mr. Smith will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Smith’s employment is terminated upon his disability or death, at our election without “cause”, which requires 90 days advance notice, or by Mr. Smith for “good reason,” which requires 30 days advance notice, Mr. Smith shall be entitled to receive severance payments equal to nine months of Mr. Smith’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts shall be increased to thirteen and one-half months of Mr. Smith’s base salary and 125% of the target bonus for the year in which such termination occurs if Mr. Smith’s agreement is terminated without “cause” or by Mr. Smith for “good reason” within three months prior to or twelve months after a “change of control.” Mr. Smith agreed not to compete with us until twelve months after the termination of his employment.

Other Agreements

In January 2022, we entered into an at-will employment letter with Dr. Schwartz to serve as our acting Chief Executive Officer on a part-time basis comprising 25% of his working time until we identified a full-time Chief Executive Officer, at which time Dr. Schwartz would become our Chief Medical Officer. Pursuant to the letter, we agreed to pay Dr. Schwartz a base salary of $100,000 per year, and to pay Dr. Schwartz an annual incentive cash bonus of up to 35% of his base salary subject to the achievement of agreed upon goals and objectives and the approved of our Board of Directors or Compensation Committee. In connection with the employment letter, we issued Dr. Schwartz a grant of 20,000 shares of our common stock. Upon the appointment of Ms. Bisson as Chief Executive Officer, Dr. Schwartz agreed to serve as our Chief Medical Officer on a part-time basis comprising 25% of his working time.

Effective January 2022, we entered into an amended and restated consulting agreement with Mr. Toth to provide services to us on a part-time basis comprising 25% of his working time. Pursuant to the consulting agreement, we agreed to pay Mr. Toth a base salary of $187,500 per year commencing in June 2022. In connection with the consulting agreement, we issued Mr. Toth a stock grant of 77,500 shares of common stock. The consulting agreement may be terminated by either party on 30 days’ notice.

In January 2022, we entered into a director offer letter with Mr. Klemp to serve as our Executive Chairman. Pursuant to the letter, we agreed to pay Mr. Klemp annual board fees of $200,000 per year. In connection with Mr. Klemp’s appointment to the Board, we issued Mr. Klemp a stock grant of 144,500 shares of common stock.

Narrative Disclosure to Summary Compensation Table

We have established for compensation purposes a compensation year that matches our fiscal year that ends March 31. Subsequent to the end of the fiscal year, our Compensation Committee completes its annual review of executive compensation and determines, after researching comparable companies, the compensation arrangements for the next compensation year.

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the individual executive’s performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then determines the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

For the 2025 fiscal year, the base salaries for Ms. Bisson, Dr. Schwartz, Mr. Toth, Mr. Smith, Mr. Klemp and Mr. Hauser were $375,000, $100,000, $137,500, $285,000, $150,000, and $450,000, respectively. Upon Ms. Bisson’s change in responsibilities in June 2024, her annual base salary was reduced to $150,000. For the 2026 fiscal year, the base salaries for Ms. Bisson, Dr. Schwartz, Mr. Toth, Mr. Smith, Mr. Klemp and Mr. Hauser will be $150,000, $50,000, $50,000, $296,400, $50,000, and $468,000, respectively.

Annual Bonus and Non-Equity Incentive Plan Compensation.

We seek to motivate and reward our executives for achievements relative to our corporate goals and objectives, and with respect to their respective individual goals, for each fiscal year. For the last fiscal year, the target bonus for Ms. Bisson, Dr. Schwartz, Mr. Toth, Mr. Smith and Mr. Klemp and Mr. Hauser were 50%, 35%, 0%, 40%, 0%, and 60%, respectively, of their base salary. For the 2026 fiscal year, the target bonus each year for Ms. Bisson, Dr. Schwartz, Mr. Toth, Mr. Smith, Mr. Klemp and Mr. Hauser are 50%, 35%, 0%, 40%, 0%, and 60%, respectively, of their base salary.

The actual performance-based annual bonus paid is calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year, which represents the total potential bonus payable to our named executive officers, and the percentage attainment of the individual goals approved by our Compensation Committee with respect to our other executive officers. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. At the end of the fiscal year, the Compensation Committee reviews our performance against our goals and objectives and approves the extent to which we achieved each of our corporate and individual goals and objectives, and, for each named executive officer, the amount of the bonus awarded.

For the last fiscal year, bonuses were awarded based on our achievement of specified corporate goals, including securing strategic partnerships, progress on our pivotal trial, completion of financings, and completion of the ongoing clinical proof of concept trial. These corporate goals account for 100% of our base line bonuses. In addition, our Compensation Committee specified a series of “stretch goals,” that, if achieved, would result in an additional 20%. Based on the level of achievement, our Compensation Committee awarded Ms. Bisson, Dr. Schwartz, Mr. Smith and Mr. Hauser 95%, respectively, of their potential bonuses for the year. These actual bonus amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

For the 2026 fiscal year, bonuses will be awarded based on our achievement of specified corporate goals, including securing strategic partnerships, progress on our pivotal trial, completion of financings, design lock for catheter and completion of the second phase of the clinical proof of concept trial. These corporate goals account for 100% of our base line bonuses. In addition, our Compensation Committee specified a series of “stretch goals,” that, if achieved, would result in an additional 20%.

Long-Term Incentives

Our 2023 Stock Plan provides for the grant of stock options, stock awards, stock unit awards and stock appreciation rights to key employees, non-employee directors and consultants.

Each year our Compensation Committee establishes a value for the expected equity grant issuable to each of our named executive officers. For options, we typically set the option exercise price and grant date fair value based on the closing price of our common stock on Nasdaq on the date of grant, however, there may be instances where we may use an average closing price, up to five days, to set the option exercise price. The shares underlying options typically vest in four equal annual installments. For other equity awards, the grant date fair value is based on the closing price of our common stock on Nasdaq on the date of grant.

As of September 19, 2025, no equity grants for Ms. Bisson, Mr. Smith, Mr. Klemp and Mr. Hauser have been granted for fiscal year 2026. The final determination for any equity grants remain at the discretion of the Compensation Committee.

Equity Awards

The following table sets forth certain information concerning our outstanding equity awards for our named executive officers at March 31, 2025.

Outstanding Equity Awards At Fiscal Year-End

		Option Awards
Name and Principal Position	Grant Date of Equity Award	Number of Securities Underlying Unexercised Options ( # ) Exercisable (1)	Number of Securities Underlying Unexercised Options ( # ) Unexercisable (1)	Option Exercise Price ( $ )	Option Expiration Date

Brad Hauser - Chief Executive Officer	06/17/24	-	45,000	$27.00	06/17/34

Lori Bisson - Former Chief Executive Officer and	06/21/24	-	18,862	$26.56	06/21/34
current Executive Vice Chairman	06/30/23	20,423	26,257	$40.00	06/30/33

Dr. Robert Schwartz, Former Chief Executive Officer and current Chief Medical Officer	06/21/24	-	13,159	$26.56	06/21/34

Landy Toth - Chief Technology Officer	06/21/24	-	8,773	$26.56	06/21/34

Trent Smith - Chief Financial Officer	06/21/24	-	11,405	$26.56	06/21/34
	07/24/23	5,313	15,937	$40.00	07/24/33

Walter Klemp - Executive Chairman	06/21/24	-	8,773	$26.56	06/21/34

(1)

The shares underlying the options granted on June 30, 2023 for Ms. Bisson vest in equal monthly installments over a four-year period (i.e., 1/48th of each grant vests each month on the anniversary of the grant date). All other shares underlying the options granted vest in annual installments over a four-year period (i.e., one-quarter of each grant vests on the first, second, third and fourth anniversary of the grant date), subject to continued service with us through each applicable vesting date.

Director Compensation

In January 2022, we entered into a director offer letter with Mr. Klemp to serve as our Executive Chairman. Pursuant to the letter, we agreed to pay Mr. Klemp annual board fees of $200,000 per year commencing April 1, 2022. In connection with Mr. Klemp’s appointment to the Board, we issued Mr. Klemp a stock grant of 144,500 shares of common stock.

In January 2022, we entered into a director offer letter with Mr. Foster to serve as a director. Pursuant to the letter, we agreed to pay Mr. Foster annual board fees of $50,000 per year. In connection with Mr. Foster’s appointment to the Board, we issued Mr. Foster a stock grant of 35,000 shares of common stock.

In February 2022, we entered into a director offer letter with Mr. Robins to serve as a director. In connection with Mr. Robins’ appointment to the Board, we issued Mr. Robins a stock grant of 5,000 shares of common stock.

In September 2023, we entered into a director offer letter with Mr. Capelli to serve as a director. In connection with Mr. Capelli’s appointment to the Board, we issued Mr. Capelli a stock option to purchase up to 3,750 shares of common stock.

Commencing upon the closing of our IPO in January 2024, our non-employee directors began to receive annual compensation of $50,000.

In May 2024, the Board of Directors approved an updated non-employee director compensation plan, pursuant to which upon the initial appointment (or election) of an non-employee director to the Board, the non-employee director shall be issued a 10-year option to purchase 3,750 shares of the Company’s common stock, under the 2023 Stock Plan, that will vest in three equal annual installments over a three-year period. In addition, on the date of our annual meeting, each non-employee director that is re-elected at the Annual Shareholder Meeting will be issued a 10-year option to purchase 2,500 shares of the Company’s common stock, under the 2023 Stock Plan that will vest quarterly over a one-year period. In addition, each non-employee director will receive an annual compensation of $40,000 and special service pay amounts based on service for committee responsibilities as follows: Audit Committee Chairman - $15,000; Compensation Committee Chairman - $10,000; and Nominating and Governance Chairman - $7,500. Each non-chairman committee member will also receive the following compensations: Audit Committee member - $7,500; Compensation Committee member - $5,000; and Nominating and Governance Committee member - $3,750.

The following table sets forth the total compensation earned by our non-employee directors in fiscal year 2025. Mr. Klemp’s compensation is fully reflected in the “Summary Compensation Table” above:

Name of Director	Year	Fees earned or paid in cash ( $ )	Option awards ( $ ) (1)	Total ( $ )

Jonathan P. Foster	2025	68,750	-	68,750

David Robins	2025	60,000	-	60,000

Christopher Capelli	2025	56,250	-	56,250

(1)	As of March 31, 2025, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Mr. Capelli – 3,750 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive and Director Compensation,” the following is a description of each transaction since April 1, 2023 or any currently proposed transaction in which:

•   we have been or are to be a party to;

•   the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

•   any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

In December 2021, we granted a company affiliated with certain early investors in the Company a license to our technology for use in the field of cardiology. In July 2023, we entered into a termination agreement for the license agreement in exchange for the issuance, upon the closing of our IPO, of a warrant to purchase 80,000 shares of our common stock at an exercise price of $0.02 per share. The shares underlying the warrant are subject to a lockup agreement for a period of six months after the closing of the IPO with respect to 12.5% of the shares and twelve months after the closing of the IPO for the remainder of the shares. We agreed to provide demand registration rights to the licensee with respect to the resale of the shares of common stock underlying the warrants. One of our directors, David Robins, holds a 20% interest in the company receiving the warrant.

In September 2023, we commenced a private placement for up to $2.0 million in principal amount of convertible notes with a maturity date of December 31, 2025. For each dollar in principal amount of convertible notes purchased, we issued a warrant to purchase 0.0125 shares of our common stock, with an exercise price of $20.00 per share. On the closing of our IPO, the principal amount of the convertible notes converted into our common stock at a conversion price of $40.00 per share. Subsequent to September 30, 2023, members of the Company’s management, Board of Directors and an immediate family member of the Company’s management, collectively purchased $500,000 ($400,000 (for management and members of the Board of Directors) and $100,000 (for the immediate family member of a member of the Company’s management, respectively) in principal amount of convertible notes in the private placement.

Policies and Procedures for Related Party Transactions

Our audit committee charter provides that our audit committee is responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant to, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In determining whether to approve a proposed transaction, our audit committee will consider all relevant facts and circumstances including: (i) the materiality and character of the related party’s direct or indirect interest; (ii) the commercial reasonableness of the terms; (iii) the benefit or perceived benefit, or lack thereof, to us; (iv) the opportunity cost of alternate transactions; and (v) the actual or apparent conflict of interest of the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of September 19, 2025, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and current executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

The percentage of beneficial ownership before the offering is based on 6,194,147 shares outstanding as of September 19, 2025. Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Autonomix Medical, Inc., 21 Waterway Avenue, Suite 300, The Woodlands, TX 77380.

Name of Beneficial Owner	Shares beneficially owned (1)		Percent of Class
Executive officers and directors:

Lori Bisson	3,750		*
Dr. Robert Schwartz	35,765		*
Landy Toth	101,315		1.6%
Walter Klemp	150,750		2.4%
Jonathan P. Foster	36,563		*
David Robins	26,582	(2)	*
Trent Smith	3,750		*

All Executive Officers and Directors as a group (9 persons)	358,475		5.8%

* Less than 1%

(1)	Consists of shares of common stock, underlying warrants to purchase common stock.

(2)	Includes a portion of 15,600 warrants to purchase shares of the Company’s common stock that is held by Portsmouth Therapeutics, Inc., an entity in which Mr. Robins also owns a 33.33% interest.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein, and the applicable provisions of the Delaware General Corporation Law.

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock. Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority in voting power of the votes cast (excluding abstentions and broker non-votes), except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Number of Holders

There are approximately 7,200 holders of our common stock as of September 2, 2025.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Convertible Notes Payable

On September 9, 2023, our Board of Directors authorized an offering up to $2.0 million in unsecured, non-interest bearing convertible promissory notes (the “Notes”) and accompanying warrants (the “Bridge Financing Warrants”) (collectively, the “Bridge Offering”) that will mature on December 31, 2025. $670,000 of these Notes were converted into common stock on January 26, 2024 and the remaining $1,330,000 of these Notes were converted into common stock on March 28, 2025. The Notes provide that, on the closing date of the IPO, the outstanding principal would be automatically converted into common stock at the conversion price of $40.00, provided that certain holders of the Notes are not permitted to convert such Notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% (the “Beneficial Ownership Limit”) of our common stock after such conversion. Each dollar in principal amount of the convertible notes purchased were accompanied by a five-year Bridge Financing Warrant to purchase approximately 0.0125 shares of common stock with an exercise price of $20.00 per share as discussed in “Warrants – Pre-IPO Warrants” below.

Warrants

License Termination Warrants

As of the date hereof, we have outstanding warrants to purchase 25,600 shares of our common stock at an exercise price of $0.02 per share expiring January 2029. The shares underlying the warrant are subject to a lockup agreement for a period of six months after the closing of our IPO with respect to 12.5% of the shares issued and twelve months after the closing of our IPO for the remainder of the shares. We agreed to provide demand registration rights to the licensee with respect to the resale of the shares of common stock underlying the warrants.

Pre-IPO Warrants

As of the date hereof, we have outstanding warrants to purchase 4,542 shares of our common stock at a weighted average exercise price of $11.99 per share expiring through March 2032 and Bridge Financing Warrants to purchase an aggregate of 25,003 shares of our common stock at an exercise price of $20.00 per share expiring through October 2028. The foregoing warrants provide that no holder of these warrants will be permitted to exercise such warrants to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such exercise.

Selling Agent Warrants

In connection with our IPO, we issued approximately 2,989 shares of our common stock issuable upon exercise of warrants issued to the selling agent in our IPO (the “Selling Agent’s Warrants”). The Selling Agent’s Warrants are exercisable commencing six months after the date of commencement of sales in our IPO and will be exercisable until the fifth anniversary of such date. The exercise price for the Selling Agent’s Warrants is $125.00 per share. The Selling Agent’s Warrants are not redeemable.

Series A Warrants

Duration and Exercise Price. Each Series A Warrant was issued on November 22, 2024 and has an initial exercise price per share equal to $6.54, subject to adjustment. The exercise price and number of shares of common stock issuable upon exercise for each Series A Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Series A Warrants will expire five and one-half years from the issuance date.

Exercisability. The Series A Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly-executed exercise notice, with payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below) due prior to issuance of the common stock.  A holder (together with its affiliates) may not exercise any portion of the Series A Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, prior to issuance, 9.99%) of the outstanding shares of common stock immediately after exercise, referred to herein as the beneficial ownership limitation. However, upon notice from the holder to us, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares of common stock will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. If there is no registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of common stock underlying the Series A warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares of common stock determined according to a formula set forth in the warrants.

Right as a Stockholder.  Except as otherwise provided in the Series A Warrants, including as described below under “Pro Rata Distributions,” or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series A Warrants.

Subsequent Rights Offerings. In addition to in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time the Company grants, issues or sells any specified common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holder of a Series A Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s Series A Warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation,  immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Pro Rata Distributions. During such time as a Series A Warrant is outstanding and has not reached its termination date, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series A Warrants, then, in each such case, the holder of a Series A Warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series A Warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such Holder exceeding the beneficial ownership limitation).

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction.

Change in Control. In the event of a Change in Control, as defined in the Series A Warrants, warrant holders may require the company to purchase the remaining unexercised portion of a Series A Warrant for an amount equal to the Black-Scholes Value (as defined in the relevant warrant) of that portion, as of the date of the Change of Control, unless the Change of Control is not within the Company’s control, as described in the warrant.  In that event, holders will instead be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of the warrant, that is being offered and paid to the common shareholders.

Series A Warrant – Inducement Transaction. On July 21, 2025, we entered into a warrant exercise inducement offer letter (the “Inducement Letter”) with the holders of certain existing Series A warrants to purchase up to 1,477,596 shares of common stock (the “Existing Warrants”). Pursuant to the Inducement Letter, we agreed to reduce the exercise price of the Existing Warrants to $1.723 per share, and the holders agreed: (i) to exercise Existing Warrants to purchase 855,000 shares of common stock; and (ii) to prepay $1.722 per share of the reduced exercise price for Existing Warrants to purchase 622,596 shares of common stock in consideration of us further reducing the exercise price of such Existing Warrants to purchase 622,596 shares of common stock to $0.001 per share. In consideration of the foregoing, we agreed to issue the holders new warrants to purchase up to a number of shares of common stock equal to 100% of the number of shares of common stock underlying the Existing Warrants, comprised of new Series B Warrants to purchase up to 1,477,596 shares of common stock with an exercise term of 5.5 years from the initial exercise date.

Series B Warrants

Duration and Exercise Price. Each Series B Warrant was issued on July 21, 2025 and has an initial exercise price per share equal to $1.723, subject to adjustment. The exercise price and number of shares of common stock issuable upon exercise for each Series B Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Series B Warrants will expire five and one-half years from the issuance date.

Exercisability. The Series B Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly-executed exercise notice, with payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below) due prior to issuance of the common stock.  A holder (together with its affiliates) may not exercise any portion of the Series B Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, prior to issuance, 9.99%) of the outstanding shares of common stock immediately after exercise, referred to herein as the beneficial ownership limitation. However, upon notice from the holder to us, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares of common stock will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. If, commencing six months after issuance, there is no registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of common stock underlying the Series B warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares of common stock determined according to a formula set forth in the warrants.

Right as a Stockholder.  Except as otherwise provided in the Series B Warrants, including as described below under “Pro Rata Distributions,” or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series B Warrants.

Subsequent Rights Offerings. In addition to in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time the Company grants, issues or sells any specified common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holder of a Series B Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s Series B Warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation,  immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Pro Rata Distributions. During such time as a Series B Warrant is outstanding and has not reached its termination date, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series B Warrants, then, in each such case, the holder of a Series B Warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series B Warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such Holder exceeding the beneficial ownership limitation).

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction.

Change in Control. In the event of a Change in Control, as defined in the Series B Warrants, warrant holders may require the company to purchase the remaining unexercised portion of a Series B Warrant for an amount equal to the Black-Scholes Value (as defined in the relevant warrant) of that portion, as of the date of the Change of Control, unless the Change of Control is not within the Company’s control, as described in the warrant.  In that event, holders will instead be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of the warrant, that is being offered and paid to the common shareholders.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our certificate of incorporation provides that special meetings of stockholders may be called at any time by, or at the direction of, only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors.

No Written Consent of Stockholders. Our certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. In addition, this forum selection provision may impose additional litigation costs on stockholders in pursuing the claims identified above, particularly if the stockholders do not reside in or near the State of Delaware. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of our voting stock with the power to vote generally in an election of directors, voting together as a single class.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent for our common stock is Equity Stock Transfer, LLC.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been and may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreements, which we entered into with Lincoln Park on August 25, 2025 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 2,500,000 shares of our common stock that we have issued or may issue to Lincoln Park. The selling stockholder may sell some, all or none of the shares of common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of September 8, 2025. The percentages of shares owned before and after the offering are based on 6,194,147 shares of common stock outstanding as of September 8, 2025, which includes the 261,932 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC(1)	261,932	4.2%	2,500,000	0	-

(1) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2) Represents the 261,932 Commitment Shares already issued to Lincoln Park upon execution of the Purchase Agreement on August 25, 2025. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our common stock beneficially owned prior to the offering all of the 2,238,068 shares of our common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after commencement that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap.

(3) Although the Purchase Agreement provides that we may sell up to $15.0 million of our common stock to Lincoln Park, we are only registering 2,500,000 shares of our common stock for resale under this prospectus, including the 261,932 Commitment Shares we issued to Lincoln Park upon execution of the Purchase Agreement on August 25, 2025 (for which we did not receive any cash consideration). Therefore, only 2,238,068 of such shares represent shares that we may issue and sell to Lincoln Park as Purchase Shares for cash consideration under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $15.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of 1,075,767 share Exchange Cap (which includes the 261,932 Commitment Shares), representing 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the $1.3351 Base Price so that the Exchange Cap limitation would not apply to issuances and sales of common stock under the Purchase Agreement pursuant to the rules and regulations of Nasdaq. At the 2025 annual meeting of our stockholders to be held on October 30, 2025, among other things, we are seeking the requisite stockholder authorization in accordance with applicable Nasdaq listing rules to issue and sell shares of our common stock in excess of the 1,075,767 share Exchange Cap referred to above, if we so choose, to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the 261,932 Commitment Shares we have already issued to Lincoln Park on August 25, 2025, all of the 2,238,068 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules.

(4) Assumes the sale of all shares of our common stock registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at any particular time.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●         ordinary brokers’ transactions;

●         transactions involving cross or block trades;

●         through brokers, dealers, or underwriters who may act solely as agents;

●         “at the market” into an existing market for the shares of our common stock;

●         in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●         in privately negotiated transactions; or

●         any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $100,000. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

Our common stock is listed on Nasdaq under the symbols “AMIX”.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC.

EXPERTS

The financial statements of Autonomix Medical, Inc. (the “Company”) as of March 31, 2025 and 2024 and for the fiscal years then ended, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and included herein. Such financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report of Forvis Mazars, LLP contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available at the SEC’s website at www.sec.gov.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee

Autonomix Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Autonomix Medical, Inc. (the “Company”) as of March 31, 2025 and 2024, the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit since inception, has not generated revenue from operations, and does not expect to experience positive cash flows from operating activities in the near term. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2022.

Atlanta, Georgia

May 29, 2025

Autonomix Medical, Inc.

Balance Sheets

(in thousands, except par value and share data)	As of
	March 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$9,136	$8,608
Other current assets	473	783
Total current assets	9,609	9,391
Long-term assets:
Fixed assets, net	21	16
Deferred offering costs	176	—
Total long-term assets	197	16

Total Assets	$9,806	$9,407

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$676	$492
Accrued expenses	1,031	285
Total current liabilities	1,707	777
Long-term liabilities:
Long term debt - convertible notes, net of unamortized debt discount	—	1,002
Total long-term liabilities	—	1,002

Total Liabilities	1,707	1,779

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2025 and March 31, 2024, respectively.	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized, 2,497,033 and 942,575 shares issued and outstanding as of March 31, 2025 and March 31, 2024, respectively.	2	1
Additional paid-in capital	58,476	46,596
Accumulated deficit	(50,379)	(38,969)
Total Stockholders' Equity	8,099	7,628

Total Liabilities and Stockholders' Equity	$9,806	$9,407

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Operations

	For the Years Ended
	March 31,
(in thousands, except share and per share data)	2025	2024

Operating expenses:
General and administrative	$6,863	$5,249
Research and development	4,725	2,225
Warrant expense - termination agreement	—	4,556

Total operating expenses	11,588	12,030

Loss from operations	(11,588)	(12,030)

Other income (expense):
Warrant liability - mark-to-market	—	(3,444)
Interest expense	(176)	(79)
Interest income	354	127

Total other income (expense)	178	(3,396)

Loss before income taxes	(11,410)	(15,426)

Income taxes	—	—

Net loss	$(11,410)	$(15,426)

Loss per share - basic and diluted	$(6.46)	$(14.82)

Weighted average shares outstanding - basic and diluted	1,766,425	1,040,720

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Changes in Stockholders' Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	Deficit	Equity

Balance March 31, 2023	617	$1	$24,186	$(23,543)	$644

Net loss	—	—	—	(15,426)	(15,426)
Stock-based compensation	—	—	618	—	618
Issuance of common stock	105	—	2,840	—	2,840
Issuance of common stock from IPO, net of costs	111	—	9,875	—	9,875
Issuance of common stock for extinguishment of convertible debt	17	—	500	—	500
Issuance of common stock - warrants exercised	91	—	—	—	—
Issuance of restricted common stock	2	—	—	—	—
Warrants issued for debt issuance costs	—	—	577	—	577
Fair value of warrants issued - termination agreement	—	—	8,000	—	8,000

Balance March 31, 2024	943	1	46,596	(38,969)	7,628

Net loss	—	—	—	(11,410)	(11,410)
Stock-based compensation	—	—	1,628	—	1,628
Issuance of common stock	13	—	103	—	103
Issuance of common stock - warrants exercised	892	1	—	—	1
Issuance of common shares and equity classified warrants, net of offering costs	616	—	8,972	—	8,972
Issuance of common stock for extinguishment of convertible debt	33	—	1,177	—	1,177

Balance March 31, 2025	2,497	$2	$58,476	$(50,379)	$8,099

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Statements of Cash Flows

	For the Years Ended March 31,
(in thousands)	2025	2024

Cash Flows from Operating Activities:
Net loss	$(11,410)	$(15,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,628	618
Depreciation and amortization expense	183	81
Issuance of common stock, net of discount for lack of marketability	101	—
Warrant expense - termination agreement	—	4,556
Warrant liability - mark-to-market	—	3,444
Changes in operating assets - (increase)/decrease:
Other current assets	310	(478)
Changes in operating liabilities - increase:
Accounts payable	184	320
Accrued expenses	746	237
Net cash used in operating activities	(8,258)	(6,648)

Cash Flows from Investing Activities:
Purchase of property and equipment	(14)	(19)
Net cash used in investing activities	(14)	(19)

Cash Flows from Financing Activities (increase/decrease):
Issuance of common stock, pre-funded and common warrants	10,025	—
Payment of issuance costs for financing	(1,052)	—
Payment of issuance costs for registration statement	(176)	—
Proceeds from exercise of warrants	1	—
Proceeds from sales of common stock	2	—
Issuance of common stock	—	2,840
Issuance of convertible debt	—	2,000
Issuance of common stock from IPO	—	10,866
Payment of issuance costs for IPO	—	(1,296)
Net cash provided by financing activities	8,800	14,410

Net change in cash and cash equivalents	528	7,743

Cash and cash equivalents, at beginning of period	8,608	865

Cash and cash equivalents, at end of period	$9,136	$8,608

Supplemental cash flow disclosures:
Non-cash financing activities:
Warrants issued for equity issuance costs	$479	$—
Proceeds from cashless exercise of warrants	$39	$2
Warrants issued for debt issuance costs	$—	$577
Fair value of warrants issued for issuance costs as part of IPO	$—	$225
Holdback of IPO proceeds	$—	$305
Convertible notes converted into common stock	$1,330	$670
Settlement/conversion to common shares for debt issuance costs	$(153)	$(170)

See accompanying notes to the financial statements

Autonomix Medical, Inc.

Notes to the Financial Statements

Note 1 – Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of the Business

Autonomix Medical, Inc (“we,” “our,” the “Company”) is a medical device company organized as a Delaware corporation on June 10, 2014. The Company is a pre-revenue, clinical stage life sciences company focused on advancing innovative technologies for sensing and treating disorders relating to the peripheral nervous system.

Reverse Stock Split

The Company held its annual meeting of stockholders (the "Annual Meeting") on  October 17, 2024. In that Annual Meeting, stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation (the "Amendment”) to effect the reverse stock split at a ratio in the range of 1-for-2 to 1-for-50, with such ratio to be determined in the discretion of the Company’s board of directors and with such reverse stock split to be effected at such time and date, if at all, as determined by the Company’s board of directors in its sole discretion prior to the one-year anniversary of the Annual Meeting.

Pursuant to such authority granted by the Company’s stockholders, the Company’s board of directors approved a one-for- twenty (1:20) reverse stock split (the "Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effectuate the Reverse Stock Split. The Amendment was filed with the Secretary of State of the State of Delaware and the Reverse Stock Split became effective in accordance with the terms of the Amendment at 11:59 p.m. Eastern Time on  October 24, 2024 (the "Effective Time”), and the Company’s common stock opened for trading on The Nasdaq Capital Market on  October 25, 2024 on a post-split basis, under the existing ticker symbol "AMIX” but with a new CUSIP number 05330T205. The Amendment provided that, at the Effective Time, every twenty shares of the Company’s issued and outstanding common stock automatically combined into one issued and outstanding share of common stock, without any change in par value per share, which remained $0.001.

The number of authorized shares of common stock remained at 500 million shares. As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all outstanding stock options, restricted stock unit awards, warrants and convertible notes, which resulted in a proportional decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock unit awards, warrants and convertible notes and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants.

The Company’s stock option awards did not automatically adjust for the Reverse Stock Split. However, the Company chose to exercise its rights under the agreements to adjust the exercise price and number of shares exercisable or issuable upon vesting proportionately for the Reverse Stock Split. Based on the analysis performed, the Company does not need to recognize any additional compensation expense as a result of the modification.

In addition, the number of shares reserved for issuance under the Company’s equity compensation plan immediately prior to the Effective Time was reduced proportionately.

No fractional shares were issued as a result of the Reverse Stock Split. Any stockholder who would have been entitled to receive a fractional share as a result of the process was entitled to the rounding up of the fractional share to the nearest whole number. See " Fractional Shares" in Note 5 for further disclosure regarding fractional shares.

The Reverse Stock Split has been retroactively adjusted throughout these interim financial statements and footnotes for all periods presented, including exercise prices and share data. As a result of the Reverse Stock Split, the Company reclassified approximately $18 thousand between common stock par value and additional paid-in capital.

Liquidity and Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is an early-stage company that is subject to all the risks associated with early-stage and emerging growth companies and has incurred losses since inception.

For the years ended March 31, 2025 and 2024, the Company has net losses of approximately $11.4 million and $15.4 million, respectively and had net cash flows used in operating activities of $8.3 million and $6.6 million, respectively. The Company had no revenues for the years ended March 31, 2025 and 2024, respectively. The Company had an accumulated deficit of $50.4 million and working capital of approximately $7.9 million as of March 31, 2025. The Company does not expect to generate positive cash flows from operating activities in the near future. These conditions, and the Company's ability to comply with such conditions, raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On January 26, 2024, the Company completed its IPO, pursuant to which it sold a total of 111,962 shares of common stock at a purchase price of $100.00 per share for gross proceeds of $11.2 million and net proceeds of $9.8 million.

On November 22, 2024, the Company completed a firm commitment underwritten public offering (the “Offering”) of: (i) 458,691 common units (the “Common Units”), each Common Unit consisting of one share of Company common stock and one series A warrant to purchase one share of common stock (the “Series A Warrants”); and (ii) 917,596 pre-funded units (the “Pre-Funded Units”) and together with the Common Units, the "Units", each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of common stock (the “Pre-Funded Warrant”) and one Series A Warrant. The purchase price of each Common Unit was $6.540, and the purchase price of each Pre-Funded Unit was $6.539. In addition, the Company granted the underwriters in the Offering a 45-day option to purchase an additional 206,422 shares of common stock, and/or an additional 206,422 Series A Warrants, solely to cover over-allotments, if any. The Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $6.540 per share, are immediately exercisable and may be exercised at any time until the five-year anniversary of the date of issuance. Both the Pre-Funded Warrants and the Series A Warrants are subject to a beneficial ownership limitation of 4.99%. The Offering closed on November 25, 2024. On November 22, 2024, the underwriters partially exercised their over-allotment option with respect to 156,809 shares of common stock and 156,809 Series A Warrants. The aggregate gross proceeds to the Company, including the partial exercise of the over-allotment option, were approximately $10.0 million, before deducting underwriting discounts and other expenses by the Company of $1.5 million, including $0.5 million of non-cash expenses. The net cash proceeds to the Company were approximately $9.0 million.

On February 28, 2025, the Company entered into an At Market Issuances Sales Agreement (the “ATM Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Agent”). Pursuant to the terms of the ATM Agreement, the Company may sell from time to time through the Agent, as sales agent or principal, shares of the Company’s common stock with an initial aggregate sales price of up to $2.1 million (the “Shares”). Any sale of Shares pursuant to the Agreement will be made under the Company’s “shelf” registration statement (the “Registration Statement”) on Form S-3 filed on February 28, 2025 with the Securities and Exchange Commission (the “SEC”). Under the ATM Agreement, the Company may sell Shares through the Agent by any method that is deemed an “at the market offering” (as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended). Under the ATM Agreement, the Agent will also be able to sell shares of Common Stock by any other method permitted by law, including in negotiated transactions with the Company’s prior written consent. The Company will pay a commission to the Agent of 3.0% of the gross proceeds of the sale of the Shares sold under the ATM Agreement and reimburse the Agent for certain expenses. As of March 31, 2025, the Company sold 800 shares pursuant to the ATM Agreement for net proceeds of approximately $1,746.

The Company estimates its current cash resources are sufficient to fund its operations into but not beyond the first calendar quarter of 2026. The Company recognizes it will need to raise additional capital to continue to execute its business plan, including obtaining regulatory clearance for its products currently under development and commercializing and generating revenues from products under development. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company. A failure to raise sufficient capital, generate sufficient product revenues, control expenditures and regulatory matters, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. If the Company is unable to raise sufficient additional funds, it will have to scale back its operations.

Basis of Presentation

The annual financial statements and disclosures have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates in Financial Statement Presentation

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company's significant estimates and assumptions include the valuation of equity related instruments, and initial and recurring fair value measurements for the warrant liability. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Some of these judgments can be subjective and complex, and, consequently, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Offering and Financing Costs

Offering costs consist of professional costs incurred through the balance sheet date that were direct and incremental to the Company’s equity financing activities. Specifically, offering costs were incurred on the Company's IPO, the Offering and the Registration Statement. The costs for the Registration Statement are recorded in deferred offering costs on the balance sheet as of March 31, 2025. Costs associated with salaries and other period costs were expensed as incurred.

During the year ended March 31, 2024, the Company paid $1.3 million of issuance costs related to its IPO.

During the year ended March 31, 2025, the Company paid $1.1 million of issuance costs related to its Offering and $0.2 million of offering costs related to its Registration Statement.

Property and Equipment

Property and equipment are stated at historical cost and depreciated on a straight-line basis over their estimated useful lives, generally three years. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

Convertible Notes

The Company evaluates embedded redemption, conversion and other features within its debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the statement of operations.

The Company’s debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting. Costs associated with acquiring debt, including detachable warrants issued in connection with the financing, are capitalized as a debt discount. The debt discount is presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The costs are amortized over the estimated contractual life of the related debt instrument using the effective interest method and are included in interest expense in the statement of operations.

If the Company incurs costs associated with its convertible notes, in advance of the receipt of proceeds, the Company will record a deferred asset. Upon receipt of proceeds the Company will reclassify the deferred asset as a direct deduction from the carrying amount, as described above.

In addition, since the instruments included a substantive conversion feature at the time of issuance, the issuance of equity securities were accounted for as a contractual conversion with no gain or loss recognized related to the equity securities issued to settle the instrument.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value and require significant judgment and estimation.

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. While the Company believes that its valuation methods are appropriate, the Company recognizes that the use of different methodologies or assumptions to determine the fair value could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values are the probability weighting of the different settlement outcomes used.

The Company did not have any assets or liabilities measured at fair value as of March 31, 2025 and 2024, respectively. In the fourth quarter of the Company's fiscal year ended March 31, 2024 there was a transfer out of Level 3 for the warrant liability, for the settlement and reclassification to equity of the instrument, that occurred in the three months ended  March 31, 2024. For additional information, see Note 2 - Warrant Liability and Fair Value of Financial Instruments.

The carrying value of short-term instruments, including cash, accounts payable, accrued expenses and convertible notes included in long-term debt, approximate fair value due to the relatively short period to maturity for these instruments.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. See further discussion in the Notes below on this matter.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of  March 31, 2025 and  March 31, 2024 the Company determined a full valuation allowance was required to offset its deferred tax assets as a result of recurring operating losses.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates. As of March 31, 2025 and  March 31, 2024 the Company had no uncertain tax positions.

Stock-based Compensation

Employee share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. For awards with a performance condition, compensation expense is recognized over the requisite service period if it is probable that the performance condition will be satisfied. For awards to non-employees, the Company recognizes compensation expense in the same manner as if the Company had paid cash for the goods or services. The Company estimates the fair value of options and equity classified warrants granted using an options pricing model. Expense is recognized within general and administrative and research and development expenses and forfeitures are recognized as they are incurred.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using a Black-Scholes pricing model or a Monte Carlo simulation.

The Company issued warrants to purchase shares of common stock (i) in connection with the Bridge Offering, (ii) as part of selling agent compensation in 2024, (iii) in connection with the Exclusive License Termination Agreement (the “Termination Agreement”), and (iv) as part of the Offering. Based on the guidance noted above, we determined that warrants issued in connection with the Termination Agreement should be accounted for as a liability and the remaining warrants issued meet the requirements for equity classification. Liability classified warrants are subject to remeasurement at each balance sheet date, while equity classified warrants are valued at inception only. As discussed in Note 2, the liability warrants subsequently met the requirements for equity classification.

Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, which includes shares issuable for little to no consideration upon the exercise of certain equity-classified warrants. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Generally, the Company’s outstanding warrants are non-participating securities as they are not entitled to non-forfeitable rights to dividends or dividend equivalents during the vesting term and have no obligation to fund losses.

However, the Company's warrants described in Note 2 and the warrants issued in connection with the Offering, are participating securities as the holders receive the right to dividends, but they are not obligated to fund losses. In periods of loss, since no income is allocated to these securities, the Company's use of the "treasury stock method" derives the same result. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting common shares are included in the denominator of the diluted calculation for the entire period being presented.

For the twelve months ended March 31, 2025 and 2024, dilutive securities that were not included in the calculations of the loss per common share because they would be anti-dilutive included the following:

	March 31,
		2024
	2025	(as revised)

Equity based warrants to purchase common shares	87,531	4,334
Convertible Notes - common shares (1)	-	33,250
Convertible Notes - equity-based warrants to purchase common shares	25,003	25,003
Stock options granted under Company's incentive plan	243,483	100,180
Series A Warrants	1,533,096	-
Representative Warrants	91,985	-

Total potentially dilutive securities	1,981,098	162,767

(1) Shares for the convertible note proceeds received

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising

It is our policy to expense advertising costs as incurred. Advertising expenses are included within general and administrative expenses within the statement of operations. For the years ended March 31, 2025 and 2024, the Company recorded less than $0.1 million and $1.8 million, respectively.

Fair Value of Common Stock

Prior to establishing a public market for the Company’s common stock, the estimated fair value of the Company’s common stock was determined by the Company’s Board of Directors (the "Board") as of the date of each option grant, with input from management, considering the Company’s most recently available third-party valuations of common stock, recent sales of common stock to third parties, and the Company’s board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

JOBS Act Accounting Election

The Company qualifies as an emerging growth company ("EGC"), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an early-stage company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segments

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker ("CODM"), or decision-making group, in deciding how to allocate resources in assessing performance. Management has determined that the Company operates in one reportable segment, which is advancing the development of innovative technologies for sensing and treating disorders relating to the nervous system. The Company is initially focused on developing the technology for patients with pancreatic cancer, however, the Company believes the technology constitutes a platform with the potential to address several indications, including chronic pain management, hypertension, cardiovascular disease and a wide range of other nerve-related disorders. The Company's CODM is its Chief Executive Officer.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance based on net loss, which is reported on the Statements of Operations. The measure of segment assets is reported on the balance sheet as total assets.

To date, the Company has not generated any product revenue. The Company expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances its' technology through all stages of development and clinical trials and, ultimately, seek regulatory approval.

As such, the CODM primarily evaluates performance of the Company using various financial metrics, including the combined net income (loss) from operations, also shown on the Statements of Operations, forecasted cash expenditures and existing and forecasted cash balances. These financial metrics are used by the CODM to make key operating decisions, such as the assessment of segment performance and allocation of resources. The significant expense categories within net loss from operations that the CODM regularly reviews are expenses related to research and development, general and administrative, and depreciation and amortization. The significant expense categories and subcategories are reported on the Statements of Operations. Other expenses included in the Company’s net loss include change in fair value of warrant liabilities, other income (expense), interest income, net, and any additional non-operating expenses that are reported on the Statements of Operations.

Recent Accounting Pronouncements

In  November 2024 and January 2025, FASB issued ASU 2024-03 and ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. The amendments to the standards are effective for fiscal years beginning after  December 15, 2026, and for interim periods within fiscal years beginning after  December 15, 2027. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it  may have on its financial statements and related disclosures.

In December 2023, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning after the year ended December 31, 2024. The Company is currently assessing the impact of ASU 2023-09 on its disclosures.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (ASU 2023-07) which is intended to improve reportable segment disclosures primarily through enhanced disclosure of reportable segment expenses and requires that a public entity that has a single reportable segment provide all the disclosures required by ASU 2023-07 and all existing segment disclosures in Topic 280. The new guidance is required to be applied retrospectively to all prior periods presented in the financial statements and is effective for the Company for fiscal periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 during the year ended March 31, 2025. There was no impact upon adoption of ASU 2023-07. The Company views its operations and manages its business in one operating segment.

There are no other effective pronouncements, or pronouncements issued but not yet effective, if adopted, that would have a material effect on the accompanying financial statements.

Correction of an Immaterial Error in the Prior Period Financial Statements

During the three months ended December 31, 2024, the Company determined that previously filed quarterly and annual financial statements had an immaterial earnings per share error resulting from the exclusion of certain unexercised equity based warrants to purchase common shares that had an exercise price of approximately $0.01 or less from the basic earnings per share calculations in accordance with ASC 260-10-45-13. As a result, the prior year earnings per share calculations have been revised for consistency with the current year presentation. The Company assessed the materiality of this change in presentation on prior period financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that this error correction in its Statements of Operations and Note 1 – Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies (Loss Per Common Share) is not material to any previously presented financial statements based upon overall considerations of both quantitative and qualitative factors. The corrections had no impact in the comparative period Balance Sheet, Statements of Cash Flows, or Statement of Changes in Stockholders’ Equity. Further, the immaterial correction did not result in a change in operating losses or net loss in the Statement of Operations and the effects of including unexercised warrants in the earnings per share calculation have an antidilutive effect reducing the net loss per share amount. Accordingly, the Company corrected the previously reported earnings per share calculation for the twelve months ended March 31, 2024 in this Annual Report on Form 10-K.

A summary of the impact of the Company’s Reverse Stock Split and immaterial corrections reflecting the prior period impact to the Company’s Statement of Operations and earnings per share are shown below:

	Twelve Months Ended March 31, 2024
	Originally Filed	Adjusted for 1-for-20 Reverse Stock Split	Correction	As Revised

Net Loss (in thousands)	$(15,426)	$-	$-	$(15,426)
Loss per share - basic and diluted	$(1.05)	$(21.09)	$6.27	$(14.82)
Weighted average shares outstanding - basic and diluted	14,626,282	731,372	309,348	1,040,720

A summary of the impact of the Company’s Reverse Stock Split and immaterial corrections reflecting the prior period impact to the disclosure of dilutive securities that were not included in the calculations of the loss per common share because they would be anti-dilutive are shown below:

	Twelve Months Ended March 31, 2024
	Originally Filed	Adjusted f or 1-for-20 Reverse Stock Split	Correction	As Revised

Equity based warrants to purchase common shares	5,744,569	287,231	(282,897)	4,334
Convertible Notes - common shares	665,000	33,250	-	33,250
Convertible Notes - equity-based warrants to purchase common shares	500,000	25,003	-	25,003
Stock options granted under Company's incentive plan	2,003,600	100,180	-	100,180
Total potentially dilutive securities	8,913,169	445,664	(282,897)	162,767

Note 2 – Warrant Liability and Fair Value of Financial Instruments

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. While the Company believes that its valuation methods are appropriate, the Company recognizes that the use of different methodologies or assumptions to determine the fair value could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values are the probability weighting of the different settlement outcomes used.

There were no outstanding instruments classified as Level 3 measurements as of March 31, 2025 or   March 31, 2024.

There were not any transfers into or out of Level 3 as of March 31, 2025 and March 31, 2024.

The following table summarizes the activity of the Level 3 fair value measurements during the twelve months ended March 31, 2024 (in thousands):

Warrant Liabilities

Balance as of March 31, 2023	$—
Additions	4,556
Change in fair value measurements - warrants mark-to-market	3,444
Settlement and reclassification to equity	(8,000)

Balance as of March 31, 2024	$—

The Company recognized the initial warrant expense as a component of operating expenses on the statement of operations under warrant expense – termination agreement for $4.6 million and the changes in the fair value under warrant liability – mark-to-market for $3.4 million. There were no changes to the valuation approaches or techniques used for Level 3 measurements.

Warrant Liabilities

As more fully detailed in Note 6 – Related Party Transactions, on July 7, 2023, the Company entered into an Exclusive License Termination Agreement (the “Termination Agreement”) with a licensee in exchange for the issuance, upon the closing of the Company’s IPO within one year of the agreement’s execution, of a warrant (the "Warrant") to purchase shares of the Company for a variable number of shares.

The fair value of the warrant liability has been estimated using a discounted cash flow model under various scenarios and used the probability-weighted expected return method (“PWERM”) comparing the probabilities of different outcomes. The outcomes considered included (i) the closing of a qualified financing as part of the Company’s IPO at various points in time and (ii) the possibility of default whereby the licensee receives nothing. Key assumptions for the model were as follows for the initial measurement:

Discount rate at issuance (1)	20.00%
Probability (2)	70% - 10% - 20%
Payment (3)	$0 - $8,000,000
Expected term (in years)	0.48 - 0.98

(1)

The initial discount rate was chosen based on private equity rates of return as described in the AICPA Practice Aid on Valuation of Privately-Held-Company Equity securities issued as compensation. For the recurring fair value measurement, the Company updated the discount rate based upon yield curves estimated to be similar in credit quality to the Company;

(2)

Scenario probability as of issuance was based on timing expectations of management that a qualified offering occurring as of December 31, 2023 was estimated at 70%, respectively; a qualified offering occurring as of June 30, 2024 was estimated at 10%; and no qualified offering occurring was estimated at 20%;

(3)

The warrant has a $0.02 strike price, however, the strike price is low relative to the stock price, making the warrant value close to the value of a stock unit. The agreement has a fixed payment value of $8.0 million, see Note 6 – Related Party Transactions.

On January 29, 2024, the Company issued 80,000 warrant shares pursuant to the Termination Agreement.

The completion of the Company’s IPO fixed the number of warrant shares issuable and the Company re-classified the Warrant to additional-paid in capital as it met the requirements for equity classification. Upon reclassification, the Company valued the warrant at $8.0 million, which represented the fair value of the shares issued on that date.

Note 3 – Convertible Notes Payable

On September 9, 2023, the Company's Board authorized an offering up to $2.0 million in unsecured, non-interest bearing convertible promissory notes (the “Notes”) and accompanying warrants (the “Bridge Financing Warrants”) (collectively, the “Bridge Offering”) that will mature on December 31, 2025. The Notes provided that, on the closing date of the IPO, the outstanding principal would be automatically converted into common stock at the conversion price of $40.00. Each dollar in principal amount of Notes purchased were accompanied by a five-year Bridge Financing Warrant to purchase 0.0125 shares of Common stock with an exercise price of $20.00 per share. The Company records the Bridge Financing Warrants as a discount to the Notes.

The Bridge Financing Warrants can be exercised from the date of Notes issuance through the five-year anniversary of the issuance of the Notes. The shares issuable pursuant to the Notes and Bridge Financing Warrants had a 180-day lock-up after the Company’s IPO. Thereafter, the foregoing lock-up agreement ceased to apply to 25% of the purchased shares each month for a period of four months. The Note holders were not permitted to convert their Notes when the holders or any of their affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

As of March 31, 2024, the Company received proceeds of $2.0 million of Notes executed from the Bridge Offering. Upon the closing of the IPO, certain notes were to be automatically converted according to their terms into the Company’s common stock to the extent and provided that certain holders of these notes are not permitted to convert such notes to the extent that the holders or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. Due to this 4.99% limitation, principal representing $1.3 million, or 33,250 shares, of these notes remained outstanding. As discussed in Note 1, the remaining notes converted into common stock in accordance with their original terms on the IPO. During the year ended March 31, 2025, the remaining Notes were converted into 33,250 shares.

The Company’s effective interest rate for the Notes was 15.3% due to the amortization of the discount stemming from the issuance of the Bridge Financing Warrants.

The following table presents a summary of activity for the Company’s zero-coupon convertible notes payable (in thousands):

	Principal Amount	Amortized Debt Discount	Net Carrying Amount

Outstanding, March 31, 2024	$1,330	$(328)	$1,002
Amortization of debt discount	—	175	175
Issuance of common stock for extinguishment of convertible debt	(1,330)	153	(1,177)
Outstanding, March 31, 2025	$—	$—	$—

Warrants

The Company issued the Notes with detachable warrants for the purchase of shares of the Company’s common stock. The Company utilized a Monte Carlo simulation model to determine the fair value of each Bridge Offering Warrant. During the year ended March 31, 2024, the Company issued warrants valued at $0.6 million. The key inputs to the Monte Carlo simulation used to determine the fair value of each warrant include, the Company’s stock price fair value which was determined through a back solve calculation such that the stock price results in the average total value of the Notes and the Bridge Offering Warrants being equal to the cash proceeds received, volatility based on a selection of publicly held peer companies of 101.88%, expected term of 5 years, risk free rate of 4.40%, discount rate of 20.00% and a discount for lack of marketability of 15.77%.

During the year ended March 31, 2025, the Company recorded less than $0.2 million in interest expense related to the amortization of the debt discount.

The following table presents a summary of activity for the warrants issued in connection with the Company’s Notes:

	Warrants	Weighted- Average Exercise Price Per Share	Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding and exercisable, March 31, 2024	25,003	$20.00	4.48	$1,010,000
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding, March 31, 2025	25,003	$20.00	3.48	$—

Exercisable, March 31, 2025	25,003	$20.00	3.48	$—

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money warrants.

Note 4 – Equity

On November 29, 2023, the Company’s Board of Directors and applicable shareholders approved to amend and restate the Company’s certificate of incorporation and increased the authorized shares to 500,000,000 shares of common stock, with a par value of $.001 per share, and 10,000,000 shares of preferred stock, with a par value of $.001 per share. The specific rights of the preferred stock shall be determined by the Board of Directors.

Preferred Stock

As of March 31, 2025, the Company had no shares of preferred stock outstanding.

Restricted Stock

On February 15, 2024, the Company issued 1,750 restricted shares of common stock to the Company's marketing consultant at the closing price of $76.00 of the Company's common stock. The total value of these shares is $133,000. These shares vest monthly over a 12-month period beginning on the issue date.

	Year ended March 31,
	2025	2024
Recognized in general and administrative expense	$116,375	$16,625

Total	$116,375	$16,625

For the year ended March 31, 2025, there was no unrecognized stock-based compensation expense related to unvested Restricted Stock.

A summary of activity regarding Restricted Stock issued is as follows:

		Grant Date
	Number of Shares	Fair Value Per Share
Outstanding, March 31, 2024	1,604	$76.00

Granted	—	$—
Vested	(1,604)	$76.00
Outstanding, March 31, 2025	—	$—

Common Stock

On April 6, 2023, the Board of Directors approved a private placement offering of up to 100,000 common shares at a price of $40.00 per share. During the year ended March 31, 2024, the Company sold 71,000 shares for cash proceeds of $2,840,000. The Company did not incur any costs that were direct and incremental to the private placement.

On September 9, 2023, the Board approved a Bridge Offering. See Note 3 Convertible Notes Payable for additional detail as these notes are convertible into common stock.

On February 28, 2025, the Company entered into an ATM Agreement. Pursuant to the terms of the Agreement, the Company may sell from time to time, the Company’s Common Stock, par value $0.001 per share, with an initial aggregate sales price of up to $2.1 million. As of March 31, 2025, the Company sold 800 shares pursuant to the ATM Agreement for net proceeds of approximately $1,746.

Stock Plan and Stock Options

In June 2023, the Company adopted, and the Company’s shareholders approved, the Autonomix Medical, Inc. 2023 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors, and consultants, subject to certain individual threshold limitations. The Plan provides for up to 200,000 shares to be issued. Shares that are surrendered because of forfeiture, expiration, termination, or cancellation are available for re-issuance. As of March 31, 2025, there were 75,633 shares remaining available in the Plan.

In August 2023, the Plan was amended to allow for an automatic increase of the available shares for issuance, whereby on the 1st of each fiscal year, beginning on April 1, 2024 and ending on (and including) April 1, 2033 in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on the March 31st immediately preceding the applicable date. However, the Board may act prior to the automatic increase of a given year to provide that there will be no increase for such year, or that the increase for such year will be a lesser number of shares of Common Stock. On April 1, 2024, the Plan was increased by 47,116 shares and on April 1, 2025, the Plan was increased by 124,852 shares.

The following table summarizes the stock option activity for the year ended March 31, 2025.

	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding, March 31, 2024	100,180	$46.59	9.35	$1,680,672
Granted	143,303	23.02	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding, March 31, 2025	243,483	$32.72	8.92	$-

Exercisable, March 31, 2025*	37,923	$44.35	8.20	$-

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money stock.

During the year ended March 31, 2025, the Company granted certain individuals options to purchase 143,303 shares of common stock with contractual terms of ten years, and vesting periods of annually over four years. The options had an aggregate grant date fair value of $2.6 million that was calculated using the Black-Scholes option pricing model. Variables used in the Black-Scholes option pricing model included the following: (1) fair value of common stock on the measurement date ranging from $1.99 and $56.20 per share; (2) discount rate ranging from 4.17% to 4.39% based on the daily yield curve rates for U.S. Treasury obligations, (3) expected life of 6.25 years based on the simplified method (vesting plus contractual term divided by two), and (4) expected volatility ranging from 110% to 138% based on the historical volatility of comparable companies' stock.

All options issued and outstanding are being amortized over their respective vesting periods. The unrecognized compensation expense at March 31, 2025 was $4.3 million. During the year ended March 31, 2025, the Company recorded stock-based compensation - option expense of $1.5 million, of which $1.3 million was recorded in general and administrative expenses and $0.2 million was recorded in research and development expenses in the statements of operations. The unrecognized compensation expense at March 31, 2024 was $3.1 million. During the year ended March 31, 2024, the Company recorded stock-based compensation - option expense of $0.6 million, of which $0.5 million was recorded in general and administrative expenses and $0.1 million was recorded in research and development expenses in the statements of operations.

License Agreement

On July 10, 2024, we entered into a license agreement (the “Agreement”) with RF Innovations, Inc. (“RFI”), a privately held medical technology company, to license products utilizing RFI’s intellectual property related to its Apex 6 Radiofrequency Generator (the “Licensed Products”). The Apex 6 Generator is a United States Food and Drug Administration (“FDA”) cleared ablation technology designed to lesion neural tissue for pain management in the peripheral nervous system. Pursuant to the Agreement, RFI granted us a perpetual non-exclusive worldwide royalty free fully paid license related to the Licensed Products, provided that the license did not include the right to sell certain products to customers for the treatment of spine pain. In connection with the Agreement, we issued RFI 12,500 unregistered shares of our common stock as consideration for the license. The Company determined that the fair value of the shares granted was $0.1 million, which represented its stock price on the date of the Agreement less a 25.6% discount for lack of marketability (“DLOM”).  The Company concluded a discount for lack of marketability was appropriate as the shares are subject to an initial lock-up period of six-months until they are eligible for registration pursuant to SEC Rule 144 followed by restrictions that allow for a maximum of 10% of total shares to be sold within a 30-day period. The DLOM effectively reflects the value of an average strike put option relative to our stock price and was calculated based on the Finnerty average put model. The Company concluded that the licensed technology qualified as a research and development expense pursuant to ASC Topic 730, Research and Development, as the Company does not have an alternative future use for the technology and the Company does not have a plan to otherwise monetize the Licensed Products. The Company recognized $0.1 million in Research and Development expense in its condensed statement of income for the three and nine-months ended December 31, 2024. The Agreement provides RFI the right to terminate the license if we breach any representation, warranty or covenant contained in the Agreement, subject to any relevant cure periods, or if we are subject to a bankruptcy or insolvency event.

Offering Agreement

On November 22, 2024, the Company entered into the Offering, which consisted of: (i) 458,691 Common Units, each Common Unit consisting of one share of common stock, par value $0.001 per share, and one Series A Warrant to purchase one share of common stock; and (ii) 917,596 Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of common stock and one Series A Warrant. The purchase price of each Common Unit was $6.540, and the purchase price of each Pre-Funded Unit was $6.539. In addition, the Company granted the Underwriters a 45-day option to purchase additional 206,422 shares of common stock, and/or additional 206,422 Series A Warrants, solely to cover over-allotments, if any. The Offering closed on November 25, 2024. On November 22, 2024, the Underwriters partially exercised their over-allotment option with respect to 156,809 shares of Common Stock and 156,809 Series A Warrants. The Company received gross proceeds of $10.0 million, before deducting the placement agent's fees and other offering expenses payable by the Company. Under the terms of the Underwriting Agreement, the Underwriters received an underwriting discount of 8.0% to the public offering price for the Units.  The Company also issued to the Representative’s Warrants to purchase up to 91,985 shares of Common Stock.

The Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, subject to a beneficial ownership limitation of 4.99%. The Series A Warrants have an exercise price of $6.540 per share and may be exercised at any time until the five-year anniversary of the date of issuance, subject to a beneficial ownership limitation of 4.99%. The Pre-Funded Warrants and Series A Warrants were issued pursuant a Warrant Agency Agreement between the Company and Equity Stock Transfer, LLC. The Series A Warrants and the Representative’s Warrants, largely have the same terms and conditions, except the Representative’s Warrants were not exercisable until May 21, 2025 and were subject to a 180-day lock-up prior to being transferable. The Series A Warrants and Representative’s Warrants may, at the option of the holder be settled upon a change of control at the Black-Scholes value, as defined in the agreement. Upon a change of control the holder may receive cash, other assets or shares of the successor entity, depending on the specific nature of the change of control transaction and the settlement options afforded to the holders of Common Stock. The Company analyzed the Pre-Funded Warrants, the Series A Warrants, and the Representative’s Warrants (collectively the “Offering Warrants”) in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815, Derivatives and Hedging. Management concluded that the Offering Warrants meet all the requirements for equity classification. Since the Offering Warrants meet the requirements for equity classification and the Offering represents an arms-length cash transaction, the Common Units and Pre-Funded Units were recorded in equity based on the proceeds received, net of issuance costs.

At issuance the Pre-Funded Warrants had a fair value of $6.3290 per share, which represented the common stock issuance price less the $0.001 exercise price. At issuance, the Series A Warrants and the Representative’s Warrants had a fair value of $5.3597 and $5.2125 per share, respectively, which was determined using a Black-Scholes option pricing model. Variables used in the Black-Scholes option pricing model included the following: (1) fair value of common stock on the measurement date; (2) discount rate of 4.17% based on the daily yield curve rates for U.S. Treasury obligations, (3) the contractual term of the warrants and (4) expected volatility of 144.15% based on the historical volatility of comparable companies' stock. Due to the relative volume of Series A Warrants and Representative’s Warrants issued compared with the Company’s outstanding shares, the Company's stock price was adjusted for the effects of dilution.

In connection with the Offering, the Company incurred total offering costs of $1.5 million. This was comprised of $1.0 million in cash offering costs and $0.5 million for the fair value of the Representative’s Warrant issued.

Equity-Based Stock Warrants

On January 26, 2024, the Company issued five-year warrants to the selling agent in the Company's IPO to purchase 2,988 shares of common stock at an exercise price of $125.00. Under the fair value method, the fair value of these warrants was estimated on the grant date using the Black-Scholes option pricing model. Variables used in the Black-Scholes warrant pricing model included the following: (1) fair value of common stock on the measurement date of $100.00 split-adjusted per share; (2) discount rate of 4.04% based on the daily yield curve rates for U.S. Treasury obligations; (3) expected life of 5 years and (4) expected volatility of 104% based on the historical volatility of comparable companies' stock. The costs associated with these shares were reclassified to additional paid-in capital upon completion of the Company’s IPO on January 26, 2024.

The Company will periodically grant warrants to investors in connection with equity financing or to third-party service providers in exchange for services rendered. The following table summarizes the stock warrant activity for the year ended March 31, 2025:

	Warrants	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (In Years)	Aggregate Intrinsic Value*

Outstanding and exercisable, March 31, 2024	287,231	$1.64	4.80	$17,072,147
Granted	2,542,677	4.31	—	—
Exercised**	(892,432)	0.04	—	—
Forfeited/Cancelled	(2,602)	0.20	—	—
Expired	—	—	—	—
Outstanding, March 31, 2025	1,934,874	$5.89	4.09	$532,060

Exercisable, March 31, 2025	1,842,889	$5.67	4.06	$532,060

*Aggregate Intrinsic Value = Excess of market value over the exercise price of all in-the-money stock.

**197,098 exercised shares utilized the “cashless exercise” option and 695,334 exercised shares were paid in cash.

The unrecognized compensation expense at March 31, 2025 was $0. During the year ended March 31, 2025, the Company recorded stock-based compensation - warrant expense of less than $0.1 million. The unrecognized compensation expense at March 31, 2024 was less than $0.1 million.

During the year ended March 31, 2024, the Company recorded stock-based compensation - warrant expense of less than $0.1 million.

Under the fair value method, the fair value of each warrant was estimated on the grant date using the Black-Scholes option pricing model. Variables used in the Black-Scholes warrant pricing model included the following:

	Range
	2025	2024
Fair value of common stock on the measurement date (per share)	–	$2.00	to	$5.00
Discount rate based on the daily yield curve rates for U.S. Treasury obligations	–	4.04%	to	4.54%
Expected life	–	3	to	5 years
Expected volatility based on the historical volatility of comparable companies' stock	–	104%	to	119%

Note 5 – Commitments and Contingencies

Legal Proceedings

From time to time, we may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not currently have any pending litigation to which we are a party or to which our property is subject that we believe to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

Employment Agreements

The Company has agreements with key employees to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In addition, the Company has adopted a severance policy for certain key members of executive management to provide certain benefits, including salary and other wage-related benefits, in the event of termination without cause. In total, these benefits would amount to a range of $1.1 million to $1.6 million using the rate of compensation in effect at March 31, 2025.

Brad Hauser - Chief Executive Officer

On June 17, 2024, we entered into an employment agreement with Brad Hauser pursuant to which Mr. Hauser agreed to serve as our chief executive officer and president for an initial three-year period, which may be extended on a year-to-year basis. Mr. Hauser’s agreement provides for an initial annual base salary of $450,000 (subject to an annual review and increase at the discretion of our Compensation Committee) and a target annual bonus of 60% of his base salary. Pursuant to the agreement, Mr. Hauser was granted a ten-year option (the “Inducement Options”) to purchase 45,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment agreement. The option vests in four equal annual installments (or 11,250 shares each installment) on each of the succeeding four anniversary dates of the execution of the employment agreement, provided Mr. Hauser is employed by us on each vesting date. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Mr. Hauser for “good reason,” all of the unvested options shall immediately vest. The Inducement Options were granted outside of our 2023 Stock Plan as an inducement material to Mr. Hauser’s entering into employment with us in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). Commencing with the year ending March 31, 2025, Mr. Hauser will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The number of shares underlying the target annual option grant will be equal to $1,000,000 divided by the Black-Scholes value per share of our common stock on the date of grant.

If Mr. Hauser’s employment is terminated at our election without “cause,” or by Mr. Hauser for “good reason,” Mr. Hauser shall be entitled to receive severance payments equal to twelve months of Mr. Hauser’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts shall be increased by 50% if Mr. Hauser’s agreement is terminated without “cause” or by Mr. Hauser for “good reason” within three months prior to or twelve months after a “change of control.” In the event that any payments or benefits provided to Mr. Hauser would trigger the excise tax under Section 4999 of the Internal Revenue Code or any similar provision, the Company agreed to provide Mr. Hauser with a gross-up payment to ensure that, after payment of all taxes (including the excise tax, federal, state, and local income taxes, and employment taxes) imposed on the gross-up payment, Mr. Hauser receives a net amount equal to the payments or benefits Mr. Hauser would have received if the excise tax didn't apply.

Lori Bisson - Executive Vice Chairman (former Chief Executive Officer)

On June 17, 2024, we entered into an employment agreement with Lori Bisson pursuant to which Ms. Bisson agreed to serve as our Executive Vice Chairman and Strategic Adviser to the Chief Executive Officer for a two-year period. Ms. Bisson’s agreement provides for an initial annual base salary of $150,000 (subject to an annual review and increase at the discretion of our Compensation Committee) and a target annual bonus of 50% of her base salary. Pursuant to the agreement, Ms. Bisson continued to vest in the option grants issued to Ms. Bisson in her role as chief executive officer and president in accordance with the vesting schedule set out in her initial employment agreement. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Ms. Bisson for “good reason,” all of the unvested options shall immediately vest. Ms. Bisson is entitled to receive any compensation, including incentive compensation, for the fiscal year ended March 31, 2024 that has not been paid as of the date of the agreement. Commencing with the year ending March 31, 2025, Ms. Bisson will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Ms. Bisson agreed to waive any severance payments due to her in connection with the termination of the prior employment agreement that we entered into with her on June 30, 2023.

Fractional Shares

See Note 1 - Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies - "Reverse Stock Split" for additional information.

On November 1, 2024, the Company received notice from the Depository Trust and Clearing Corporation ("DTCC") on behalf of the brokerage firms that hold the shares of Company common stock held in “street name” that in connection with the rounding of fractional shares in connection with the Reverse Stock Split, the Company would need to issue 271,846 shares of common stock (the “Shares”) for the rounding of shares. The Company does not believe the number of Shares being requested is correct based on the historical number of shareholders of its common stock and is aware of similar anomalies in recent months for other companies completing a Reverse Stock Split. As such, the Company has begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, the Company does not intend to issue any shares in connection with the fractional shares being requested and has concluded that an obligation should not be recorded in its financial statements. The Company is not currently subject to any pending litigation as a result of the fractional roundup shares.

Note 6 – Related Party Transactions

The Company utilizes a consulting firm that is owned by the Company’s former Chief Financial Officer to provide accounting and financial reporting services and pays certain expenses on behalf of the Company. During the year ended March 31, 2025 and 2024, the Company incurred fees of less than $0.1 million, respectively, for these services, excluding officer compensation. As of March 31, 2025 and March 31, 2024, the Company owed the consulting firm $0 and less than $0.1 million, respectively, for services and expenses.

As of March 31, 2025, members of the Company’s management/Board and an immediate family member of the Company’s management (related party), collectively purchased $0.5 million ($0.4 million and $0.1 million, respectively) of the Bridge Offering.

On December 21, 2021, the Company entered into a perpetual, worldwide, exclusive license agreement (the “License” or “License Agreement”) with a company controlled by a significant stockholder of the Company (the “Licensee”). The License allows the Licensee to use certain intellectual property and technology related to the diagnosis and treatment of cardiovascular conditions held by the Company. Upon 90 days following the completion of an IPO or special purpose acquisition company transaction, the Licensee may enter into sublicenses of the licensed intellectual property and technology.

On July 7, 2023, the Company and the Licensee entered into an Exclusive License Termination Agreement (the “Termination Agreement”) in exchange for the issuance, upon the closing of the Company’s IPO within one year of the agreement’s execution, of a warrant to purchase shares of the Company for a variable number of shares. Upon the Company's closing of its IPO on January 29, 2024, 80,000 warrant shares were issued at $100.00 per share for a fixed value of $8.0 million. The warrants are exercisable at a price of $0.02 per share and may be exercised any time after the issuance date, subject to a beneficial ownership limitation, and expire five years from the original issuance. The warrants contain dividend rights commensurate with the holders of common stock. The warrants do not include any other stockholder rights or privileges prior to exercise.

The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of the IPO with respect to 12.5% of the shares issued and twelve months after the closing of the IPO for the remainder of the shares. In connection with the Termination Agreement, the Company agreed to register the resale of the shares of common stock. One of the Company’s directors holds a 20% interest in the company receiving the warrant.

Note 7 – Income Taxes

The Company files U.S. federal and various U.S. state income tax returns. Due to the Company’s losses, there was no income tax expense for the years ended March 31, 2025 and 2024 (in thousands):

	March 31,		March 31,
	2025		2024
	Amount	%	Amount	%
Tax benefit at the U.S. federal statutory rate	$(2,396)	21.00%	$(3,239)	21.00%
Tax rate change	—	—	—	—
Permanent differences	5	(0.05)%	1,697	(11.01)%
Return to provision	(44)	0.39%	(69)	0.45%
Change in state rate	234	(2.05)%	(190)	1.23%
State tax (net of federal benefit)	(63)	0.55%	(192)	1.24%
Valuation allowance	2,264	(19.84)%	1,993	(12.91)%
Effective income tax rate	$—	—%	$—	—%

The effective income tax rate varied from the statutory rate in 2025 primarily due to permanent differences and the increase in the valuation allowance. The effective income tax rate varied from the statutory rate in 2024 primarily as a result of the increase in the valuation allowance.

Deferred tax assets and liabilities consist of the following (in thousands):

	March 31,	March 31,
	2025	2024
Assets related to:
Capitalized R&D costs	$1,380	$602
Net operating losses	761	2,643
Accruals and reserves	3,438	72
Stock-based compensation	450	142
Total deferred tax assets	6,029	3,459
Valuation allowance for deferred tax assets	(5,723)	(3,459)
Net deferred tax assets	306	—
Liabilities related to:
Section 481A method change	(306)	—
Net deferred tax liabilities	(306)	—
Net deferred tax	$—	$—

At March 31, 2025, the Company had U.S. federal net operating loss ("NOL") carry forwards of $3.6 million. Approximately $0.9 million of the U.S. federal NOLs will start expiring in 2037. Additionally, the Company generated a U.S. federal NOL carry-forward of approximately $2.7 million post-2017 to 2024. Under the new Tax Act, post-2017 federal NOL carry forwards do not expire, but can only offset 80% of taxable income in the year the loss carry forward is used.

Sections 382 and 383 of the Internal Revenue Code limit the annual use of NOL  carry-forwards and tax credit carry forwards, respectively, following an ownership change. NOL carry-forwards may be subject to annual limitations under Internal Revenue Code Section 382 (Section 382) (or comparable provisions of state law) if certain changes in ownership were to occur. Determination of ownership change, or limitation hasn’t been calculated; however, the Company will perform the NOL limitation analysis under Section 382 before any NOLs are expected to be utilized.

The Company has recorded a full valuation allowance against its net total deferred tax assets as of March 31, 2025 and 2024 because management determined that it is not more-likely-than not that those assets will be realized. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During the year ended March 31, 2025, the valuation allowance increased by $2.3 million mainly due to additional capitalized R&D and Start-up Costs.

The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. As of March 31, 2025, all of the tax years remained open to examination by the federal and state taxing authorities, for three or four years from the tax year in which net operating losses or tax credits are utilized completely.

As of March 31, 2025, the Company has no uncertain tax positions.

Note 8 – Subsequent Events

As of May 28, 2025, the Company has sold 289,144 shares pursuant to the ATM Agreement for net proceeds of approximately $0.6 million.

On April 17, 2025, we granted a new employee a ten-year option (the “Inducement Options”) to purchase 5,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment. The option vests in four equal annual installments (or 1,250 shares each installment) on each of the succeeding four anniversary dates of the execution of the date of employment, provided the employee is employed by us on each vesting date.

Autonomix Medical, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands, except par value and share data)	As of
	June 30,	March 31,
	2025	2025

Assets
Current assets:
Cash and cash equivalents	$8,589	$9,136
Other current assets	389	473
Total current assets	8,978	9,609
Long term assets:
Fixed assets, net	19	21
Deferred offering costs	-	176
Total long term assets	19	197

Total Assets	$8,997	$9,806

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$815	$676
Accrued expenses	1,150	1,031
Total current liabilities	1,965	1,707

Total Liabilities	$1,965	$1,707

Commitments and contingencies (Note 4)

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively	$-	$-
Common stock, $0.001 par value, 500,000,000 shares authorized, 4,022,625 and 2,497,033 shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively	4	2
Additional paid-in capital	60,744	58,476
Accumulated deficit	(53,716)	(50,379)
Total Stockholders' Equity	7,032	8,099

Total Liabilities and Stockholders' Equity	$8,997	$9,806

See accompanying notes to the unaudited condensed financial statements.

Autonomix Medical, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	June 30,
(in thousands, except share and per share data)	2025	2024

Operating expenses:
Research and development	$1,593	$954
General and administrative	1,828	1,799

Total operating expenses	3,421	2,753

Loss from operations	(3,421)	(2,753)

Other income (expense):
Interest expense	-	(41)
Interest income	84	95

Total other income (expense)	84	54

Loss before income taxes	(3,337)	(2,699)

Income taxes	-	-

Net loss	$(3,337)	$(2,699)

Loss per share - basic and diluted	$(1.07)	$(2.20)

Weighted average shares outstanding - basic and diluted	3,105,156	1,225,423

See accompanying notes to the unaudited condensed financial statements.

Autonomix Medical, Inc.

Condensed Statements of Changes in Stockholders' Equity

(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	Deficit	Equity

Balance March 31, 2024	943	$1	$46,596	$(38,969)	$7,628

Net loss	-	-	-	(2,699)	(2,699)
Stock-based compensation	-	-	360	-	360
Issuance of common stock - warrants exercised	20	-	-	-	-

Balance June 30, 2024	963	1	46,956	(41,668)	5,289

Balance March 31, 2025	2,497	2	58,476	(50,379)	8,099

Net loss	-	-	-	(3,337)	(3,337)
Stock-based compensation	-	-	388	-	388
Issuance of common stock, net of offering costs	1,304	2	1,880	-	1,882
Issuance of common stock - warrants exercised	222	-	-	-	-

Balance June 30, 2025	4,023	4	60,744	(53,716)	7,032

See accompanying notes to the unaudited condensed financial statements.

Autonomix Medical, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended June 30,
(in thousands)	2025	2024

Cash Flows from Operating Activities:
Net loss	$(3,337)	$(2,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	388	360
Depreciation and amortization expense	3	43
Changes in operating assets - decrease:
Other current assets	84	458
Changes in operating liabilities - (decrease)/increase:
Accounts payable	140	(205)
Accrued expenses	118	191
Net cash used in operating activities	(2,604)	(1,852)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	(5)
Net cash used in investing activities	-	(5)

Cash Flows from Financing Activities:
Issuance of common stock	2,121	-
Direct financing costs from issuance of common stock	(64)	-
Net cash provided by financing activities	2,057	-

Net increase in cash and cash equivalents	(547)	(1,857)

Cash and cash equivalents, at beginning of period	9,136	8,608

Cash and cash equivalents, at end of period	$8,589	$6,751

Supplemental cash flow disclosures:
Non-cash financing activities:
Recognition of deferred financing costs associated with issuance of common stock	$(176)	$-
Proceeds from cashless exercise of warrants	$-	$4

See accompanying notes to the unaudited condensed financial statements.

Autonomix Medical, Inc.

Notes to the Unaudited Condensed Financial Statements

Note 1 – Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of the Business

Autonomix Medical, Inc. (“we,” “our,” the “Company”) is a medical device company organized as a Delaware corporation on June 10, 2014. The Company is a pre-revenue, clinical stage life sciences company focused on advancing innovative technologies for sensing and treating disorders relating to the peripheral nervous system.

Reverse Stock Split

The Company held its annual meeting of stockholders (the "Annual Meeting") on October 17, 2024. In that Annual Meeting, stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation (the "Amendment”) to effect the reverse stock split at a ratio in the range of 1-for-2 to 1-for-50, with such ratio to be determined in the discretion of the Company’s Board of Directors (the "Board") and with such reverse stock split to be effected at such time and date, if at all, as determined by the Company’s Board in its sole discretion prior to the one-year anniversary of the Annual Meeting.

Pursuant to such authority granted by the Company’s stockholders, the Company’s Board approved a one-for-twenty (1:20) reverse stock split (the "Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effectuate the Reverse Stock Split. The Amendment was filed with the Secretary of State of the State of Delaware and the Reverse Stock Split became effective in accordance with the terms of the Amendment at 11:59 p.m. Eastern Time on October 24, 2024 (the "Effective Time”), and the Company’s common stock opened for trading on The Nasdaq Capital Market on October 25, 2024 on a post-split basis, under the existing ticker symbol "AMIX” but with a new CUSIP number 05330T205. The Amendment provides that, at the Effective Time, every twenty shares of the Company’s issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock, without any change in par value per share, which will remain $0.001.

The number of authorized shares of common stock remained at 500 million shares. As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all outstanding stock options, restricted stock unit awards, warrants and convertible notes, which resulted in a proportional decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock unit awards, warrants and convertible notes and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants.

The Company’s stock option awards did not automatically adjust for the Reverse Stock Split. However, the Company chose to exercise its rights under the agreements to adjust the exercise price and number of shares exercisable or issuable upon vesting proportionately for the Reverse Stock Split. Based on the analysis performed, the Company does not need to recognize any additional compensation expense as a result of the modification.

In addition, the number of shares reserved for issuance under the Company’s equity compensation plan immediately prior to the Effective Time was reduced proportionately.

No fractional shares were issued as a result of the Reverse Stock Split. Any stockholder who would have been entitled to receive a fractional share as a result of the process was entitled to the rounding up of the fractional share to the nearest whole number. See "Fractional Shares" in Note 4 for further disclosure regarding fractional shares.

The Reverse Stock Split has been retroactively adjusted throughout these interim financial statements and footnotes for all periods presented, including exercise prices and share data. As a result of the Reverse Stock Split, the Company reclassified approximately $18 thousand between common stock par value and additional paid-in capital.

Liquidity and Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is an early-stage company that is subject to all the risks associated with early-stage and emerging growth companies and has incurred losses since inception.

On February 28, 2025, the Company entered into an At Market Issuances Sales Agreement (the “ATM Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Agent”). Pursuant to the terms of the ATM Agreement, The Company may sell from time to time through the Agent, as sales agent or principal, shares of its common stock with an initial aggregate sales price of up to $2.1 million (the “Shares”). As of June 30, 2025, the Company sold 1,304,260 Shares pursuant to the ATM Agreement for net proceeds of approximately $2.1 million.

On November 22, 2024, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as representative of the several underwriters, if any, named on Schedule I of the Underwriting Agreement (the “Underwriters”), in connection with a firm commitment underwritten public offering (the “Offering”) of: (i) 458,691 common units (the “Common Units”), each Common Unit consisting of one share of Company common stock and one series A warrant to purchase one share of common stock (the “Series A Warrants”); and (ii) 917,596 pre-funded units (the “Pre-Funded Units”) and together with the Common Units, the "Units", each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of common stock (the “Pre-Funded Warrant”) and one Series A Warrant. The purchase price of each Common Unit was $6.540, and the purchase price of each Pre-Funded Unit was $6.539. In addition, the Company granted the Underwriters a 45-day option to purchase an additional 206,422 shares of common stock, and/or an additional 206,422 Series A Warrants, solely to cover over-allotments, if any. The Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $6.540 per share, are immediately exercisable and may be exercised at any time until the five-year anniversary of the date of issuance. Both the Pre-Funded Warrants and the Series A Warrants are subject to a beneficial ownership limitation of 4.99%. The Pre-Funded Warrants and Series A Warrants were issued pursuant to a warrant agency agreement between the Company and Equity Stock Transfer, LLC (the “Warrant Agency Agreement”). The Offering closed on November 25, 2024. On November 22, 2024, the Underwriters partially exercised their over-allotment option with respect to 156,809 shares of common stock and 156,809 Series A Warrants. The aggregate gross proceeds to the Company, including the partial exercise of the over-allotment option, were approximately $10.0 million, before deducting underwriting discounts and other expenses by the Company of $1.5 million, including $0.5 million of non-cash expenses. The net cash proceeds to the Company were approximately $9.0 million. See Note 6 - Subsequent Events for additional information regarding events occurring after June 30, 2025.

For the three months ended June 30, 2025 and 2024, the Company incurred net losses of $3.3 million and $2.7 million, respectively, and had net cash flows used in operating activities of $2.6 million and $1.9 million, respectively. The Company had no revenues for the three months ended June 30, 2025 and 2024, respectively, and an accumulated deficit of $53.7 million, working capital of $7.0 million and cash of $8.6 million as of June 30, 2025. The Company does not expect to generate positive cash flows from operating activities in the near future.

The Company estimates its current cash resources are sufficient to fund its operations into but not beyond the second calendar quarter of 2026. The Company recognizes it will need to raise additional capital to continue to execute its business plan, including obtaining regulatory clearance for its products currently under development and commercializing and generating revenues from products under development. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company. A failure to raise sufficient capital, generate sufficient product revenues, control expenditures and regulatory matters, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. If the Company is unable to raise sufficient additional funds, it will have to scale back its operations.

These factors raise substantial doubt about the Company's ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed financial statements have been prepared on a going concern basis and do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying condensed interim financial statements are unaudited. These unaudited condensed interim financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and notes required by generally accepted accounting principles in the United States of America (“GAAP”) for complete financial statements. The Company’s fiscal year end is March 31st. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended March 31, 2025 as found in the Annual Report in the Company's Form 10-K filed with the SEC on May 29, 2025. In the opinion of management, the unaudited condensed interim financial statements reflect all the adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position, results of operations and cash flows for the quarterly and year-to-date periods, as applicable. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. The March 31, 2025 audited condensed balance sheet included herein was derived from the audited financial statements, but does not include all disclosures, including notes, required by GAAP for complete financial statements.

Use of Estimates in Financial Statement Presentation

The preparation of these unaudited condensed interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company's significant estimates and assumptions include work performed but not yet billed by contract manufacturers, engineers and research organizations and the valuation of equity related instruments. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Some of these judgments can be subjective and complex, and, consequently, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250 thousand. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Offering and Financing Costs

Offering costs consist of professional costs incurred through the balance sheet date that are direct and incremental related to the Company’s equity financing activities. Specifically, offering costs were incurred during the Company’s initial public offering ("IPO"), Offering from November 2024 and ATM Agreement. The Company includes offering costs in additional paid-in capital, to the extent there is sufficient cash proceeds, upon completion of the sale of equity. Costs associated with salaries and other period costs are expensed as incurred.

Property and Equipment

Property and equipment (comprised of computer and IT equipment) are stated at historical cost and depreciated on a straight-line basis over their estimated useful lives, generally three years. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

Convertible Notes

For the period ended March 31, 2025, the Company evaluated embedded redemption, conversion and other features within its debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the condensed statements of operations. The Company’s debt was carried on the condensed balance sheets on a historical cost basis, net of unamortized discounts and premiums, because the Company did not elect the fair value option of accounting. Costs associated with acquiring debt, including detachable warrants issued in connection with the financing, were capitalized as a debt discount. The debt discount was presented in the condensed balance sheets, in prior year periods, as a direct deduction from the carrying amount of the debt liability. The costs were amortized over the estimated contractual life of the related debt instrument using the effective interest method and were included in interest expense in the condensed statements of operations.

In addition, since the instruments included a substantive conversion feature as of time of issuance, the issuance of equity securities to settle the outstanding notes with the conversion were accounted for as a contractual conversion with no gain or loss recognized related to the equity securities issued to settle the instrument. See Note 2 - Convertible Notes Payable for additional information.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instrument

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value and require significant judgment and estimation

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. While the Company believes that its valuation methods are appropriate, the Company recognizes that the use of different methodologies or assumptions to determine the fair value could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values are the probability weighting of the different settlement outcomes used.

The Company did not have any assets or liabilities measured at fair value as of June 30, 2025 and March 31, 2025.

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, approximate fair value due to the relatively short period to maturity for these instruments.

Related Parties

The Company follows Accounting Standards Codification ("ASC") 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. See further discussion in Note 5 below on this matter.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of June 30, 2025 and March 31, 2025 the Company determined a full valuation allowance was required to offset its deferred tax assets as a result of recurring operating losses.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates. As of June 30, 2025 and March 31, 2025 the Company had no uncertain tax positions.

The Company does not expect to pay any significant federal, state, or foreign income taxes in its fiscal year 2026 (ending March 31, 2026) as a result of the losses recorded during the three months ended June 30, 2025 and the additional losses expected for the remainder of its fiscal year 2026 and cumulative net operating loss carryforwards. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

The Company recorded no income tax provision for the three months ended June 30, 2025 and 2024, respectively. The effective tax rate for the three months ended June 30, 2025 and 2024 is zero. The Company estimates its annual effective tax rate at the end of each quarterly period. Jurisdictions with a projected loss for the year where no tax benefit can be recognized due to the valuation allowance could result in a higher or lower effective tax rate during a particular quarter depending on the mix and timing of actual earnings versus annual projections.

Stock-based Compensation

Employee and non-employee share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. For awards with a performance condition, compensation expense is recognized over the requisite service period if it is probable that the performance condition will be satisfied. For awards to non-employees, the Company recognizes compensation expense in the same manner as if the Company had paid cash for the goods or services. The Company estimates the fair value of options and equity classified warrants granted using an options pricing model. Expense is recognized within general and administrative and research and development expenses and forfeitures are recognized as they are incurred.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using a Black-Scholes pricing model or a Monte Carlo simulation.

Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, which includes shares issuable for little to no consideration upon the exercise of certain equity-classified warrants. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Generally, the Company’s outstanding warrants are non-participating securities as they are not entitled to non-forfeitable rights to dividends or dividend equivalents during the vesting term and have no obligation to fund losses.

However, the Company's warrants described in Note 2 and the warrants issued in connection with the Offering, are participating securities as the holders receive the right to dividends, but they are not obligated to fund losses. In periods of loss, since no income is allocated to these securities, the Company's use of the "treasury stock method" derives the same result. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting common shares are included in the denominator of the diluted calculation for the entire period being presented.

For the three months ended June 30, 2025 and 2024, dilutive securities that were not included in the calculations of the loss per common share because they would be anti-dilutive included the following:

	June 30,
		2024
	2025	(as revised)

Equity based warrants to purchase common shares	87,531	4,334
Convertible Notes - common shares (1)	-	33,250
Convertible Notes - equity-based warrants to purchase common shares	25,003	25,003
Stock options granted under Company's incentive plan	248,483	216,483
Series A Warrants	1,533,096	-
Representative Warrants	91,985	-

Total potentially dilutive securities	1,986,098	279,070

(1) Shares for the convertible note proceeds received

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising

It is the Company's policy to expense advertising costs as incurred. Advertising expenses are included within general and administrative expenses within the statement of operations. For the three months ended June 30, 2025 and 2024, the Company recorded $0 and less than $0.1 million, respectively, of advertising expenses.

JOBS Act Accounting Election

The Company qualifies as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an early-stage company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segments

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker ("CODM"), or decision-making group, in deciding how to allocate resources in assessing performance. Management has determined that the Company operates in one reportable segment, which is advancing the development of innovative technologies for sensing and treating disorders relating to the nervous system. The Company is initially focused on developing the technology for patients with pancreatic cancer, however, the Company believes the technology constitutes a platform with the potential to address several indications, including chronic pain management, hypertension, cardiovascular disease and a wide range of other nerve-related disorders. The Company's CODM is its Chief Executive Officer.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance based on net loss, which is reported on the Statements of Operations. The measure of segment assets is reported on the balance sheet as total assets.

To date, the Company has not generated any product revenue. The Company expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances its' technology through all stages of development and clinical trials and, ultimately, seek regulatory approval.

As such, the CODM primarily evaluates performance of the Company using various financial metrics, including the combined net income (loss) from operations, also shown on the Statements of Operations, forecasted cash expenditures and existing and forecasted cash balances. These financial metrics are used by the CODM to make key operating decisions, such as the assessment of segment performance and allocation of resources. All of the Company's assets are located in the United States. The significant expense categories within net loss from operations that the CODM regularly reviews are expenses related to research and development, general and administrative, and depreciation and amortization. The significant expense categories and subcategories are reported on the Statements of Operations. Other expenses included in the Company’s net loss include other income (expense), interest income, net, and any additional non-operating expenses that are reported on the Statements of Operations.

Recent Accounting Pronouncements

In  November 2024 and January 2025, FASB issued ASU 2024-03 and ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. The amendments to the standards are effective for fiscal years beginning after  December 15, 2026, and for interim periods within fiscal years beginning after  December 15, 2027. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it  may have on its financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The guidance is effective for the Company’s fiscal years beginning after December 15, 2024. The Company is currently evaluating the new guidance to determine the impact it  may have on its financial statements and related disclosures.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance and allocate resources. The guidance is effective for fiscal years beginning after December 15, 2023 and interim periods for fiscal years beginning after December 15, 2024, on a retrospective basis. There was no material impact upon the adoption of ASU 2023-07 on the Company's interim disclosures.

There are no other effective pronouncements, or pronouncements issued but not yet effective, if adopted, that would have a material effect on the accompanying financial statements.

Correction of an Immaterial Error in the Prior Period Financial Statements

During the three months ended December 31, 2024, the Company determined that previously filed quarterly and annual financial statements had an immaterial earnings per share error resulting from the exclusion of certain unexercised equity based warrants to purchase common shares that had an exercise price of approximately $0.01 or less from the basic earnings per share calculations in accordance with ASC 260-10-45-13. As a result, the prior year earnings per share calculations have been revised for consistency with the current year presentation. The Company assessed the materiality of this change in presentation on prior period financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that this error correction in its Statements of Operations and Note 1 – Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies (Loss Per Common Share) is not material to any previously presented financial statements based upon overall considerations of both quantitative and qualitative factors. The corrections had no impact in the comparative period Balance Sheet, Statements of Cash Flows, or Statement of Changes in Stockholders’ Equity. Further, the immaterial correction did not result in a change in operating losses or net loss in the Statement of Operations and the effects of including unexercised warrants in the earnings per share calculation have an antidilutive effect reducing the net loss per share amount. Accordingly, the Company corrected the previously reported earnings per share calculation for the three months ended June 30, 2024 in this Quarterly Report on Form 10-Q.

A summary of the impact of the Company’s Reverse Stock Split and immaterial corrections reflecting the prior period impact to the Company’s Statement of Operations and earnings per share are shown below:

	Three Months Ended June 30, 2024
	Originally Filed	Adjusted for 1-for-20 Reverse Stock Split	Correction	As Revised

Net Loss (in thousands)	$(2,699)	$-	$-	$(2,699)
Loss per share - basic and diluted	$(0.14)	$(2.85)	$0.65	$(2.20)
Weighted average shares outstanding - basic and diluted	18,902,248	945,382	280,041	1,225,423

A summary of the impact of the Company’s Reverse Stock Split and immaterial corrections reflecting the prior period impact are shown below:

	Three Months Ended June 30, 2024
	Originally Filed	Adjusted for 1-for-20 Reverse Stock Split	Correction	As Revised

Equity based warrants to purchase common shares	5,344,569	267,231	(262,897)	4,334
Convertible Notes - common shares	665,000	33,250	-	33,250
Convertible Notes - equity-based warrants to purchase common shares	500,000	25,003	-	25,003
Stock options granted under Company's incentive plan	4,329,579	216,483	-	216,483
Total potentially dilutive securities	10,839,148	541,967	(262,897)	279,070

Note 2 – Convertible Notes Payable

On September 9, 2023, the Company's Board authorized an offering of up to $2.0 million in unsecured, non-interest bearing convertible promissory notes (the “Notes”) and accompanying warrants (the “Bridge Financing Warrants”) (collectively, the “Bridge Offering”) that mature on December 31, 2025. The Notes provided that, on the closing date of the IPO, the outstanding principal would be automatically converted into common stock at the conversion price of $40.00. Each dollar in principal amount of Notes purchased were accompanied by a five-year Bridge Financing Warrant to purchase approximately 0.0125 shares of Common stock with an exercise price of $20.00 per share. The Company records the Bridge Financing Warrants as a discount to the Notes.

The Bridge Financing Warrants can be exercised from the date of Notes issuance through the five-year anniversary of the issuance of the Notes. The Note holders are not permitted to convert their Notes when the holders or any of their affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

The Company received proceeds of $2.0 million of Notes from the Bridge Offering. The Company’s effective interest rate for the Notes was 15.3% due to the amortization of the discount stemming from the issuance of the Bridge Financing Warrants. On January 26, 2024, the Company consummated its initial public offering (“IPO”). In connection with the closing of the IPO, a portion of the Notes were converted into 16,750 shares of common stock. Upon the closing of the IPO, certain Notes that were to be automatically converted according to their terms into common stock were not converted due to restrictions on the holders of the Notes or any of their affiliates beneficially owning in excess of 4.99% of the Company's common stock after such conversion. The remaining portion of the Notes was converted into 33,250 shares of common stock on March 28, 2025.

Warrants - Convertible Promissory Notes

During September to December 2023, the Company issued the Notes with the detachable Bridge Financing Warrants. The Company utilized a Monte Carlo simulation model to determine the fair value of each Bridge Offering Warrant. The key inputs to the Monte Carlo simulation used to determine the fair value of each warrant include, the Company’s stock price fair value which was determined through a back solve calculation such that the stock price results in the average total value of the Notes and the Bridge Offering Warrants being equal to the cash proceeds received, volatility based on a selection of publicly held peer companies of 101.88%, expected term of 5 years, risk free rate of 4.40%, discount rate of 20.00% and a discount for lack of marketability of 15.77%.

During the three months ended June 30, 2025 and 2024, the Company recorded $0 and less than $0.1 million, respectively, in interest expense related to the amortization of the debt discount.

The following table presents a summary of activity for the warrants issued in connection with the Company’s Notes:

		Weighted- Average
		Exercise Price
	Warrants	Per Share

Outstanding and exercisable, March 31, 2025	25,003	$20.00
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	-	-
Expired	-	-
Outstanding, June 30, 2025	25,003	$20.00

Exercisable, June 30, 2025	25,003	$20.00

Note 3 – Equity

On November 29, 2023, the Company’s Board and applicable shareholders approved to amend and restate the Company’s certificate of incorporation and increased the authorized shares to 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.001 per share. The specific rights of the preferred stock shall be determined by the Board.

Preferred Stock

As of June 30, 2025, the Company had no shares of preferred stock outstanding.

Restricted Stock

On February 15, 2024, the Company issued 1,750 restricted shares of common stock to the Company's marketing consultant at the closing price of $76.00 of the Company's common stock. The total value of these shares is $133,000. These shares vested monthly over a 12-month period beginning on the issue date.

	Three Months Ended June 30,
	2025	2024
Recognized in general and administrative expense	$—	$33,250

Total	$—	$33,250

As of June 30, 2025, there was $0 of unrecognized stock-based compensation expense related to Restricted Stock.

Common Stock

On February 28, 2025, the Company entered into an ATM Agreement. Pursuant to the terms of the Agreement, the Company was permitted to sell from time to time shares of Company’s common stock, with an initial aggregate sales price of up to $2.1 million. As of June 30, 2025, the Company sold 1,304,260 shares pursuant to the ATM Agreement for net proceeds of approximately $2.1 million.

Stock Plan and Stock Options

In June 2023, the Company adopted, and the Company’s shareholders approved, the Autonomix Medical, Inc. 2023 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors, and consultants, subject to certain individual threshold limitations. The Plan initially provided for up to 200,000 shares to be issued, subject to adjustments as provided in the Plan. Shares that are surrendered because of forfeiture, expiration, termination, or cancellation are available for re-issuance.

In August 2023, the Plan was amended to allow for an automatic increase of the available shares for issuance, whereby on the 1st of each fiscal year, beginning on April 1, 2024 and ending on (and including) April 1, 2033 in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on the March 31st immediately preceding the applicable date. However, the Board may act prior to the automatic increase of a given year to provide that there will be no increase for such year, or that the increase for such year will be a lesser number of shares of Common Stock. On April 1, 2025, the Plan was increased by 124,852 shares.

The following table summarizes the stock option activity for the three months ended June 30, 2025:

		Weighted- Average
		Exercise Price
	Options	Per Share

Outstanding, March 31, 2025	243,483	$32.72
Granted	5,000	1.85
Exercised	-	-
Forfeited/Cancelled	-	-
Expired	-	-
Outstanding, June 30, 2025	248,483	$32.10

Exercisable, June 30, 2025	69,916	$37.24

The Company’s stock option awards did not automatically adjust for the Reverse Stock Split. However, the Company chose to exercise its rights under the Plan to adjust the exercise price and number of shares exercisable or issuable upon vesting proportionately for the Reverse Stock Split. Based on the analysis performed, the Company does not need to recognize any additional compensation expense as a result of the modification.

During the three months ended June 30, 2025, the Company granted options to purchase 5,000 shares of common stock with a contractual term that vests annually over four years on the anniversary date. The options had an aggregate grant date fair value of $9 thousand that was calculated using the Black-Scholes option pricing model. Variables used in the Black-Scholes option pricing model included the following: (1) fair value of common stock on the measurement date; (2) discount rate ranging of 4.06% based on the daily yield curve rates for U.S. Treasury obligations, (3) expected life of 6.25 years based on the simplified method (vesting plus contractual term divided by two) and (4) expected volatility of 139% based on the historical volatility of comparable companies' stock.

All options issued and outstanding are being amortized over their respective vesting periods. The unrecognized compensation expense at June 30, 2025 was $3.9 million. During the three months ended June 30, 2025, the Company recorded stock-based compensation - option expense of $0.3 million in general and administrative expense and less than $0.1 million in research and development expense. During the three months ended June 30, 2024, the Company recorded stock-based compensation - option expense of $0.3 million in general and administrative expense and less than $0.1 million in research and development expense  ~~.~~

License Agreement

On July 10, 2024, the Company entered into a license agreement (the “Agreement”) with RF Innovations, Inc. (“RFI”), a privately held medical technology company, to license products utilizing RFI’s intellectual property related to its Apex 6 Radiofrequency Generator (the “Licensed Products”). The Apex 6 Generator is a United States Food and Drug Administration (“FDA”) cleared ablation technology designed to lesion neural tissue for pain management in the peripheral nervous system. Pursuant to the Agreement, RFI granted us a perpetual non-exclusive worldwide royalty free fully paid license related to the Licensed Products, provided that the license did not include the right to sell certain products to customers for the treatment of spine pain. In connection with the Agreement, the Company issued RFI 12,500 unregistered shares of its common stock as consideration for the license. The Company determined that the fair value of the shares granted was $0.1 million, which represented its stock price on the date of the Agreement less a 25.6% discount for lack of marketability (“DLOM”). The Company concluded a DLOM was appropriate as the shares were subject to an initial lock-up period of six months followed by restrictions that allow for a maximum of 10% of total shares to be sold within a 30-day period. The DLOM effectively reflects the value of an average strike put option relative to the Company's stock price and was calculated based on the Finnerty average put model. The Company concluded that the licensed technology qualified as a research and development expense pursuant to ASC Topic 730, Research and Development, as the Company does not have an alternative future use for the technology and the Company does not have a plan to otherwise monetize the Licensed Products. The Agreement provides RFI the right to terminate the license if we breach any representation, warranty or covenant contained in the Agreement, subject to any relevant cure periods, or if we are subject to a bankruptcy or insolvency event.

Offering Agreement

On November 22, 2024, the Company entered into the Offering, which consisted of: (i) 458,691 Common Units, each Common Unit consisting of one share of common stock and one Series A Warrant to purchase one share of common stock; and (ii) 917,596 Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of common stock and one Series A Warrant. The purchase price of each Common Unit was $6.540, and the purchase price of each Pre-Funded Unit was $6.539. In addition, the Company granted the Underwriters a 45-day option to purchase additional 206,422 shares of common stock, and/or additional 206,422 Series A Warrants, solely to cover over-allotments, if any. The Offering closed on November 25, 2024. On November 22, 2024, the Underwriters partially exercised their over-allotment option with respect to 156,809 shares of Common Stock and 156,809 Series A Warrants. The Company received gross proceeds of $10.0 million, before deducting the Underwriter's fees and other offering expenses payable by the Company. Under the terms of the Underwriting Agreement, the Underwriters received an underwriting discount of 8.0% to the public offering price for the Units. The Company also issued to the representative of the Underwriters (the "Representative") Representative's Warrants to purchase up to 91,985 shares of common stock.

The Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, subject to a beneficial ownership limitation of 4.99%. The Series A Warrants have an exercise price of $6.540 per share and may be exercised at any time until the five-year anniversary of the date of issuance, subject to a beneficial ownership limitation of 4.99%. The Pre-Funded Warrants and Series A Warrants were issued pursuant a Warrant Agency Agreement between the Company and Equity Stock Transfer, LLC. The Series A Warrants and the Representative’s Warrants, largely have the same terms and conditions, except the Representative’s Warrants were not exercisable until May 21, 2025 and are subject to a 180-day lock-up prior to being transferable. The Series A Warrants and Representative’s Warrants may, at the option of the holder be settled upon a change of control at the Black-Scholes value, as defined in the agreement. Upon a change of control the holder may receive cash, other assets or shares of the successor entity, depending on the specific nature of the change of control transaction and the settlement options afforded to the holders of common stock. The Company analyzed the Pre-Funded Warrants, the Series A Warrants, and the Representative’s Warrants (collectively the “Offering Warrants”) in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815, Derivatives and Hedging. Management concluded that the Offering Warrants meet all the requirements for equity classification. Since the Offering Warrants meet the requirements for equity classification and the Offering represents an arms-length cash transaction, the Common Units and Pre-Funded Units will be recorded in equity based on the proceeds received, net of issuance costs.

At issuance the Pre-Funded Warrants had a fair value of $6.3290 per share, which represented the common stock issuance price less the $0.001 exercise price. At issuance, the Series A Warrants and the Representative’s Warrants had a fair value of $5.3597 and $5.2125 per share, respectively, which was determined using a Black-Scholes option pricing model. Variables used in the Black-Scholes option pricing model included the following: (1) fair value of common stock on the measurement date; (2) discount rate of 4.17% based on the daily yield curve rates for U.S. Treasury obligations, (3) the contractual term of the warrants and (4) expected volatility of 144.15% based on the historical volatility of comparable companies' stock. Due to the relative volume of Series A Warrants and Representative’s Warrants issued compared with the Company’s outstanding shares, the Company's stock price was adjusted for the effects of dilution.

In connection with the Offering, the Company incurred total offering costs of $1.5 million. This was comprised of $1.0 million in cash offering costs and $0.5 million for the fair value of the Representative’s Warrant issued.

Equity-Based Stock Warrants

The Company will periodically grant warrants to investors in connection with equity financing or to third-party service providers in exchange for services rendered. The following table summarizes the stock warrant activity for the three months ended June 30, 2025:

		Weighted- Average
		Exercise Price
	Warrants	Per Share

Outstanding, March 31, 2025	1,934,874	$5.8860
Granted	-	-
Exercised	(222,132)	0.0010
Forfeited/Cancelled	(130)	0.0010
Expired	-	-
Outstanding, June 30, 2025*	1,712,612	$6.6498

Exercisable, June 30, 2025	1,712,612	$6.6498

*	Amount includes 87,531 common warrants; 91,985 Representative's Warrants and 1,533,096 Series A Warrants.

The unrecognized compensation expense at June 30, 2025 for warrants issued to third-party service providers was $0. During the three months ended June 30, 2025 and 2024, the Company recorded stock-based compensation - warrant expense of $0 and less than $0.1 million, respectively.

Note 4 – Commitments and Contingencies

Legal Proceedings

From time to time, the Company may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company does not currently have any pending litigation to which it is a party or to which its property is subject that we believe to be material. There are no legal matters for which a reasonably estimated range of losses can be determined. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

Employment Agreements

The Company has agreements with key employees to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In addition, the Company has adopted a severance policy for certain key members of executive management to provide certain benefits, including salary and other wage-related benefits, in the event of termination. In total, these benefits would amount to a range of $1.2 million to $1.7 million using the rate of compensation in effect at June 30, 2025. See Note 6 - Subsequent Events for additional information regarding events occurring after June 30, 2025.

Fractional Shares

See Note 1 - Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies - "Reverse Stock Split" for additional information.

On November 1, 2024, the Company received notice from the Depository Trust and Clearing Corporation ("DTCC") on behalf of the brokerage firms that hold the shares of Company common stock held in “street name” that in connection with the rounding of fractional shares in connection with the Reverse Stock Split, the Company would need to issue 271,846 shares of common stock (the “Shares”) for the rounding of shares. The Company does not believe the number of Shares being requested is correct based on the historical number of shareholders of its common stock and is aware of similar anomalies in recent months for other companies completing a Reverse Stock Split. As such, the Company has begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, the Company does not intend to issue any shares in connection with the fractional shares being requested and has concluded that an obligation should not be recorded in its financial statements. The Company is not currently subject to any pending litigation as a result of the fractional roundup shares.

Note 5 – Related Party Transactions

On December 21, 2021, the Company entered into a license agreement with a company controlled by a significant stockholder of the Company (“Licensee”). On July 7, 2023, the Company and the Licensee entered into an Exclusive License Termination Agreement (the “Termination Agreement”) in exchange for the issuance, upon the closing of the Company’s initial public offering within one year of the agreement’s execution, of a warrant to purchase shares of the Company for a variable number of shares. The variable number of shares issued was based upon a fixed value of $8.0 million divided by the price per share in the offering. The warrants were exercisable at a price of $0.02 per share and may be exercised any time after the issuance date, subject to a beneficial ownership limitation, and expired five years from the original issuance. The warrants did not provide voting rights, dividend rights, and other rights of a shareholder prior to exercise. The shares underlying the warrant were subject to a lockup agreement for a period of six months after the closing of the offering with respect to 12.5% of the shares issued and twelve months after the closing of the offering for the remainder of the shares. The Company agreed to register the resale of the shares of common stock underlying the warrant upon a notice of 20 business days by the Warrant holder.

On January 29, 2024, pursuant to the Termination Agreement, the Company issued a warrant to purchase 80,000 shares (the “Warrant”) pursuant to the Termination Agreement to the Licensee.

The completion of the Company’s IPO fixed the number of warrant shares issuable and the Company re-classified the Warrant to additional-paid in capital as it met the requirements for equity classification. Upon reclassification, the Company valued the warrant at $8.0 million, which represented the fair value of the shares issued on that date.

Note 6 – Subsequent Events

On July 21, 2025, the Company entered into a warrant exercise inducement offer letter (the "Inducement Letter") with the holders ("Holders") of certain existing warrants issued in the Offering from November 2024 to purchase up to 1,477,596 shares of the Company's common stock (the "Existing Warrants"). Pursuant to the Inducement Letter, the Company agreed to reduce the exercise price of the Existing Warrants to $1.723 per share, and the Holders agreed: (i) to exercise Existing Warrants to purchase 855,000 shares of Company common stock; and (ii) to prepay $1.722 per share of the reduced exercise price for Existing Warrants to purchase 622,596 shares of Company common stock in consideration of the Company further reducing the exercise price of such Existing Warrants to purchase 622,596 shares of Company common stock to $0.001 per share with an exercise term of 5.5 years. In consideration of the foregoing, the Company agreed to issue the Holders new warrants to purchase up to a number of shares of Company common stock equal to 100% of the number of shares of Company common stock underlying the Existing Warrants, comprised of new Series B warrants to purchase up to 1,477,596 shares of Company common stock (the “Inducement Warrants” and the shares of Company common stock underlying the Inducement Warrants, the “Inducement Warrant Shares”) at $1.723 per share with an exercise term of 5.5 years from the initial exercise date. In addition, the Company issued 88,656 Representative's Warrants at $2.6707 per share with an exercise term of 5 years. The Company received total gross proceeds of approximately $2.6 million, less expenses paid to the Placement Agent of approximately $0.3 million.

In July 2025, of the 622,596 Amended Series A Warrants above, 268,072 were exercised, leaving 354,524 of the Amended Series A Warrants at the time of this filing.

On August 5, 2025, 54,400 of pre-IPO warrants were exercised on a cashless basis.

In July 2025, the Company entered into stock option cancellation agreements with certain employees to cancel an aggregate of 57,331 stock options. Employees that elected to cancel their stock options were granted severance agreements for three, six or nine months of their base salary (under certain conditions). On August 11, 2025, the Company entered into stock option cancellation agreements with Board members and certain officers of the Company to cancel an aggregate of 177,652 stock options. The Company's Board members included Mr. Walter Klemp, Chairman of the Board; Ms. Lori Bisson, Executive Vice Chairman of the Board; and Mr. Chris Capelli, Director, respectively, and included amounts of 8,773; 65,542; and 3,750, respectively. The Company's officers included Mr. Brad Hauser, Chief Executive Officer and President; Mr. Landy Toth, Chief Technology Officer; Mr. Robert Schwartz, Chief Medical Officer; and Mr. Trent Smith, Chief Financial Officer, respectively, and included amounts of 45,000; 8,773; 13,159; and 32,655, respectively. Mr. Hauser was granted three months of his base salary, in addition to the twelve months of his base salary per his July 17, 2024 employment agreement. Mr. Toth and Mr. Schwartz were granted severance agreements that amounted to nine months of their base salary. Mr. Smith was granted three months of his base salary, in addition to the nine months of his base salary per his July 24, 2023 employment agreement.

2,500,000 Shares of Common Stock Issuable

PROSPECTUS

________________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Autonomix Medical, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”). All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
SEC Registration fee	417.20
Legal fees and expenses	65,000.00
Accounting fees and expenses	25,000.00
Transfer Agent’s fees	5,000.00
Miscellaneous fees and expenses	5,000.00
Total	100,417.20

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant’s amended and restated certificate of incorporation requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under the Registrant’s amended and restated certificate of incorporation, in certain circumstances, the Registrant shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide for additional indemnification protections, which form of agreement has been filed as an exhibit to this registration statement.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

In March 2023, the Company completed a common stock offering in which the Company sold 16,875 shares of common stock for net proceeds of $675,000.

From April to June 2023, the Company completed a common stock offering, in which the Company sold 71,001 shares of common stock for gross proceeds of $2,840,000.

During the year ended March 31, 2024 and prior to the Company’s initial public offering, the Company issued the following unregistered securities: i) $2.0 million in unsecured, non-interest bearing convertible promissory notes (the Notes) and accompanying warrants (the Bridge Financing Warrants). The Notes provided that, on the closing date of the IPO, the outstanding principal would be automatically converted into common stock at the conversion price of $40.00. Each dollar in principal amount of Notes purchased were accompanied by a five-year Bridge Financing Warrant to purchase approximately 0.0125 shares of common stock with an exercise price of $20.00 per share; and ii) 1,750 shares of restricted stock for a consultant for purposes of providing business advisory services.

On July 7, 2023, the Company entered into a Termination Agreement with the Licensee in exchange for the issuance, upon the closing of the Company’s IPO within one year of the agreement’s execution, of a warrant to purchase shares of the Company for a variable number of shares based on a value of $8.0 million. Upon the closing of the Company’s IPO on January 29, 2024, the Company issued the licensee a warrant to purchase 80,000 shares, which were issued at an assumed valuation of $100.00 per share for a fixed value of $8.0 million. The warrants are exercisable at a price of $0.02 per share and may be exercised any time after the issuance date, subject to a beneficial ownership limitation, and expire five years from the original issuance.

On September 1, 2023, the Company issued a warrant to purchase 1,000 shares of common stock to a consultant providing investor relation advisory services.

On June 17, 2024, the Company entered into an employment agreement with Brad Hauser. Pursuant to the agreement, Mr. Hauser was granted a ten-year option (the “Inducement Options”) to purchase 45,000 shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the employment agreement. The Inducement Options were granted outside of the Company’s 2023 Stock Plan as an inducement material to Mr. Hauser’s entering into employment with the Company in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4).

On July 10, 2024, we entered into a license agreement (the “Agreement”) with RF Innovations, Inc. (“RFI”), a privately held medical technology company, to license products utilizing RFI’s intellectual property related to its Apex 6 Radiofrequency Generator (the “Licensed Products”). The Apex 6 Generator is a United States Food and Drug Administration (“FDA”) cleared ablation technology designed to lesion neural tissue for pain management in the peripheral nervous system. Pursuant to the Agreement, RFI granted us a perpetual non-exclusive worldwide royalty free fully paid license related to the Licensed Products, provided that the license did not include the right to sell certain products to customers for the treatment of spine pain. In connection with the Agreement, we issued RFI 12,500 unregistered shares of our common stock as consideration for the license. The Agreement provides RFI the right to terminate the license if we breach any representation, warranty or covenant contained in the Agreement, subject to any relevant cure periods, or if we are subject to a bankruptcy or insolvency event.

On December 17, 2024, we granted a new employee a ten-year option (the “Inducement Options”) to purchase 19,500 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment. The option vests in four equal annual installments (or 4,875 shares each installment) on each of the succeeding four anniversary dates of the execution of the date of employment, provided the employee is employed by us on each vesting date.

On March 17, 2025, we granted a new employee a ten-year option (the “Inducement Options”) to purchase 7,500 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment. The option vests in four equal annual installments (or 1,875 shares each installment) on each of the succeeding four anniversary dates of the execution of the date of employment, provided the employee is employed by us on each vesting date.

On April 17, 2025, we granted a new employee a ten-year option (the “Inducement Options”) to purchase 5,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date of the employment. The option vests in four equal annual installments (or 1,250 shares each installment) on each of the succeeding four anniversary dates of the execution of the date of employment, provided the employee is employed by us on each vesting date.

On July 21, 2025, we entered into a warrant exercise inducement offer letter (the "Inducement Letter") with the holders of certain existing warrants to purchase up to 1,477,596 shares of common stock (the "Existing Warrants"). Pursuant to the Inducement Letter, we agreed to reduce the exercise price of the Existing Warrants to $1.723 per share, and the holders agreed: (i) to exercise Existing Warrants to purchase 855,000 shares of common stock; and (ii) to prepay $1.722 per share of the reduced exercise price for Existing Warrants to purchase 622,596 shares of common stock in consideration of the Company further reducing the exercise price of such Existing Warrants to purchase 622,596 shares of common stock to $0.001 per share with an exercise term of 5.5 years. In consideration of the foregoing, we agreed to issue the holders new warrants to purchase up to a number of shares of common stock equal to 100% of the number of shares of common stock underlying the Existing Warrants, comprised of new Series B warrants to purchase up to 1,477,596 shares of common stock at $1.723 per share with an exercise term of 5.5 years from the initial exercise date. In addition, we issued 88,656 placement agent warrants at $2.6707 per share with an exercise term of 5 years.

On August 25, 2025, we entered into a purchase agreement (the “Purchase Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park committed to purchase up to $15.0 million in shares of common stock, subject to satisfaction of the conditions and certain limitations contained in the Purchase Agreement. In connection with entering into the Purchase Agreement, on August 25, 2025, we issued 261,932 shares of common stock to Lincoln Park in consideration for its commitment to purchase shares of common stock under the Purchase Agreement from time to time at our direction.

The three Inducement Options above were granted outside of our 2023 Stock Plan as an inducement material to the employee entering into employment with us in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). All the remaining securities were issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering, and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Index

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Autonomix Medical, Inc. (incorporated by reference from exhibit 2.1 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

3.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Autonomix Medical, Inc., filed with the Secretary of State of the State of Delaware (incorporated by reference from exhibit 3.1 of the Form 8-K filed October 28, 2024)

3.3	Amended and Restated Bylaws of Autonomix Medical, Inc. (incorporated by reference from exhibit 2.2 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

4.1	Form of Warrant Agreement issued in SAFE offering (incorporated by reference from exhibit 3.1 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

4.2	Form of Selling Agent Warrant (incorporated by reference from exhibit 3.2 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

4.3	Form of Pre-Funded Warrant issued in November 2024 offering (incorporated by reference from exhibit 4.1 of the Form 8-K filed November 25, 2024)

4.4	Form of Series A Warrant issued in November 2024 offering (incorporated by reference from exhibit 4.2 of the Form 8-K filed November 25, 2024)

4.5	Form of Representative’s Warrant issued in November 2024 offering (incorporated by reference from exhibit 4.4 of the Form 8-K filed November 25, 2024)

4.6	Warrant Agency Agreement, dated November 22, 2024, with Equity Stock Transfer, LLC (incorporated by reference from exhibit 4.3 of the Form 8-K filed November 25, 2024)

4.7	Form of Series B Warrant issued in July 2025 warrant inducement transaction (incorporated by reference from exhibit 4.1 of the Form 8-K filed July 22, 2025)

4.8	Form of Placement Agent Warrant issued in July 2025 warrant inducement transaction (incorporated by reference from exhibit 4.8 of the Form S-1 file number 333-289741)

5.1*	Opinion of ArentFox Schiff LLP

10.1**	Employment Letter dated January 4, 2022 between the Company and Robert Schwartz (incorporated by reference from exhibit 6.1 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.2**

Amended and Restated Consulting Agreement effective January 4, 2022 between the Company and Landy Toth (incorporated by reference from exhibit 6.2 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.3**	Employment Agreement between the Company and Lori Bisson dated June 30, 2023 (incorporated by reference from exhibit 6.3 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.4**	Employment Agreement between the Company and Trent Smith dated July 24, 2023 (incorporated by reference from exhibit 6.4 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.5**	Autonomix Medical, Inc. 2023 Stock Plan, as amended and restated (incorporated by reference from exhibit 6.5 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.6	Form of Indemnification Agreement with Executive Officers and Directors of the Company (incorporated by reference from exhibit 6.6 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.7

Form of Lock-Up Agreement to be entered into between the Company and its officers and directors (incorporated by reference from exhibit 6.7 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.8+

Exclusive License Agreement dated December 21, 2021 between Autonomix Medical, Inc. and Impulse Medical, Inc. (incorporated by reference from exhibit 6.8 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.9

Exclusive License Termination Agreement dated July 7, 2023 between Autonomix Medical, Inc. and Impulse Medical, Inc. (incorporated by reference from exhibit 6.9 of the Form 1-A POS, file number 024-12296, filed January 19, 2024)

10.10**	Employment Agreement between Brad Hauser and Autonomix Medical, Inc. dated June 17, 2024. (incorporated by reference from exhibit 10.1 of the Form 8-K filed June 17, 2024)

10.11**	Employment Agreement between Lori Bisson and Autonomix Medical, Inc. dated June 17, 2024. (incorporated by reference from exhibit 10.2 of the Form 8-K filed June 17, 2024)

10.12	License Agreement between Autonomix Medical, Inc. and RF Innovations, Inc. (incorporated by reference from exhibit 10.1 of the Form 8-K filed July 15, 2024)

10.13**	Non-Employee Director Compensation Plan (incorporated by reference from exhibit 10.2 of the Form 10-Q filed November 8, 2024)

10.14	Underwriting Agreement, dated November 22, 2024, with Ladenburg Thalmann & Co. Inc. (incorporated by reference from exhibit 1.1 of the Form 8-K filed November 25, 2024)

10.15

At Market Issuance Sales Agreement, dated February 28, 2025, by and between Autonomix Medical, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference from exhibit 1.1 of the Form 8-K filed February 28, 2025)

10.16	Form of Inducement Letter Agreement (incorporated by reference from exhibit 10.1 of the Form 8-K filed July 22, 2025)

10.17 +	Purchase Agreement, dated August 25, 2025, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference from exhibit 10.1 of the Form 8-K filed August 26, 2025)

10.18	Registration Rights Agreement, dated August 25, 2025, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference from exhibit 10.2 of the Form 8-K filed August 26, 2025).

23.1*	Consent of Forvis Mazars, LLP

24.1	Power of Attorney (included on the signature page)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107*	Filing Fee Schedule

*	Filed herewith.

**	Denotes a management contract or compensatory plan or arrangement.

+	Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on September 23, 2025.

AUTONOMIX MEDICAL, INC. (Registrant)

By:	/s/ Brad Hauser
Brad Hauser
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad Hauser and Trent Smith, and each and either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Date: September 23, 2025	By:	/s/ Brad Hauser
Brad Hauser Chief Executive Officer and President (Principal Executive Officer)

Date: September 23, 2025		/s/ Trent Smith
Trent Smith Chief Financial Officer (Principal Financial and Accounting Officer)

Date: September 23, 2025		/s/ Walter Klemp
Walter Klemp Executive Chairman of the Board of Directors

Date: September 23, 2025		/s/ Lori Bisson
Lori Bisson Executive Vice Chairman of the Board of Directors

Date: September 23, 2025		/s/ Jonathan Foster
Jonathan Foster Director

Date: September 23, 2025		/s/ David Robins
David Robins Director

Date: September 23, 2025		/s/ Christopher Capelli
Christopher Capelli Director